QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on October 3, 2001

Registration No. 333-58120

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
Under the Securities Act of 1933

PEAK6 CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	6211	36-4430685
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

209 South LaSalle Street, Suite 200
Chicago, Illinois 60604
(312) 362-2401
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jeffrey S. Lillien
General Counsel
209 South LaSalle Street, Suite 200
Chicago, Illinois 60604, (312) 362-2401
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence D. Levin, Esq.	Joseph A. Hall, Esq.
Wesley G. Nissen, Esq.	Davis Polk & Wardwell
Adam R. Klein, Esq.	450 Lexington Avenue
Katten Muchin Zavis	New York, New York 10017
525 West Monroe Street	(212) 450-4000
Chicago, Illinois 60661
(312) 902-5200

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, $0.01 par value	4,600,000	$20.00	$92,000,000	$23,000

(1)
Includes 600,000 shares which may be sold pursuant to the underwriters' over-allotment option.
(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of Regulation C under the Securities Act of 1933.

(3)
$17,500 of this fee was previously paid.

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED OCTOBER 3, 2001

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

4,000,000 Shares

Common Stock

    This is an initial public offering of common stock by PEAK6 Corporation. We are selling 4,000,000 shares of our common stock. We estimate that the initial public offering price will be between $18.00 and $20.00 per share.

    Prior to this offering, there has been no public market for our common stock. We have applied to list our common stock on the New York Stock Exchange under the symbol PSX.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to PEAK6, before expenses	$	$

    We have granted the underwriters an option for a period of 30 days to purchase up to 600,000 additional shares of our common stock.

Investing in our common stock involves a high degree of risk.
See "Risk Factors" beginning on page 7.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

JPMorgan

Robertson Stephens

Raymond James

             , 2001

PROSPECTUS SUMMARY

    This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and the consolidated financial statements, before making an investment decision.

PEAK6 Corporation

Our Company

    We make markets in exchange-listed equity options. As a market maker, we provide prices to both sides of the market at which we are prepared to buy and sell a wide variety of equity options. In contrast to traditional equity options market makers, which operate primarily on the floors of option exchanges, we derive the majority of our revenues from market-making transactions initiated from our offices and we execute these transactions primarily for institutions. This approach, which we refer to as off-floor market making, allows us to generate a more expansive and diversified inventory of equity options and equity securities in a greater number of companies with significantly fewer trading personnel than a traditional floor-based market maker. Our proprietary software enables us to effectively manage this inventory with a consistent and disciplined approach to risk and to identify new market-making opportunities on a real-time basis.

    The volume of equity option transactions has increased dramatically in recent years due to a variety of factors, including growth in volume and liquidity of underlying equity securities, increasing sophistication of institutional investors who use options to hedge their positions or enhance their returns, an increasing number of individual investors entering the market, and the increased issuance of equity options by corporations, including in conjunction with stock buyback programs. As a result of these and other trends, the trading volume of U.S. exchange-listed equity options, as reported by the Options Clearing Corporation, has increased rapidly to 672.9 million contracts in 2000 from 174.4 million contracts in 1995, representing a compound annual growth rate of 31.0%. Furthermore, the trading volume of U.S. exchange-listed equity options increased by 16% to 500.0 million contracts during the first eight months of 2001 from 431.7 million contracts in the comparable period in 2000, despite a reduction in share trading volume in the general U.S. equity markets over this period.

    Since our inception in 1997, we have been able to increasingly leverage our proprietary technology to trade a greater volume of equity option contracts. During 2000, we traded approximately 2.8 million equity option contracts, which represented a 258% increase over the approximately 775,000 equity option contracts we traded in 1999. As a result, our market share of U.S. exchange-listed equity option contracts, based on total U.S. volume information reported by the Options Clearing Corporation, increased from 0.17% in 1999 to 0.41% in 2000. During the first eight months of 2001, our market share continued to increase to 0.74% of U.S. exchange-listed equity option contracts for the period. Our net revenues and pre-tax income have also grown steadily from $8.1 million and $5.5 million, respectively, in 1998, our first full year of operations, to $80.4 million and $51.8 million in 2000. In addition, we believe our proprietary technology has helped us to realize a strong historical consistency in our trading profitability. In 49 out of the 51 months from our inception until September 2001, we have achieved a net gain on securities transactions.

    In addition to utilizing technology in our market-making transactions, we believe our disciplined approach to risk management has also contributed to the consistency of our historical profitability. For the substantial majority of our equity option positions, we manage market risk by entering into an offsetting position in the underlying equity security, a related option contract or a combination of other related securities. This risk management process enables us to isolate price movements in equity options based on changes in the volatility of the underlying equity securities as opposed to taking a point of view as to the price direction of any particular equity security. Using our proprietary software within the framework of our disciplined approach to risk management, we assess the relative magnitude of volatilities in the marketplace and use this information to identify profit opportunities and make markets in equity options in a timely manner.

    We believe the liquidity generated by our market-making activities benefits our counterparties and their customers. Our counterparties consist of brokerage firms and other securities market professionals, and their customers typically include financial institutions, corporations, high net worth individuals and retail investors. These counterparties focus primarily on providing a wide variety of investment services and typically not on making markets in equity options. To satisfy customer demand for liquidity, there is a need for market makers like us that manage a broad inventory of equity options using technology, capital and personnel.

    We engage in off-floor market-making activities from our office in Chicago, Illinois and on-floor market-making activities from the floor of the Chicago Board Options Exchange, Inc., or CBOE. We create liquidity in our off-floor market-making activities by identifying the demand for specific equity options and proactively demonstrating our willingness to purchase or sell equity options to satisfy that particular demand. Our inventory included options on equity securities of approximately 1,900 companies across various industries in 2000 and approximately 1,850 companies across various industries during the first six months of 2001. We create liquidity in our on-floor market-making activities by acting as a specialist, also known as a designated primary market maker, or DPM, for options on equity securities of 19 companies. To date, we have primarily engaged in transactions involving U.S. exchange-listed equity options. Since June 2000, we have been engaging in limited market-making activities in European exchange-listed equity options from our office in London, England. During the first six months of 2001, we derived approximately 85.5%, 13.4%, and 1.1% of our total net revenues from our off-floor, on-floor and European market-making operations, respectively.

    We derive revenues in our market-making activities from net gains and losses on securities transactions and from interest and dividend income. We generate gains and losses when we sell or buy equity options and equity securities to dispose of long or short positions in our inventory. For example, in the case of a long position, we generate gains when we sell an equity option or equity security at a price that is higher than the price at which we originally bought it, and we generate losses when we sell an equity option or equity security at a price that is lower than the price at which we originally bought it. In the case of a short position, we generate gains when we repurchase an equity option or equity security at a price that is lower than the price at which we originally sold it, and we generate losses when we repurchase an equity option or equity security at a price that is greater than the price at which we originally sold it. We also generate gains and losses when we adjust the value of the securities in our inventory and the value of securities we have sold but not yet purchased to reflect current market prices, which we do on a daily basis. We generate interest income when we receive interest on balances with our clearing brokers resulting from short positions in equity securities and we receive dividend income when dividends are paid on equity securities in which we hold long positions.

Our Advantage

    We compete in our market based on the following strengths:

  •
  Ability to Provide Enhanced Liquidity. Many market makers are focused primarily on capturing the spread between the bid and the ask price on order flow routed to exchanges and do not typically have the technology, capital and personnel to develop and manage a broad equity option inventory. As a result, they are often unable to provide liquidity for large orders or for equity options that are not heavily traded. Unlike these market makers that only trade a limited universe of equity options on the floor of an exchange, we have developed software that allows us to manage a broad inventory of equity options that meets the needs of customers of our counterparties. Our software also allows us to provide liquidity for a wide array of equity options, including options for equity securities that historically have not been heavily traded.

  •
  Proprietary Technology. To better service market demand, we have developed software and maintain a database that allows us to monitor on a real-time basis substantially all U.S. exchange-listed equity options, which we estimate are approximately 500,000 in number. From this pool, we identify opportunities and execute transactions, while managing our overall risk.

  •
  Disciplined Risk Management System. We have a risk management system consisting of policies, procedures and proprietary software that helps us monitor, evaluate and manage the risk inherent in our business while balancing our ability to profit from our market-making activities against our exposure to potential losses.

  •
  Seasoned Management. Each of our three most senior executives, Mr. Matthew Hulsizer, Ms. Jennifer Makowiec and Mr. Michael Rothkopf, have spent their entire careers building successful options businesses. Prior to PEAK6, all three were employed by O'Connor & Associates, a firm that is widely regarded as one of the early pioneers in the equity derivatives industry and that was subsequently purchased by Swiss Bank Corporation in December 1993. At Swiss Bank, our executives were integral parts of a large options floor trading business, as well as key participants in the development of Swiss Bank's over-the-counter equity options business, which was recognized as being one of the leading service providers of equity derivatives by many corporations and publications.

  •
  Employee Training and Culture. We provide our employees with ongoing training through our in-house education programs. We also foster a cooperative environment where employees at all levels work together. We reinforce our employees' commitment to teamwork by compensating them based primarily upon firm-wide performance.

General Corporate Information

    Our firm was formed in 1997 as PEAK6 Investments, L.P., a Delaware limited partnership. Immediately before the consummation of this offering, we will reorganize into a newly formed Delaware corporation named PEAK6 Corporation. We operate our business through two wholly-owned subsidiaries: PEAK6 Capital Management LLC, a Delaware limited liability company that is a U.S. registered broker-dealer, and PEAK6 Europe Limited, a United Kingdom company. In May 2001, we formed PEAK6 Cayman Islands Limited for the purpose of engaging in over-the-counter equity derivative transactions in the future. PEAK6 Cayman Islands currently is inactive.

Where to Contact Us

    Our principal executive offices are located at 209 South LaSalle Street, Suite 200, Chicago, Illinois 60604, and our telephone number is (312) 362-2401. Our Web site is located at http://www.PEAK6.com. The information on our Web site is not a part of this prospectus.

THE OFFERING

Common stock offered by us	4,000,000 shares
Common stock to be outstanding after this offering	20,000,000 shares
Use of proceeds	We intend to use the net proceeds as capital to expand our market-making activities and for general corporate purposes, including further investment in proprietary software and technology.
Proposed New York Stock Exchange symbol	PSX

    The number of shares of common stock to be outstanding after this offering assumes an initial public offering price of $19.00 per share and excludes 4,000,000 shares of common stock authorized for issuance under our equity compensation plan, of which 3,000,000 shares will be issuable upon the exercise of options that we will grant on the date of this prospectus at an exercise price equal to the offering price. See "Management—PEAK6 Corporation 2001 Omnibus Equity Compensation Plan."

    Unless otherwise indicated:

  •
  all share amounts and financial information presented in this prospectus assume that the underwriters do not exercise their over-allotment option; and

  •
  the information in this prospectus, other than historical information, gives effect to our conversion from a limited partnership to a corporation, which will take place immediately before we consummate this offering.

Summary Consolidated Financial and Other Data

    The following table presents our summary consolidated financial data. We derived the summary consolidated financial data for the three years ended December 31, 2000 from our audited consolidated financial statements which are included in this prospectus. We derived the summary consolidated financial data for the period ended December 31, 1997 from our audited consolidated financial statements for that period which are not included in this prospectus. We derived the summary consolidated financial data for the six months ended June 30, 2000 and 2001 and as of June 30, 2001 from our unaudited interim consolidated financial statements which are included in this prospectus. We derived the unaudited pro forma financial information for the year ended December 31, 2000 and for the six months ended, and as of, June 30, 2001 from our unaudited pro forma consolidated financial statements which are included in this prospectus. Our management believes that the unaudited interim consolidated financial statements contain all adjustments, consisting of normal recurring adjustments, needed to present fairly the information included in these statements. Our results of operations for the six months ended June 30, 2001 are not necessarily indicative of the results we may achieve for the entire year. You should read the following information along with "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes, each of which is included in this prospectus.

					Six Months Ended June 30,
		Year Ended December 31,
	Period from July 23, 1997 to December 31, 1997
		1998	1999	2000	2000	2001
					(unaudited)
	(in thousands, except per share data, shares outstanding and other data)
Statement of Income Data:
Revenues:
Net gains and losses on securities transactions	$2,234	$7,141	$14,523	$76,759	$34,038	$27,829
Net interest and dividend income (expense)(1)	26	994	(27)	3,367	(361)	3,572
Other income	5	11	38	255	73	318

Total net revenues	2,265	8,146	14,534	80,381	33,750	31,719
Total expenses	668	2,623	5,690	28,589	13,008	15,012

Income before income taxes(2)	$1,597	$5,523	$8,844	$51,792	$20,742	$16,707

Unaudited Pro Forma Statement of Income Data:
Pro forma net income(3)				$30,715		$9,844
Pro forma net income per share, as adjusted — basic and diluted(3)(4)				$1.54		$0.49
Pro forma weighted average shares outstanding, as adjusted — basic and diluted(4)				20,000,000		20,000,000

		Year Ended December 31,			Six Months Ended June 30,
	Period from July 23, 1997 to December 31, 1997
		1998	1999	2000	2000		2001
					(unaudited)
Other Data:
Pre-tax return on average partners' equity		89.0%	78.0%	136.3%	177.6%	(5)	48.5%	(5)
Pro forma return on average pro forma equity				106.6%	123.3%	(5)	44.5	%(5)
Transaction volume:
Equity option contracts		654,603	775,547	2,833,940	1,101,970		2,875,340
Equity securities (shares)		34,791,820	54,841,993	242,416,686	71,889,677		199,033,313
	June 30, 2001
	Actual	Pro Forma(6)	Pro Forma As Adjusted (6)(7)
	(unaudited, in thousands)
Statement of Financial Condition Data:
Securities owned	$391,155	$391,155	$391,155
Total assets	635,879	607,098	676,578
Securities sold, not yet purchased	551,594	551,594	551,594
Total liabilities	559,384	559,384	559,384
Total partners'/stockholders' equity	76,495	47,714	117,194

(1)
Represents interest and dividend income, net of interest and dividend expense.

(2)
Because we have operated historically as a limited partnership, we have had no income tax liability to date.

(3)
Gives effect to adjustments that reflect our conversion from a limited partnership to a corporation and reflects estimated corporate income taxes of $20.5 million that would have been recorded if we had been a corporation for the year ended December 31, 2000 and of $6.6 million that would have been recorded if we had been a corporation for the six months ended June 30, 2001. Also gives effect to adjustments to compensation and benefits to reflect that we will pay to Matthew Hulsizer, Jennifer Makowiec and Michael Rothkopf, each of whom will serve as an executive officer of PEAK6 Corporation, an annual base salary of $200,000. The unaudited pro forma information does not reflect the payment or accrual of incentive compensation to these individuals, which, in the opinion of management, would have aggregated $4.5 million in 2000 and $537,000 for the first six months of 2001. Prior to the offering, we operated as PEAK6 Investments, L.P., a limited partnership, and as members of PEAK6 LLC, which is the general partner of the limited partnership, Mr. Hulsizer, Ms. Makowiec and Mr. Rothkopf did not receive an annual base salary or incentive compensation.

(4)
Reflects our sale of 4,000,000 shares of common stock in this offering.

(5)
Annualized—six months' income multiplied by two, with the sum then divided by the average equity balance for the period.

(6)
Reflects distributions we anticipate making to Matthew Hulsizer, Jennifer Makowiec and Michael Rothkopf, the members of PEAK6 LLC, which is the general partner of PEAK6 Investments, L.P., prior to the consummation of this offering. These distributions will be used by these individuals to repay loans they received from PEAK6 Investments, L.P. with respect to their interests in the general partner's capital account primarily to enable them to make federal and state income tax payments resulting from our earnings as a limited partnership, including our earnings in 2000 and the first six months of 2001. As a result, there will be no loans outstanding to these individuals after the completion of this offering. We also expect to make distributions to these individuals prior to the consummation of this offering to enable them to make estimated federal and state income tax payments resulting from our earnings as a limited partnership in the third and fourth quarters of 2001 up to the date of our reorganization.

(7)
Reflects our sale of 4,000,000 shares of common stock at an assumed initial public offering price of $19.00 per share and the estimated net proceeds from this offering, after deducting estimated underwriting discounts and commissions and offering expenses we will pay.

RISK FACTORS

    You should carefully consider the risks described below before making an investment decision. If any of the following circumstances described in these risk factors occurs, our business, financial condition or results of operations could be materially adversely affected. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We may experience significant losses on securities transactions due to fluctuations in market prices of equity options and equity securities.

    We derive our revenues by purchasing, holding and selling equity options and equity securities. These activities expose our capital to significant risks when the prices of equity securities, including securities underlying equity options, increase and decrease. In any period, we may experience significant losses on securities transactions due to price fluctuations that result in a decline in the value of our long positions, or securities we own, or increased costs to cover short positions, or securities we have borrowed, sold and expect to repurchase. These losses could have a material adverse effect on our revenues and materially reduce, or even eliminate, our available capital.

Our hedging transactions may not prevent us from incurring losses.

    We enter into offsetting transactions in related instruments from which we expect to earn revenues or hedge our exposure to risk. If the value of our positions changes in a direction or manner that we have failed to protect against with our hedging transactions or if the instruments used in our hedging transactions are not as "related" as we think they are, we might create an imperfect hedge. Also, we may not be able to maintain a short position in a stock, in which case the hedge is eliminated. In any of these cases, we may realize significant losses on securities transactions. We may also incur losses in equity option transactions that are not offset by changes in the value of the underlying securities. Therefore, although hedging transactions are sometimes perceived as conservative, they do not guarantee that we will avoid losses.

Short-selling carries risks that may expose us to losses.

    When we sell any security that we have borrowed but do not yet own, we are subject to the risk of unexpected increases in the price of that security as a result of unanticipated levels of demand from other sellers who have similarly sold a borrowed security and need to cover their position. These price increases can result from other factors as well. We may be forced to cover a short position at a price higher than our sale price and, if interest earned on the proceeds of the short sale is insufficient to offset the price differential, we will record a loss. Because there is no limit to how high a price a security will sell for, a short sale involves the unlimited risk of increase in the market price of the securities involved. Additional risks we may encounter if we make or seek to make short sales include:

  •
  we may have difficulty in covering a short sale of an illiquid security, which could force us to close the transaction at a loss;

  •
  rules of the SEC and the NASD regarding the circumstances under which short sales may be made may prevent us from making a short sale that we need to hedge a transaction; and

  •
  if a lender calls in a loaned security after it has increased in price, we could be required to cover at a higher price, which could result in a loss.

The leverage involved in establishing a position in equity options may cause us to incur substantial losses on securities transactions in the event of even a relatively minor price fluctuation.

    Transactions in equity options are inherently substantially leveraged. This is because a relatively small dollar amount enables us to achieve a considerably larger exposure to the security underlying the option. For any equity option we purchase, we typically finance approximately 85% of the purchase price from the proceeds of securities we have sold, but not yet purchased or from borrowings from our clearing broker. As a result, we may incur significant losses on securities transactions due to a relatively small movement in the price of securities. These losses, if extensive, could cause us to be undercapitalized for the purpose of regulatory net capital requirements. Accordingly, these losses could have a material adverse effect on our revenues and materially reduce, or even eliminate, our available capital.

If our market-making activities are concentrated in securities of companies engaged in a specific industry or in specific index securities, fluctuations in market prices of equity options and equity securities may result in higher losses than would occur if our positions and activities were less concentrated.

    From time to time, 15% or more of the capital deployed in our market-making activities may be invested in securities of companies engaged in a specific industry or in specific index securities. These concentrations may result in more substantial losses on securities transactions from price fluctuations than would occur if our market-making activities were less concentrated. These losses could have a material adverse effect on our revenues and materially reduce, or even eliminate, our available capital.

Our revenues and the growth of our capital base may be adversely affected by declines in transaction volumes in the U.S. equity option market.

    During recent years, the U.S. equity market has contributed to a substantial inflow of new funds to the U.S. equity option market. A decline in cash flows into the U.S. equity market or a slowdown in investment activity by mutual funds and other institutional and retail investors, including pursuant to the current economic slowdown, may cause a decline in transaction volumes in the U.S. equity option market. As a market-making firm, our business is materially affected by transaction volumes in the U.S. equity option market. Higher market volumes typically provide greater opportunities to engage in revenue-generating transactions. Therefore, a decline in transaction volumes may adversely affect our profit opportunities, reducing our revenues and the rate of growth of our capital.

We may experience significant losses on securities transactions due to declines in liquidity in the equity option market.

    If there is no liquid secondary market for an option contract we hold, we may not be able to close out our position prior to its expiration or exercise and may have to purchase or sell the underlying security, make or receive a cash settlement or meet ongoing margin requirements. An illiquid secondary market could be caused by a number of factors, including a thin trading market in the particular security, severe market unrest and trading suspensions. This may result in significant losses on securities transactions. These losses could have a material adverse effect on our revenues and materially reduce, or even eliminate, our available capital. A reduction in the level of liquidity in the equity option market in general would reduce our transaction volume and, therefore, adversely affect our profit opportunities, reducing our revenues and the rate of growth of our capital.

We may experience lower average revenue per option contract and increased brokerage, clearing and exchange fees if there are widespread decreases in the prices of equity securities.

    Equity option contracts are generally structured so that one contract represents the right to purchase or sell 100 shares of the underlying equity security at a specified price per share, commonly referred to as the strike price, up until the expiration of the option contract. The notional amount of an option contract is the amount of money that a holder of an option contract must pay to exercise the contract and can be calculated by multiplying the strike price per share by 100. When the value of an underlying equity security decreases, the dollar amount of any gains or losses realized on trading that security will be proportionately lower given the same percentage movement in the price of the security. As a result, during periods where there are widespread decreases in the prices of equity securities, market-makers generally have to trade a larger number of option contracts in order to realize a similar amount of overall revenue. However, the absolute volume of option contracts in the marketplace is limited by the supply and demand for these option contracts by investors. Therefore, unless we are able to increase our market share during those periods of decreasing prices of equity securities and trade enough additional option contracts to offset the lower average revenue per contract, we may experience significant declines in our net revenues.

    In addition, we pay fixed fees to broker-dealers to execute transactions in exchange-listed equity options and equity securities, along with fees to clearing firms to process and clear these transactions. As a general matter, the amount that these brokers charge per transaction is a fixed rate per share, regardless of the price of the option or security. Because of this fixed fee structure, our profitability per contract tends to decline as the notional amount of contracts declines in periods where there are widespread decreases in the prices of equity securities. Furthermore, as our volume of option contracts traded increase, we may incur greater brokerage and commission expenses because these fees are generally tied to the number of contracts we trade and are typically set as a fixed dollar amount per contract.

Our quarterly operating results may fluctuate significantly, which may cause volatility in the market price of our common stock and make our future performance difficult to predict.

    Our revenues may fluctuate significantly in the future from quarter to quarter based on various factors, including factors relating to the securities market that are outside our control. These factors include:

  •
  general market conditions, including market volume and market liquidity;

  •
  the volume of our market-making activities;

  •
  the value of our positions;

  •
  our ability to manage market risks;

  •
  the development of proprietary software; and

  •
  the addition or loss of employees, or their ability to perform.

For example, we have typically experienced slower growth or a decrease in revenues in the third quarter of each year, earning only 20.2% and 18.2% of net revenues for the year in the third quarter of 1999 and 2000, respectively. We believe this is due largely to lower transaction volumes in the securities market during the summer months. We expect a similar quarterly downturn in the third quarter of 2001. Fluctuations in our quarterly results may cause volatility in the market price of our common stock. In addition, because of these fluctuations, period-to-period comparisons of our revenues and operating results are not necessarily meaningful and are not reliable indicators of our future performance.

We may be required to limit the extent of our market-making activities to comply with our minimum capital requirements imposed by the SEC.

    The volume of our market-making activities at any given time may be affected by the minimum net capital requirements imposed by the SEC on all broker-dealers, as well as our own risk management procedures with respect to the amount of risk capital that we have deployed relative to our capital base. The amount of risk capital we have deployed, commonly referred to as our "haircut", is calculated each night by our clearing broker by aggregating the minimum amount of capital required to support each of our positions (as per SEC rules) after simulating the impact on the value of each such position by assuming a specified percentage change in the price of each security. In general, the SEC defines net capital as net worth, meaning assets minus liabilities, plus qualifying subordinated borrowings and discretionary liabilities, less mandatory deductions that result from excluding assets that are not readily convertible into cash and from valuing other assets conservatively, and less the required haircut. As our haircut requirement increases, if all other things are equal, our net capital position will decrease. As a result, if our net capital position approaches a level near the SEC minimum requirements, we may be forced to change market-making strategies or lower the value of option positions in our inventory by liquidating certain positions.

    For our own risk management purposes, on a daily basis we measure our haircut as a percentage of our capital base, which we define as net capital before haircut deductions. We refer to this percentage as our "haircut capital ratio". Our haircut capital ratio at any given time can affect the extent to which we are willing to continue to manage the inventory of securities in our portfolio under various types of market conditions. In general, we strive to maintain our haircut capital ratio within ranges that are consistent with our risk management procedures at any given time. Historically, our haircut capital ratio has varied significantly from month to month based on a number of factors, including, for example, the following:

  •
  our haircut and thus our haircut capital ratio tends to increase just prior to option expiration day in any given month;

  •
  a sudden reduction in value of our inventory of securities based on market conditions usually causes haircut and thus our haircut capital ratio to increase;

  •
  changing market-making strategies have from time to time required greater haircuts, thus increasing our haircut capital ratio; and

  •
  a withdrawal of capital from the company will cause our minimum net capital before haircut to decrease and therefore our haircut capital ratio to increase.

    If we exceed our targeted ranges for our haircut capital ratio at any point in time, we may determine that it is prudent to liquidate inventory, which may cause us to sell securities at a loss and eliminate our opportunity to realize additional revenue from these liquidated positions. Furthermore, we cannot predict whether future market conditions will affect the liquidity of any particular equity option contract or equity security that we may be trying to sell, or in the case of a short position, trying to repurchase, as a result of a decision to liquidate inventory. If liquidity is affected adversely, our ability to liquidate transactions at any particular time may become more difficult or may only be possible under unfavorable economic terms.

We may need additional capital in the future, which may be unavailable to us, and we may not be able to obtain short-term financing from our clearing brokers.

    Our business depends on the availability of adequate capital. Historically, we have satisfied our need for capital from internally generated funds and short-term borrowings from our clearing brokers. We may need to raise additional funds from time to time to:

  •
  increase the capital available to us for our long inventory positions or to collateralize our short inventory positions;

  •
  support our expansion into new revenue opportunities;

  •
  acquire complementary businesses or new technologies; or

  •
  respond to unanticipated capital requirements.

Additional financing may not be available when needed or on terms favorable to us. If we are unable to obtain additional financing when needed, on favorable terms or at all, or if we are unable to access short-term financing from our clearing brokers, this inability to access capital may adversely affect our ability to develop and manage our inventory, prevent us from taking advantage of business opportunities or require us to liquidate securities positions. Generally, we pledge securities to our clearing brokers to secure financing. Our clearing brokers may liquidate positions if necessary to repay our borrowings. Future market volatility or uncertainty may reduce the liquidity in the equity options market. In that case, we may be unable to sell some securities positions, or we may have to sell securities positions at depressed prices.

If we are unable to identify and take advantage of profit opportunities and opportunities to hedge our positions in the equity option market, our revenues may be materially adversely affected.

    Our market-making activities require us to continually monitor and analyze market activity, price movements, individual transactions, our positions and a wide range of other information regarding market demand for particular equity options. We may fail to identify and take advantage of profit opportunities and opportunities to hedge our positions. This may be due to flaws in our overall strategy to identify these opportunities or our inability to implement that strategy. We maintain positions in hundreds of securities at any given point in time and the information we monitor and analyze often fluctuates throughout each day. As a result, our employees may fail to recognize profit or hedging opportunities in a timely manner or at all. For example, we may fail to exercise an option prior to the distribution of a dividend on the underlying security. We may also fail to protect against all future price fluctuations in our hedging transactions or the degree of correlation between related instruments in our hedging transactions may not be what we anticipated. These failures could have an adverse effect on our revenues.

Our risk management policies and procedures may not be effective, which would leave us exposed to unidentified or unexpected risks.

    Our policies and procedures to identify, monitor and manage risk may not be fully effective. The effectiveness of our risk management policies and procedures depends on our ability to:

  •
  set appropriate risk limits for each employee who engages in securities transactions and for the firm as a whole;

  •
  identify actual and potential risk;

  •
  execute transactions;

  •
  monitor our risk levels; and

  •
  enforce our risk limits.

Our judgment of what constitutes a risk and what risk limits are appropriate is based on our use of observed historical market behavior, transaction patterns and correlations. However, past experience does not enable us to protect against and account for all possible movements in the market prices of equity options and equity securities, or changes in transaction volumes and liquidity. For example, we may have positions in securities of companies that are involved in special situations, including corporate activities such as mergers and acquisitions. These securities tend to be more volatile, which volatility may be increased by disparities in information. Changes in the securities market that we do not anticipate will occur in the future and may cause instability in the financial markets and substantial losses on securities transactions for us. These changes could be driven by a variety of circumstances outside of our control, including large-scale financial failures, war, the response of the United States and other countries to terrorism, any further terrorist attacks, civil unrest, natural disasters, power outages and other unforeseen events. The losses could result in sudden material declines in revenues and declines in our capital base.

    Our risk management also depends upon the evaluation of information regarding markets, companies and our inventory positions that our proprietary software collects and organizes. Decisions we make on the basis of information that is not accurate, complete, up-to-date or properly evaluated, may be flawed and subject us to undue risk. In addition, if we are unable to continuously monitor risk levels for the firm as a whole and for individual employees who engage in securities transactions, we may be unable to effectively manage our risk or avoid significant losses on securities transactions.

Our success depends on our ability to accurately process and record our transactions, and any failure to do so could subject us to losses on securities transactions.

    Our market-making activities require us to accurately evaluate, account for, process and record a large number of transactions on a daily basis. We rely on our staff to operate and maintain our information and communications systems properly. Therefore, our evaluation, recording and processing of transactions is subject to human errors. Any failure or delay in evaluating, accounting for, recording or processing transactions could impair our ability to identify profit opportunities and execute transactions to benefit from them. It could also result in decisions by us to undertake transactions based on inaccurate or incomplete information. This could cause substantial losses on securities transactions for us. These failures or losses could have a material adverse effect on our revenues and materially reduce, or even eliminate, our available capital.

We may experience substantial losses on securities transactions if our computer or communications systems fail.

    Our market-making activities, including our risk management, depend on the integrity and performance of the computer and communications systems supporting them. Extraordinary transaction volume, hardware or software failure, power or telecommunications failure or a natural disaster could cause our computer systems to operate at an unacceptably slow speed or even fail. In the past, we have experienced occasional difficulties with the performance of our systems. For example, in June 2000, our data router went down, which caused us to be without trading data for approximately one hour. Also, in March 2001, one of our data lines went down prior to the start of trading for approximately one hour, which had it not been fixed prior to the market opening, may have impacted our ability to trade. Further, during abnormally high volumes of market activity, our systems generally operate more slowly due to increased network traffic. Any significant degradation or failure of the systems we use to gather and analyze information, enter transaction orders, process data, monitor risk levels and otherwise manage our inventory may result in substantial losses on securities transactions for us, liability to other parties, lost profit opportunities, damage to our reputation, increased operational expenses and diversion of technical resources. These factors could have a material adverse effect on our revenues and materially reduce, or even eliminate, our available capital.

    Our off-floor operations, from which we generate most of our revenues, are presently located at a single facility in Chicago, Illinois. Therefore, any system slowdowns or failures that disrupt our operations at, or limit our access to, this facility could materially impair our off-floor market-making activities. In addition, our backup plan may not fully protect us in the event of significant system failures. For example, we have an informal arrangement to use a secondary site to manage inventory and risk in the event that our primary office is unavailable. This secondary site, however, will not accommodate enough employees to allow us to conduct our business to the same extent as we conduct our business from our primary office. In addition, the informal agreement for this site could be terminated at any time by the primary occupant of the site. We are also in the process of establishing alternative back-up facilities to protect our operations in the event that this secondary back-up is unavailable. We cannot guarantee, however, that we will be successful in making satisfactory arrangements that will provide us with the level of back-up systems that we believe to be necessary and appropriate in order to protect the operation of our business.

If we, or third parties on which we depend, fail to upgrade computer and communications systems, our business, results of operations and financial condition could be harmed.

    The development of complex communications and new technologies, including Internet-based technologies, may render the existing computer and communication systems supporting our market-making activities obsolete. In addition, these computer and communications systems must be compatible with those of third parties, such as systems of exchanges and clearing firms. As a result, if these third parties upgrade their systems, to continue effectively conducting our market-making activities, we will need to make corresponding upgrades. Our future success will depend on our ability to respond to changing technologies on a timely and cost-effective basis. We may not be successful in upgrading our computer and communications systems on a timely or cost-effective basis. Our failure to do so could have a material adverse effect on our business.

    In addition, we are dependent on the continuing development of technological advances by the U.S. options exchanges, including the CBOE, a process over which we have no control. If the U.S. options exchanges, for any reason, are unable to continue their technological development, their ability to grow, to manage their trading volumes or to attract new listings could be adversely affected. This could adversely affect our ability to identify market-making opportunities, execute transactions, minimize risk and grow our business.

We depend on the reliable performance of the computer or communications systems of third parties, such as our clearing brokers and securities exchanges, and we may experience substantial losses on securities transactions if they fail.

    We depend on the proper and timely function of complex computer and communications systems maintained and operated by or for the Options Clearing Corporation, or OCC, which acts as a central clearing organization for all transactions in U.S. exchange-listed options, the Options Price Reporting Authority, which reports all transactions in U.S. exchange-listed options, the securities exchanges, our clearing brokers and other data providers. Failures or inadequate or slow performance of any of these systems could adversely affect our ability to complete transactions, including our ability to close out positions, and result in lost profit opportunities and significant losses on securities transactions for us. This could have a material adverse effect on our revenues and materially reduce, or even eliminate, our available capital. For example, unavailability of price quotations from third parties may make it difficult or impossible for us to use some of our proprietary software that we rely upon to make markets. Unavailability of records from one of our clearing or brokerage firms can make it difficult or impossible for us to accurately determine which transactions have been executed, which options have been exercised or the details, including price and time, of any transaction executed or exercised. This unavailability of information also may make it difficult or impossible for us to reconcile our records of transactions with those of another party or to accomplish settlement of executed transactions.

    The destruction of the World Trade Center on September 11, 2001 has heightened all of these concerns. This catastrophic event resulted in a suspension of trading on U.S. securities exchanges for four business days and caused significant operating problems for many firms in the securities business upon which we rely. As a result of the suspension of trading, we suffered the loss of potential revenue that we might have realized for these four business days. Any subsequent event of a similar nature could result in significant operational problems and monetary losses.

If we are unable to obtain third party software on a timely and reliable basis, our ability to manage inventory and risk could be hindered.

    We rely on third parties to provide some of the software necessary for our business. For example, we have entered into a software license and services agreement for automated order execution software and risk management and trading analytics software that we use to conduct our market-making activities. If we lose our relationship with any of these entities, we will need to find another third party to provide similar software on commercially reasonable terms and integrate that software into our systems. During this potentially time-consuming and costly process, we may not be able to access critical information, including information that is vital for us to effectively monitor established risk limits. We also license generally available software packages. These applications may fail to provide reliable service or the providers may fail to provide necessary maintenance. If any of these circumstances occurs, our ability to manage inventory and risk could be hindered.

If third parties whose software we use fail to enhance or upgrade their software to respond to technological developments in the industry, or if we have difficulty integrating enhancements or upgrades into our systems, our ability to manage inventory and risk could be hindered.

    To effectively service market demand, we rely on third parties that provide some of the sofware necessary to conduct our market-making activities to enhance their current software, develop new software on a timely and cost-effective basis, and respond to emerging industry standards and other technological changes. If, in the future, enhancements or upgrades of third party software cannot be integrated with our technologies, or if the technologies on which we rely fail to respond to industry standards or technological changes, we may be required to redesign our systems. Software products may contain defects or errors, especially when first introduced or when new versions or enhancements are released. The inability of third parties to supply us with enhanced or upgraded software or systems on a reliable, timely basis could harm our ability to identify market-making opportunities, execute transactions, minimize risk and grow our business.

If we experience problems with or lose our clearing brokers, our business could be harmed.

    First Options Chicago, Inc., which clears our transactions in the United States, and Spear Leeds & Kellogg, which clears our transactions in Europe, carry all our accounts. Both are subsidiaries of Goldman, Sachs & Co. We have no control over their operations. If these clearing brokers experience severe financial difficulties, improperly handle our funds or securities, or do not accurately clear our trades, we may incur losses on securities transactions or lose profit opportunities. During the first six months of 2001, First Options cleared over 97% of our options transactions and approximately 90% of our equity securities transactions. First Options therefore holds a substantial portion of our assets at any point in time. If First Options is unable or unwilling to clear our transactions, we may not be able to find another clearing broker that is able to deliver a similar quality of service to replace First Options on a timely basis and on terms acceptable to us. This would significantly impair our ability to conduct our business. We may also incur substantial costs and delays in integrating our systems with those of a new clearing broker, which could harm our operating results.

We have little experience or expertise in evaluating the creditworthiness of third parties with whom we enter into transactions, and they may default on their obligations.

    Third parties that owe us money, securities or other assets may not perform their obligations to us. These parties include the OCC, as the intermediary between us and our counterparties in exchange-listed equity option transactions, clearing brokers, securities exchanges and other financial intermediaries, and companies that issue securities. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. Default risk may arise from events or circumstances that are difficult to detect, including fraud. In addition, we have little experience or expertise in evaluating the creditworthiness of other parties. The failure of third parties to perform their obligations may disrupt our business or cause us to incur losses on securities transactions. These risks will be exacerbated if we commence trading in the over-the-counter equity options market because, without the OCC as intermediary, we will be directly exposed to the risk of default by counterparties.

Misconduct or errors by our employees could harm us.

    There have been a number of highly publicized cases involving fraud or other misconduct by employees in the securities industry in recent years. We run the risk that employee misconduct could occur. Misconduct by employees could include effecting transactions that exceed authorized risk limits or present unacceptable risks or concealing unauthorized or unsuccessful activities. If this misconduct occurs, it may result in unknown and unmanaged risks or losses for us. Employee misconduct also could involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious damage to our reputation or financial harm. We may not be able to deter employee misconduct and the precautions we take to prevent and detect this activity may not be effective in all cases. Transactions in securities are also subject to employee error. These errors may result from carelessness by our employees or inadequate instruction, supervision or training.

If we are unable to attract and retain qualified employees, our ability to conduct and grow our business may be adversely affected.

    Our future success and growth depends on our ability to attract and retain employees that fit into our culture, which values attention to detail, creativity, adaptability and teamwork. We believe there is intense competition for the limited pool of qualified personnel that meets these criteria. If we are unable to attract qualified personnel, our ability to expand our activities to handle increased transaction volumes will be diminished. As of August 31, 2001, we employed only 20 employees who engage in securities transactions on a daily basis, each of whom executes transactions in a significant number of options contracts per day. Therefore, if we lose one of these employees, our revenues may decline until we recruit and train a replacement. We invest significant resources in the training of our employees before they are allowed to engage in transactions. We may not realize a return on that investment if an employee leaves shortly before or after completing our initial training program. This may have a material adverse effect on our ability to conduct and grow our business.

We may face competition from our employees, which may have a material adverse effect on our business.

    We are subject to the risk that our employees, including members of our management, may use their knowledge of our business to directly or indirectly compete with us during, or after the termination of, their employment with us. In competing with us, our employees could usurp profit opportunities from us, or compete in other ways that could have a material adverse effect on our revenues and materially reduce our capital.

Our business may be harmed significantly if we lose the services of Matthew Hulsizer, Jennifer Makowiec or Michael Rothkopf, or if the working relationships among our management team deteriorate.

    Our management team consists of a very small number of people. As a result, each member of management plays a critical role in our business, and the working relationships among the people on our management team will affect our ability to conduct and grow our business. We maintain key person life insurance on Matthew Hulsizer, Jennifer Makowiec and Michael Rothkopf, but it will not adequately compensate us for the loss of any of these individuals. Because we do not have employment agreements with any of them, they may terminate their employment with us at any time without notice. The loss of the services of Mr. Hulsizer, Ms. Makowiec or Mr. Rothkopf, or failure of our management to function effectively as a team, may have an adverse effect on our ability to manage our operations, expand our business activities, maintain a cohesive culture and manage our inventory.

We began our market-making activities in 1997 and do not expect to continue the rates of revenue growth we have experienced in the early stages of our development.

    We began our market-making activities in 1997 and do not expect to sustain our historical revenue growth rates. While the principal purpose of this offering is to provide more permanent capital to support our growth, we may not be able to use the proceeds of this offering to effectively continue the growth of revenues from our market-making activities. As we grow in size and move beyond the early stages of our growth as a firm, we expect to realize a decreasing marginal benefit from the deployment of more capital and the use of more proprietary software and other resources. We expect our off-floor market-making activities to continue to account for most of our revenues for the foreseeable future. Our growth prospects in this area will depend on:

  •
  continued growth in the volume of equity option transactions and the number of equity options and equity securities listed on securities exchanges;

  •
  our ability to respond to regulatory and technological changes;

  •
  our ability to respond to changing market demands;

  •
  our ability to successfully market ourselves to brokerage firms and other financial institutions and meet the needs of their customers; and

  •
  our ability to identify and take advantage of opportunities to profitably increase our inventory.

Growth in the volume of equity option transactions may not necessarily result in growth in our revenues from those transactions because our revenues depend upon both the volume of transactions and the value of each transaction.

We may have difficulty managing our growth, which may result in operating inefficiencies and lost profit opportunities.

    We may not be able to manage our growth on a timely or cost effective basis or accurately predict the timing or rate of this growth. Our current senior management has limited experience managing a rapidly growing enterprise. The substantial growth in our market-making activities and the number of our employees since our inception in 1997 has placed a significant strain on our management and operations, and we expect it to continue to do so in the near future.

    We are, and will continue to be, highly dependent on the effective and reliable operation of our communications and information systems. In the past, we have experienced occasional difficulties with the performance of our systems. Therefore, we believe that our current and anticipated growth will require us to continue implementing new and enhanced computer and communications systems, expanding and upgrading our data processing software and training our personnel to utilize these systems and software. Our growth has also required, and will continue to require, that we increase our investment in management personnel, financial and management systems and controls and office facilities. For example, in the first quarter of 2001, we expanded our offices in Chicago, Illinois and in the third quarter of 2001, we hired our chief financial officer. In addition, the scope of procedures for assuring compliance with applicable rules and regulations and our risk management policies and procedures has changed as the size and complexity of our business has changed. If we fail to manage these and other growth requirements successfully, we may experience operating inefficiencies and lost profit opportunities. In addition, the increased costs associated with our expected growth may not be offset by corresponding increases in our revenues, which would decrease our operating margins.

Third parties may infringe or otherwise violate our intellectual property rights or assert that we have infringed or otherwise violated their intellectual property rights, which may result in significant costs and divert management's attention.

    Third parties may obtain and use our intellectual property or technology, including our software, tradename and logo, without our permission. Any unauthorized use of our proprietary software and other technology could adversely affect our competitive advantage. Proprietary software and other technology are becoming increasingly easy to duplicate, particularly as employees with proprietary knowledge leave us. We may have difficulty monitoring unauthorized uses of our proprietary software and other technology. The precautions we have taken, including requiring all employees to enter into confidentiality agreements and copyrighting of software, may not prevent misappropriation or infringement of our proprietary software and other technology. Also, third parties may independently develop proprietary software and other technology similar to ours or claim that we have violated their intellectual property rights, including their copyrights, trademark rights, tradenames, trade secrets and patent rights. As a result, we may have to litigate in the future to:

  •
  protect our trade secrets;

  •
  determine the validity and scope of other parties' proprietary rights;

  •
  defend ourselves against claims that we have infringed or otherwise violated other parties' rights; or

  •
  defend ourselves against claims that our rights are invalid.

Any litigation, even if we are successful and regardless of the merits, may result in significant costs, divert our resources from our business, or require us to change our trademarks, tradenames, proprietary software and other technology or enter into royalty or licensing agreements.

As a designated primary market maker on the CBOE, we may be required to make unprofitable trades or to refrain from making profitable trades.

    We are a specialist, also known as a designated primary market maker, or DPM, on the CBOE. As a DPM, we are required to maintain a liquid, fair and orderly market in certain equity option listings. These obligations may require us to engage in transactions that adversely affect our profitability or to refrain from engaging in transactions for our own account in circumstances in which it may be to our advantage to engage in transactions. For example, we may be required to buy or sell equity option contracts to support an orderly market when sellers outnumber buyers or buyers outnumber sellers. Also, as a DPM, we generally may not engage in transactions for our account when there is a fair and orderly market of public buyers and public sellers and may not engage in any transactions for our own account until we have filled all public orders. Because we may be required to engage in transactions under some unfavorable conditions and refrain from engaging in transactions under some favorable conditions to maintain a liquid, fair and orderly market, we are subject to a high degree of risk in our role as a DPM.

A substantial majority of our revenues and profits from our DPM business on the CBOE is concentrated in options for equity securities of one particular company and our operating results could be adversely affected if we cease to be a DPM for that company.

    Approximately 94.0% of the revenues generated by our DPM operations on the CBOE and approximately 12.6% of our total revenues in the first six months of 2001, resulted from our trading activity in equity options for Juniper Networks, Inc. We expect that equity options for Juniper Networks will continue to account for a majority of the revenues and profits from our DPM operations in the near future. If transaction volumes in options for equity securities of Juniper Networks, or transaction volumes in equity securities of Juniper Networks, decrease, or if we lose the DPM responsibility for Juniper Networks, including as a result of a merger or similar corporate transaction involving Juniper Networks, or if Juniper Networks enters bankruptcy, our operating results could be adversely affected.

Risks inherent in conducting business in international markets may limit our ability to expand internationally or affect our profitability.

    In June 2000, we began engaging in market-making activities in several European countries from our office in London, England. European exchanges currently lack the structural and technological sophistication of U.S. exchanges and are not as widely utilized by the professional and institutional trading community as the U.S. exchanges. As a result, they typically experience low trading volumes in equity options. As these and other foreign exchanges mature, we expect to expand our business within these, and to other, international markets. We may experience difficulties in staffing and supervising foreign operations. In addition, fluctuations in currency exchange rates, including possible currency devaluations, may adversely affect the value of assets we hold. Any of the above could hinder our ability to expand internationally or adversely affect the profitability of our operations.

Our growth or profitability may be impaired, and our business may suffer, if we do not successfully address risks associated with possible future acquisitions.

    In the future, we may acquire other companies or technologies. We have never completed an acquisition and may not accurately evaluate possible candidates for acquisition. If we acquire other companies or technologies we may be vulnerable to the following risks:

  •
  difficulties in integrating acquired operations, technologies and personnel with our existing market-making activities, our proprietary software and our securities transaction and software development personnel;

  •
  difficulties in meeting operating expectations for acquired businesses and technologies;

  •
  failure to obtain required regulatory approvals, including from government regulators or self-regulating organizations that govern the operations of any company we acquire;

  •
  disruption of our market-making activities;

  •
  errors or missed opportunities resulting from inexperience in new business areas;

  •
  diversion of management's attention from other business concerns, including risk management;

  •
  adverse impact on earnings of write-offs of acquired goodwill and amortization or write-offs of other intangible assets;

  •
  issuances of equity securities, which may be dilutive to existing stockholders, to pay for acquisitions; and

  •
  potential loss of key employees and/or customers of acquired companies.

The occurrence of one or more of these risks could adversely affect our profitability or hinder our ability to successfully conduct or expand our operations.

We may not be successful, or may be substantially delayed, in our efforts to further expand our market-making activities in warrants and equity index options and to subsequently include convertible preferred stock, over-the-counter equity options and possibly futures.

    To date, our market-making activities have been primarily limited to transactions involving exchange-listed equity options. We have also begun to effect transactions in warrants and equity index options, and plan to begin effecting transactions in convertible preferred stock, all of which are subject to unique risks, including settlement and counterparty risks.

    As part of our long-term strategy, we also intend to expand our market-making activities to include over-the-counter equity options and possibly futures. These transactions will subject us to new risks and, in the case of futures, new regulatory requirements. For example, over-the-counter equity option transactions are entered into directly between counterparties, without the credit risk protection of the OCC. Therefore, transactions in over-the-counter equity options will:

  •
  require us to demonstrate greater creditworthiness;

  •
  require us to maintain greater capital; and

  •
  directly subject us to risk of nonperformance by our counterparties.

We may not be able to effectively evaluate the creditworthiness of our counterparties in over-the-counter transactions. Further, in addition to the risks associated with exchange-listed equity options, equity options traded over-the-counter have fewer market makers, no central source for prices, transfer limitations and lower transaction volumes, resulting in comparatively greater price volatility than exchange-listed equity options.

Risks Related to Our Industry

We face intense competition, which may increase our costs or reduce our revenues.

    We derive our revenues from market-making activities. The market for these services is rapidly evolving and intensely competitive. We expect competition to continue and intensify in the future. We face competition from many firms varying in size and strategy, some of which have greater capital and resources than we do. We may not be able to compete effectively with current or future competitors. We may incur increasing costs competing for market opportunities and, if we are unable to compete successfully for market opportunities, our revenues may be reduced. We also expect that increasing competition will reduce the availability of profit opportunities and reduce transaction margins in the equity option market. This would reduce the gains we can realize from equity option transactions.

    In the United States, large financial institutions represent a significant group of our competitors. Some of these financial institutions have recently shown interest in penetrating the equity option market and in some cases they have acquired one of our competitors. In addition, our current and potential competitors have established or may establish other cooperative relationships or may consolidate to enhance their services and products. These combinations may acquire significant market share and may possess greater financial and operating resources than we do.

We operate under extensive government regulation, which increases our costs and limits our discretion in conducting our business.

    The securities industry is subject to extensive regulation both in the United States and abroad. In the United States, the SEC, securities exchanges, including the CBOE, other self-regulatory organizations, commonly called SROs, and state securities commissions, regulate us. Outside the United States, we are subject to regulation by securities regulatory authorities and exchanges in the countries in which we do business. If we fail to comply with these laws, rules or regulations, which are strictly enforced, we could be suspended, censured or fined, receive a cease and desist order or have limitations imposed on our business activities. Also, we or any of our officers or associated persons could be subject to suspension or revocation of registration by the SEC and suspension or expulsion by other regulatory bodies. If we, or any of our officers or associated persons, suffer any of these consequences, our ability to conduct our business could be materially adversely affected. In a worst-case situation, we could ultimately be required to liquidate our business.

    We operate under regulation concerning several aspects of our business, including:

  •
  sales methods;

  •
  trading practices;

  •
  capital structure;

  •
  record-keeping and reporting;

  •
  financing of purchases and short sales of securities; and

  •
  conduct of directors, officers and employees.

    As we expand our market-making activities, we may become subject to additional laws, rules or regulations that further increase our costs and further limit our discretion.

The SEC regulations that apply to our business are not focused on protecting your interests as holders of our common stock, but on the interests of our counterparties in the markets in which we operate.

    In our business activities, we are subject to regulation and oversight by the SEC. However, this regulation and oversight, under the Securities Exchange Act of 1934, is focused on safeguarding the integrity of the securities and other financial markets and on protecting the interests of our counterparties and their customers participating in those markets, not on protecting the interests of our stockholders. This is different from the kind of regulation that an investment company, such as a mutual fund, would be subject to under the Investment Company Act of 1940, which is focused on protecting the interest of investors in investment companies. Because we are not subject to regulation as an investment company, you will not benefit from the protections of the Investment Company Act. You will, however, benefit from the provisions of the Securities Exchange Act of 1934 that impose ongoing reporting requirements on us and from the provisions of the Securities Act of 1933 that set forth disclosure requirements for securities offerings.

Legal and regulatory requirements of foreign countries and securities exchanges may limit our ability to expand internationally or affect our profitability.

    In June 2000, we began engaging in market-making activities in several European countries from our office in London, England. If we determine that the legal and business requirements applicable to any other international markets including emerging markets would make it possible to implement our business model effectively, we may expand our business to those markets. The compliance requirements of these different countries may limit our ability to expand internationally and the costs of compliance may affect our profitability. Many foreign countries have extensive laws and regulations governing the securities industry. In some of these countries, the laws and regulations are evolving and we may have difficulty determining their exact requirements. We may not be able to obtain the necessary regulatory approvals to expand internationally or, if we obtain the approvals, we may not be able to continue to comply with those laws and regulations. Some of the foreign securities exchanges on which we conduct transactions may require different margin, exercise, settlement or expiration procedures from those on U.S. securities exchanges. In some of these foreign markets, many of the protections provided in U.S. exchange transactions are not available, which may expose us to significant losses on securities transactions. For example, they may not have daily price fluctuation limits so market movements may continue to an unlimited extent. We also face the risk that exchange controls or other restrictions imposed by foreign governmental authorities may restrict our ability to convert local currency into U.S. dollars or other currencies, or to take those dollars or other currencies out of those countries.

We must meet regulatory capital requirements, which may affect our ability to expand or maintain our business or to withdraw capital from our subsidiaries.

    The SEC, the CBOE and various other regulatory agencies have stringent rules with respect to the maintenance of minimum levels of regulatory capital by securities brokers. These rules include the SEC's uniform net capital rules and are designed to measure the general financial integrity and liquidity of a broker-dealer. We conduct our market-making activities in the United States through PEAK6 Capital Management LLC, our wholly-owned subsidiary, which is a broker-dealer registered with the SEC. If we fail to maintain the required regulatory capital, we may be subject to suspension or revocation of registration or membership. An unusually large charge against regulatory capital may adversely affect our ability to expand or even maintain our present level of business activity. In addition, the regulatory capital rules may limit our operations, which require the intensive use of capital, or restrict our ability to withdraw capital from our regulated subsidiaries. Any limitation on our ability to withdraw capital may limit our ability to pay cash dividends, repay debt or repurchase shares of our outstanding common stock.

Regulatory limits and actions may reduce the liquidity in the equity option market, which may result in significant losses on securities transactions for us.

    As a result of various limits established by exchanges and the inherent limits of the facilities of exchanges and/or the OCC, there may not be a liquid secondary market for an option contract we hold when we wish to close out our position prior to its expiration or exercise. These limits include:

  •
  restrictions imposed by exchanges on opening transactions or closing transactions or both;

  •
  restrictions imposed by exchanges limiting the maximum number of positions on the same side of the market and limits on the maximum net long or net short position;

  •
  restrictions imposed by an exchange on the amount of fluctuation in the price of the underlying security during a single trading day;

  •
  trading halts, suspensions or other restrictions imposed with respect to particular equity options;

  •
  interruption of normal operations on an exchange due to unusual or unforeseen circumstances;

  •
  the inadequacy of the facilities of an exchange or the OCC to at all times handle current volume and process options transactions; and

  •
  the decision of an exchange to discontinue the trading of equity options, or a particular class or series of equity options, for economic or other reasons.

Changes in the equity option industry leading to greater transparency in prices of equity options listed on multiple exchanges could adversely affect our profit opportunities and, therefore, our revenues.

    The SEC has authorized the implementation of a plan that would link options trading on multiple exchanges, including all U.S. domestic equity options exchanges. One consequence of this plan would be to reduce or eliminate disparity among prices for the same equity option listed on different exchanges. This and other changes in the industry that lead to greater transparency in prices of equity options could adversely affect our ability to profit from disparities in the price of an option across different exchanges, thereby reducing our revenues. In addition, the imposition of option linkage rules by the SEC may result in the diversion of some of the business conducted by us as a DPM on the floor of the CBOE to market makers on the floors of other exchanges.

Changes in legislation or regulations, including regulatory capital requirements, may affect our ability to conduct our business or reduce our profitability.

    The regulatory environment in which we operate may change. The SEC, other U.S. or foreign governmental regulatory authorities, securities exchanges, including the CBOE, or other SROs, may adopt new or revised regulations which would affect our business. Changes in the interpretation or enforcement of existing laws and rules by those entities also may affect our business. For example, a change in the regulatory capital rules, a change in their interpretation or the imposition of new rules may limit our operations, which require the intensive use of capital, or restrict our ability to withdraw capital from our regulated subsidiaries. These and other possible regulatory changes may affect our ability to conduct our business or reduce our profitability. In addition, our market-making activities do not currently expose us to transaction taxes. However, governmental authorities have from time to time proposed taxes on transactions in equity options and equity securities. The imposition of any transaction taxes may significantly reduce the profitability of our market-making activities.

Because all of our transactions in the United States are currently executed on exchanges, if market structures change so that order flow is diverted away from the exchanges, our business may be adversely affected.

    We currently rely on exchanges for the execution of all our option trades in the United States. If the current options market structure in the United States changes, order flow may be diverted away from the exchanges to other liquidity sources, including alternative trading systems such as electronic platforms. We may be unable to adapt to such alternative trading systems, have difficulty making our systems compatible, and be unable to upgrade our information and communication systems on a timely or cost-effective basis, or at all. As a result, we may be unable to meet market demand, respond to competitive pressures and obtain liquidity, which would negatively affect our transaction volume and profits. In addition, through a process known as internalization, some broker-dealers act as the counterparties to their customers instead of executing these orders in the traditional manner on the exchanges. If this process becomes widespread, it would adversely affect our profit opportunities and reduce our revenues. Furthermore, as a DPM on the CBOE, we currently have rights to execute certain order flow. If this order flow is diverted to an alternative trading system or to a different exchange, our business would be adversely affected.

Our margins in our DPM business on the CBOE are decreasing due to increasing competition and industry changes.

    Competition in the equity options industry is intensifying and margins for member firms, including DPMs and market makers, on the U.S. options exchange floors are declining. As the spreads between bid and ask prices narrow and the expenses associated with operating on the CBOE increase, our DPM activities may become less profitable. The decline in margins is due to a number of factors, including:

  •
  increased competition among the options exchanges for market share as a result of the multiple listing of equity options;

  •
  the elimination of exchange fees charged to customers, which were transferred to the member firms;

  •
  increased expenses for member firms due to the introduction of payment for order flow;

  •
  increased use of technology and automatic order execution;

  •
  the emergence of online discount brokers;

  •
  increased number and prominence of online investors;

  •
  increased trading volume of institutional investors;

  •
  consolidation among firms in the securities industry;

  •
  new government regulations; and

  •
  trading of equity options in decimals.

In addition, when trading on the CBOE floor, competitive forces often require us to match the quotes other market makers display and to hold varying amounts of equity options in inventory. The need to maintain inventory positions subjects us to a high degree of risk that we will incur losses on on-floor transactions. These losses could have a material adverse effect on our revenues and materially reduce our available capital.

Risks Related to this Offering and Our Common Stock

Our common stock may trade at prices below the initial public offering price.

    The market price of our common stock after this offering may vary significantly from the initial public offering price in response to the risk factors described in this section and to the following factors, some of which are beyond our control:

  •
  changes in general economic, market or regulatory conditions and broad market fluctuations;

  •
  the perceived prospects of our firm and the securities industry in general after the offering;

  •
  quarterly variations in our financial and operating results or differences between our actual financial and operating results and those expected by investors and analysts; and

  •
  changes in analysts' recommendations or projections.

As a result, you may be unable to sell your common stock at or above the initial public offering price.

An active trading market in our common stock may not develop or continue.

    Before this offering, no public market has existed for our common stock. We have applied to have our common stock listed on the New York Stock Exchange. That listing does not, however, ensure that an active trading market for our common stock will develop and continue after the offering. Moreover, only 20% of our common stock outstanding immediately after this offering will be covered by this registration statement and, therefore, freely tradeable. This may hinder the development of an active trading market in our common stock.

Matthew Hulsizer and Jennifer Makowiec can control matters requiring stockholder approval because they beneficially own a large percentage of our common stock, and they may vote this common stock in ways with which you do not agree.

    Upon completion of this offering, Matthew Hulsizer and Jennifer Makowiec will beneficially own, in the aggregate, approximately 64% of the outstanding shares of our common stock. As a result, they will have the ability to exercise substantial control over our affairs and corporate actions requiring stockholder approval, including the election of directors, a sale of substantially all our assets, a merger with another entity or an amendment to our certificate of incorporation. The ownership position of these stockholders could delay, deter or prevent a change in control and could adversely affect the price that investors might be willing to pay in the future for shares of our common stock. These stockholders may use their ownership position to approve or take actions that are adverse to your interests.

The net proceeds of this offering may be allocated in ways with which you may disagree.

    Our management will have significant flexibility in applying the net proceeds of our sale of shares in this offering. For example, our management has not decided how much of the proceeds it intends to apply to each of the purposes identified under "Use of Proceeds."Our management need not specifically allocate the net proceeds to any investment or transaction. You will have to rely on the judgment of our management and may disagree with their decisions as to the application of these proceeds.

Provisions of our certificate of incorporation and bylaws and Delaware law could deter takeover attempts that may offer you a premium, which could adversely affect the market price of our common stock.

    Provisions of our certificate of incorporation, our bylaws and Delaware law make acquiring control of PEAK6 Corporation without the support of our board of directors difficult for a third party, even if the change of control would be beneficial to you. The existence of these provisions may deprive you of an opportunity to sell your shares at a premium over prevailing prices. The potential inability of our stockholders to obtain a control premium could adversely affect the market price for our common stock. For example, our certificate of incorporation provides that the board of directors will be divided into three classes as nearly equal in size as possible with staggered three-year terms. This classification of the board of directors has the effect of making it more difficult for stockholders to change the composition of the board of directors. In addition, our certificate of incorporation authorizes our board of directors to issue up to 20,000,000 shares of "blank check" preferred stock. This means that, without stockholder approval, the board of directors has the authority to attach special rights to this preferred stock, including voting and dividend rights. With these rights, preferred stockholders could make it more difficult for a third party to acquire us. Some provisions of Delaware law may also discourage, delay or prevent a change in control of PEAK6 Corporation. See "Description of Capital Stock—Delaware Anti-takeover Law" for more detailed information on these provisions.

The price of our common stock may decline if a large number of shares of our common stock are sold after this offering or there is a perception that these sales may occur.

    After completion of this offering, there will be 20,000,000 shares of our common stock outstanding, of which approximately 64% will be beneficially owned by Matthew Hulsizer and Jennifer Makowiec. Mr. Hulsizer and Ms. Makowiec may sell their shares in the public market from time to time, subject to limitations imposed by federal securities laws and lock-up agreements with the underwriters. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock by them or other stockholders in the market after this offering, or the perception that these sales could occur. These factors could also make it more difficult for us to raise capital through future offerings of our equity securities.

Your ownership interest in us will be diluted if we raise additional capital by selling equity-based securities in the future, and the holders of those securities may have rights superior to yours.

    Any additional capital we raise through the sale of equity-based securities would dilute your ownership percentage in us. In addition, these securities could have rights, preferences and privileges senior to yours as holders of our common stock.

As a new investor, you will incur immediate and substantial dilution in the value of the common stock.

    The estimated initial public offering price of our common stock is substantially higher than the pro forma net tangible book value per share of our outstanding common stock immediately after the offering. If you purchase common stock in this offering, you will incur immediate and substantial dilution of $13.14 per share in the pro forma net tangible book value per share from the price you pay for our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words such as "may," "will," "expect," "anticipate," "believe," "intend," "estimate" and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors, including those described in "Risk Factors" and elsewhere in this prospectus, that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

    You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risks, uncertainties or other factors described in this prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

OUR REORGANIZATION

    We were formed in June 1997 as PEAK6 Investments, L.P., a Delaware limited partnership. The partners in our partnership consist of our general partner, PEAK6 LLC, a Delaware limited liability company, and a number of limited partners. The members of our general partner are Matthew Hulsizer, Jennifer Makowiec, Michael Rothkopf and trusts formed by each of them for the benefit of themselves and their children. In August 1997, we formed PEAK6 Capital Management LLC, a Delaware limited liability company and wholly-owned subsidiary of PEAK6 Investments. PEAK6 Capital Management is the entity through which we conduct all our market-making activities in the United States. In March 2000, we formed PEAK6 Europe Limited, a United Kingdom company and wholly-owned subsidiary of PEAK6 Investments. PEAK6 Europe is the entity through which we conduct all our market-making activities in Europe. In May 2001, we formed PEAK6 Cayman Islands Limited for the purpose of engaging in over-the-counter equity derivative transactions in the future. PEAK6 Cayman Islands currently is inactive.

    Immediately before the consummation of this offering, we will reorganize into a newly formed Delaware corporation named PEAK6 Corporation, with PEAK6 Capital Management, PEAK6 Europe and PEAK6 Cayman Islands as our wholly-owned subsidiaries. Each of the members of our general partner will receive shares of our common stock in exchange for interests in PEAK6 LLC. Each of our limited partners will receive shares of our common stock in exchange for interests in PEAK6 Investments. Assuming an initial public offering price of $19.00 per share, an aggregate of 16,000,000 shares of our common stock will be issued to our general partner and limited partners in connection with the reorganization, representing 80.0% of the shares to be outstanding following this offering. After all the interests in PEAK6 LLC and PEAK6 Investments have been exchanged for shares of our common stock, PEAK6 LLC will be dissolved and PEAK6 Investments will be merged into PEAK6 Corporation. We do not anticipate incurring federal or state income taxes as a result of this reorganization.

    The following chart shows what our ownership structure will be after the reorganization and immediately prior to the consummation of this offering:

USE OF PROCEEDS

    We will receive net proceeds of approximately $69.5 million from the sale of 4,000,000 shares of common stock (and an additional $10.6 million from the sale of 600,000 shares if the underwriters' over-allotment option is exercised in full) at an assumed initial public offering price of $19.00 per share after deducting estimated underwriting discounts and commissions of $5.3 million (and an additional $0.8 million if the underwriters' over-allotment option is exercised in full) and estimated expenses of $1.2 million.

    We are conducting this offering primarily to increase our equity capital, create a public float for our common stock and to facilitate future access by us to public equity markets. We expect to use the net proceeds as additional capital to expand our market-making activities and for general corporate purposes, including to further invest in proprietary software and technology. We may also use a portion of the net proceeds for the acquisition of businesses and technologies that are complementary to ours. We have no current agreements or commitments and are not currently engaged in any negotiations with respect to any acquisition.

DIVIDEND POLICY

    We plan to retain all future earnings to finance the development and growth of our business. Therefore, we do not currently anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination as to the payment of dividends will be at the discretion of our board of directors and will depend on our results of operations, financial condition, capital requirements, regulatory restrictions and other factors our board of directors considers relevant.

CAPITALIZATION

    The following table shows our consolidated capitalization as of June 30, 2001:

  •
  on an actual basis;

  •
  on a pro forma basis to give effect to our conversion from a limited partnership to a corporation, including the provision for corporate income taxes, pro forma compensation expense for base salaries we expect to pay Matthew Hulsizer, Jennifer Makowiec and Michael Rothkopf and distributions we anticipate making to Mr. Hulsizer, Ms. Makowiec and Mr. Rothkopf, as the members of PEAK6 LLC, prior to the consummation of this offering. These distributions will be used by these individuals (1) to repay loans they received with respect to their interest in the general partner's capital account with PEAK6 Investments, L.P. primarily to enable them to make federal and state income tax payments resulting from our earnings as a limited partnership, including our earnings in 2000 and in the first six months of 2001, and (2) to make estimated federal and state income tax payments resulting from our earnings as a limited partnership in the third and fourth quarters of 2001 up to the date of our reorganization; and

  •
  on a pro forma as adjusted basis to give effect to our issuance and sale of 4,000,000 shares of common stock at an assumed initial public offering price of $19.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses.

You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements included elsewhere in this prospectus.

    The table excludes 4,000,000 shares of common stock authorized for issuance under our equity compensation plan, of which 3,000,000 shares will be issuable upon the exercise of options that will be granted on the date of this prospectus at an exercise price equal to the offering price.

	As of June 30, 2001
	Actual	Pro Forma	Pro Forma As Adjusted
	(unaudited) (in thousands, except share amounts)
Short-term debt	$—	$—	$—

Long-term debt	—	—	—

Partners' equity	76,495	—	—
Stockholders' equity:
Common stock, $0.01 par value, 100,000,000 shares authorized and 16,000,000 shares issued and outstanding, pro forma; 100,000,000 shares authorized and 20,000,000 shares issued and outstanding, pro forma as adjusted.	—	160	200
Preferred stock, $0.01 par value, 20,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted.	—	—	—
Additional paid-in-capital	—	47,625	117,065
Retained earnings	—	—	—
Currency translation adjustment	—	(71)	(71)

Total stockholders' equity	—	47,714	117,194

Total capitalization	$76,495	$47,714	$117,194

DILUTION

    Our pro forma net tangible book value as of June 30, 2001 was approximately $47.7 million, or $2.98 per share of common stock. Our net tangible book value is our total assets minus the sum of our liabilities and intangible assets. Our net tangible book value per share is our net tangible book value divided by the total number of shares of common stock outstanding. The pro forma net tangible book value is the net tangible book value after giving effect to our conversion from a limited partnership to a corporation, including anticipated distributions to Mr. Hulsizer, Ms. Makowiec and Mr. Rothkopf, as members of PEAK6 LLC, the general partner of PEAK6 Investments, L.P., prior to the consummation of this offering. These distributions are intended to enable them (1) to repay loans they received with respect to their interest in the general partner's capital account with PEAK6 Investments, L.P. primarily to enable them to make federal and state income tax payments resulting from our earnings as a limited partnership, including our earnings in 2000 and in the first six months of 2001, and (2) to make estimated federal and state income tax payments resulting from our earnings as a limited partnership in the third and fourth quarters of 2001 up to the date of our reorganization.

    After giving effect to the adjustments relating to this offering, our pro forma net tangible book value as of June 30, 2001 would have been approximately $117.2 million, or $5.86 per share of common stock. These adjustments reflect:

  •
  an increase in our total assets to reflect our net proceeds from this offering as described under "Use of Proceeds"; and

  •
  the addition of the 4,000,000 shares of common stock we are offering by this prospectus to the number of shares outstanding.

    The following table shows the increase in pro forma net tangible book value of $2.88 per share to our stockholders existing immediately prior to this offering and the immediate dilution of $13.14 per share to new investors who purchase our common stock in this offering at the assumed initial public offering price of $19.00 per share. This dilution will equal the difference between (1) the price at which we sell each share of our common stock in this offering and (2) the pro forma net tangible book value per share after this offering.

Assumed initial public offering price per share		$19.00
Pro forma net tangible book value per share at June 30, 2001, before giving effect to this offering	$2.98
Increase in pro forma net tangible book value per share attributable to this offering	$2.88

Pro forma net tangible book value per share at June 30, 2001, after giving effect to this offering		5.86

Dilution in pro forma net tangible book value per share to new investors		$13.14

    The following table shows, on a pro forma basis as of June 30, 2001, after giving effect to our conversion from a limited partnership to a corporation, including anticipated distributions to Mr. Hulsizer, Ms. Makowiec and Mr. Rothkopf, as members of PEAK6 LLC, the general partner of PEAK6 Investments, L.P., prior to the consummation of this offering, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by stockholders existing immediately prior to this offering and by new investors who purchase shares of common stock in this offering, assuming an initial public offering price of $19.00 per share and before deducting estimated underwriting discounts and commissions and offering expenses:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	16,000,000	80.0%	$47,714,000	38.6%	$2.98
New investors	4,000,000	20.0%	76,000,000	61.4%	19.00

Total	20,000,000	100.0%	$123,714,000	100.0%

    If the underwriters exercise their over-allotment option in full, the pro forma net tangible book value per share as of June 30, 2001 would have been $6.20 per share, which would result in total dilution to the new investors of $12.80 per share, and the number of shares held by the new investors will increase to 4,600,000, or 22.3% of the total number of shares to be outstanding after this offering.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

    You should read the following selected consolidated financial and other data along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included in this prospectus. We derived the consolidated statement of income data for the three years ended December 31, 2000 and the consolidated statement of financial condition data as of December 31, 1999 and 2000 from our consolidated financial statements, which have been audited by Altschuler, Melvoin and Glasser LLP for the years ended December 31, 1998 and 1999 and Ernst & Young LLP for the year ended December 31, 2000 and are included in this prospectus. We derived the statement of income data for the period ended December 31, 1997 and the statement of financial condition data as of December 31, 1997 and 1998 from our consolidated financial statements, which have been audited by Altschuler, Melvoin and Glasser LLP. These financial statements are not included in this prospectus. We derived the consolidated statement of income data for the six months ended June 30, 2000 and 2001 and the consolidated statement of financial condition data as of June 30, 2001 from our unaudited interim consolidated financial statements included in this prospectus. We derived the unaudited pro forma financial information for the year ended December 31, 2000 and for the six months ended, and as of, June 30, 2001 from our unaudited pro forma consolidated financial statements included in this prospectus. Our management believes that the unaudited interim consolidated financial statements contain all adjustments, consisting of normal recurring adjustments, needed to present fairly the information included in these statements. Our results of operations for the six months ended June 30, 2001 are not necessarily indicative of the results we may achieve for the entire year.

	Period from July 23, 1997 to December 31, 1997	Year Ended December 31,			Six Months Ended June 30,
		1998	1999	2000	2000	2001
					(unaudited)
	(in thousands, except per share data and other data)
Statement of Income Data:
Revenues:
Net gains and losses on securities transactions	$2,234	$7,141	$14,523	$76,759	$34,038	$27,829
Interest and dividend income	378	2,796	3,238	15,717	5,185	9,082
Other income	5	11	38	255	73	318

Total revenues	2,617	9,948	17,799	92,731	39,296	37,229
Interest and dividend expense	352	1,802	3,265	12,350	5,546	5,510

Net revenues	2,265	8,146	14,534	80,381	33,750	31,719
Expenses:
Compensation and benefits	314	1,201	3,158	19,732	9,844	7,164
Brokerage, clearing and exchange fees	250	1,008	1,552	6,484	2,141	6,513
Other operating expenses	104	414	980	2,373	1,023	1,335

Total expenses	668	2,623	5,690	28,589	13,008	15,012

Income before income taxes(1)	$1,597	$5,523	$8,844	$51,792	$20,742	$16,707

	Period from July 23, 1997 to December 31, 1997	Year Ended December 31,
						Six Months Ended June 30,
		1998	1999	2000		2000		2001
						(unaudited)
	(in thousands, except per share data, shares outstanding and other data)
Unaudited Pro Forma Statement of Income Data:
Pro forma net income(2)				$ $	30,715 1.92			$ $	9,844 0.62
Pro forma net income per share—basic and diluted(2)
Pro forma weighted average shares outstanding—basic and diluted					16,000,000				16,000,000
Pro forma net income per share, as adjusted—basic and diluted(3)					$1.54				$0.49
Pro forma weighted average shares outstanding, as adjusted—basic and diluted(3)					20,000,000				20,000,000
Other Data:
Pre-tax return on average partner's equity		89.0%	78.0%		136.3%	177.6%	(4)		48.5%	(4)
Pro forma return on average pro forma equity					106.6%	123.3%	(4)		44.5%	(4)
Transaction volume:
Equity option contracts		654,603	775,547		2,833,940	1,101,970			2,875,340
Equity securities (shares)		34,791,870	58,841,993		242,416,686	71,889,677			199,033,313
	December 31,				June 30,
	1997	1998	1999	2000	2001
				Actual	Actual	Pro Forma(5)
					(unaudited)
	(in thousands)
Statement of Financial Condition Data:
Securities owned	$36,623	$83,966	$259,997	$343,865	$391,155	$391,155
Total assets	39,630	151,089	262,349	718,076	635,879	607,098
Securities sold, not yet purchased	34,466	142,331	234,011	635,841	551,594	551,594
Total liabilities	35,133	143,180	247,589	656,820	559,384	559,384
Total partners'/stockholders' equity	4,497	7,909	14,760	61,256	76,495	47,714

(1)
Because we have operated historically as a limited partnership, we have had no income tax liability to date.

(2)
Gives effect to adjustments that reflect our conversion from a limited partnership to a corporation and reflects estimated corporate income taxes of $20.5 million that would have been recorded if we had been a corporation for the year ended December 31, 2000 and of $6.6 million that would have been recorded if we had been a corporation for the six months ended June 30, 2001. Also gives effect to adjustments to compensation and benefits to reflect that we will pay to Matthew Hulsizer, Jennifer Makowiec and Michael Rothkopf, each of whom will serve as an executive officer of PEAK6 Corporation, an annual base salary of $200,000. The unaudited pro forma information does not reflect the payment or accrual of incentive compensation to these individuals, which, in the opinion of management, would have aggregated $4.5 million in 2000 and $537,000 for the first six months of 2001. Prior to the offering, we operated as PEAK6 Investments, L.P., a limited partnership, and as members of PEAK6 LLC, which is the general partner of the limited partnership, Mr. Hulsizer, Ms. Makowiec and Mr. Rothkopf did not receive an annual base salary or incentive compensation.

(3)
Reflects our sale of 4,000,000 shares of common stock in this offering.

(4)
Annualized—six months' income multiplied by two, with the sum then divided by the average equity balance for the period.

(5)
Reflects distributions we anticipate making to Matthew Hulsizer, Jennifer Makowiec and Michael Rothkopf, the members of PEAK6 LLC, which is the general partner of PEAK6 Investments, L.P., prior to the consummation of this offering. These distributions will be used by these individuals to repay loans they received with respect to their interests in the general partner's capital account primarily to enable them to make federal and state income tax payments resulting from our earnings as a limited partnership, including our earnings in 2000 and in the first six months of 2001. As a result, there will be no loans outstanding to these individuals after the completion of this offering. We also expect to make distributions to these individuals prior to the consummation of this offering to enable them to pay estimated federal and state income tax payments resulting from our earnings as a limited partnership in the third and fourth quarters of 2001 up to the date of our reorganization.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks discussed in "Risk Factors" and elsewhere in this prospectus.

Overview

    We make markets in exchange-listed equity options. As a market maker, we provide prices to both sides of the market at which we are prepared to buy and sell a wide variety of equity options. In contrast to traditional equity options market markers, which operate primarily on the floors of option exchanges, we derive the majority of our revenues from market-making transactions initiated from our offices and we execute these transactions primarily for institutions. This approach, which we refer to as off-floor market making, allows us to generate a more expansive and diversified inventory of equity options and equity securities in a greater number of companies with significantly fewer trading personnel than a traditional floor-based market maker. By buying and selling equity options and equity securities with our counterparties, we generate an expansive and diversified inventory of these securities. Our proprietary software enables us to effectively manage this inventory with a consistent and disciplined approach to risk and to identify new market-making opportunities on a real-time basis. We perform our off-floor market-making activities from our office in Chicago, Illinois and on-floor market-making activities from the floor of the CBOE. To date, we have primarily engaged in transactions involving U.S. exchange-listed equity options. However, in June 2000, we began making markets in European exchange-listed equity options from our office in London, England.

    Immediately before the closing of this offering, we will convert from a partnership named PEAK6 Investments, L.P. into a newly formed Delaware corporation named PEAK6 Corporation. We will be a holding company that operates through PEAK6 Capital Management LLC and PEAK6 Europe Limited, each of which is a wholly-owned subsidiary of PEAK6 Investments, L.P. In addition, PEAK6 Corporation will own all of the issued and outstanding shares of PEAK6 Cayman Islands Limited, a company that currently is inactive. As part of the reorganization, each of the members of PEAK6 LLC, the general partner of PEAK6 Investments, L.P., will receive shares of our common stock in exchange for interests in PEAK6 LLC. Each of the limited partners of PEAK6 Investments, L.P. will receive shares of our common stock in exchange for interests in PEAK6 Investments L.P. Assuming an initial public offering price of $19.00 per share, an aggregate of 16,000,000 shares of our common stock will be issued to the members of the general partner and the limited partners in connection with the reorganization, representing 80.0% of the shares to be outstanding following this offering. After all of the interests in PEAK6 LLC and PEAK6 Investments, L.P. have been exchanged for shares of our common stock, PEAK6 LLC will be dissolved and PEAK6 Investments, L.P. will be merged into PEAK6 Corporation. Immediately before this reorganization, we anticipate that we will make distributions to the members of the general partner that will be used by these individuals (1) to repay loans they have received with respect to their interest in the general partner's capital account with us that primarily enabled them to make required federal and state income tax payments resulting from our earnings as a limited partnership, including our earnings in 2000 and in the first six months of 2001, and (2) to make estimated federal and state income tax payments resulting from our earnings as a limited partnership in the third and fourth quarters of 2001 up to the date of reorganization.

    Since our inception in 1997, our business has grown considerably. We have generated this growth internally. Our net revenues increased from $8.1 million in 1998, our first full year of operations, to $80.4 million in 2000. Our total expenses increased from $2.6 million in 1998 to $28.6 million in 2000. In 2000, our pre-tax net income was $51.8 million and our pro forma net income, after giving effect to our conversion from a limited partnership to a corporation and pro forma compensation expense, was $30.7 million. In the first six months of 2001, our net revenues were $31.7 million, our pre-tax net income was $16.7 million, and our pro forma net income, after giving effect to our conversion from a limited partnership to a corporation and pro forma compensation expense, was $9.8 million. In addition, as illustrated by the table below, we achieved a net gain on securities transactions in 49 out of the 51 months from our inception in 1997 to September 30, 2001. Our daily net gains and losses on securities transactions would not reflect as high a consistency of net gains on securities transactions.

									Eight Months Ended August 31,
	Period From July 23, 1997 (inception) to December 31, 1997(1)		Year Ended December 31,
			1998		1999		2000		2001
	Months	Monthly Average	Months	Monthly Average	Months	Monthly Average	Months	Monthly Average	Months	Monthly Average	Total Months Since Inception
Monthly net gains on securities transactions	5	$473,442	12	$595,065	12	$1,210,261	12	$6,396,564	8	$6,172,276	49
Monthly net losses on securities transactions	1	$(132,894)	—	—	—	—	—	—	1	$(4,216,904)	2

											51
Average monthly net gains and losses on securities transactions		$372,386		$595,065		$1,210,261		$6,396,564		$5,017,923

(1)
The results for July 1997 represent a partial calendar month.

These historical results do not necessarily indicate the results that we may achieve for any future period. As discussed below, we do not anticipate maintaining our historic rate of revenue growth.

    The tables below show our monthly net gains and losses on securities transactions since our inception in July 1997.

	Monthly Net Gains and Losses on Securities Transactions

	1997	1998	Year/Year % Change	1999	Year/Year % Change	2000	Year/Year % Change	2001		Year/Year % Change
January		$622,151		$1,082,289	74%	$5,047,565	366%	$6,470,119		28%
February		3,639		944,019	NM	5,215,627	452%	9,549,124		83%
March		694,158		645,924	(7%)	6,441,590	897%	6,484,581		1%

Quarter		1,319,948		2,672,232	102%	16,704,782	525%	22,503,824		35%
April		379,098		1,052,420	178%	8,938,956	749%	4,717,431		(47%)
May		674,392		1,055,700	57%	5,080,450	381%	(4,216,904)		NM
June		674,543		596,994	(11%)	3,314,015	455%	4,824,836		46%

Quarter		1,728,033		2,705,114	57%	17,333,421	541%	5,325,363		(69)%
July(1)	$39,888	1,016,627	2,449%	462,823	(54)%	5,813,926	1,156%	6,391,380		10%
August	(132,894)	989,230	NM	1,338,306	35%	1,814,681	36%	2,659,687		47%
September	207,869	774,985	273%	1,184,545	53%	5,810,246	391%	8,281,052		43%

Quarter	114,863	2,780,842	2,321%	2,985,674	7%	13,438,853	350%	17,332,119		29%
October	1,082,962	443,633	(59%)	922,620	108%	12,309,832	1,234%
November	391,155	643,444	64%	2,846,112	342%	11,688,728	311%
December	645,338	224,879	(65%)	2,391,379	963%	5,283,156	121%

Quarter	2,119,455	1,311,956	(38%)	6,160,111	370%	29,281,716	375%

Year	2,234,319	7,140,779	220%	14,523,131	103%	76,758,772	429%	45,161,306	(2)

(1)
The results for July 1997 represent a partial calendar month.
(2)
Represents our net gains and losses on securities transactions for the nine months ended September 30, 2001.

PEAK6 Monthly Net Gains and Losses on Securities Transactions
Period from July 23, 1997 (Inception) to September 30, 2001

    These historical results also do not necessarily indicate the results that we may achieve for any future period. As discussed below, we do not anticipate maintaining our historic rate of revenue growth.

  Revenues

    Our revenues consist principally of net gains and losses on securities transactions and net interest and dividend income. We derive the substantial majority of our revenues from our off-floor market-making activities, although we also derive revenues from our market-making activities on the floor of the CBOE. We mark to market our off-floor and on-floor inventory of equity options and equity securities daily and recognize net gains and losses from purchasing and selling this inventory. The substantial majority of our transaction volume in shares of equity securities is a result of our risk management activities with respect to option contracts. In June 2000, we began managing an inventory of European exchange-listed equity options and equity securities from our office in London, England. In 2000, our European operations generated less than 1% of our net gains and losses on securities transactions. We do not anticipate that our European operations will generate significant net gains and losses on securities transactions in the near future.

    Interest and dividend income consists of interest income we receive on balances with our clearing brokers resulting from short positions in equity securities and dividend income we receive on equity securities in which we hold long positions. Interest and dividend expense consists of interest expense we pay on certain balances with our clearing brokers and dividend expense we pay on equity securities in which we hold short positions. We reflect interest expense and dividend expense in our net revenues, which is consistent with industry practice, because they are costs that are inherent in our market-making activities.

    While our revenues are affected by the amount of capital we deploy in our market-making activities, our development and use of proprietary software and the number of people we employ, we believe that market conditions, including market volume and market liquidity, have the greatest effect on our net gains and losses on securities transactions. We attempt to minimize our exposure to the potential losses from our market-making activities due to changes in market prices by hedging the positions in our inventory with a position or a variety of positions in correlated securities. However, a decline in the transaction volume of securities markets or a decline or disruption in market liquidity may adversely affect our ability to effectively manage our inventory and, therefore, our net gains and losses on securities transactions. In addition, sudden extreme unanticipated movements in market prices of securities or volatilities, or failure of our computer or communications systems, or those of third parties on which we depend, may adversely affect our net gains and losses on securities transactions.

    From July 1997, when we commenced our market-making activities, through the end of 1998, our first full year of operations, we had relatively minimal levels of deployed capital, proprietary software and employees. Since then, we have aggressively grown our business by deploying more capital, developing more proprietary software and hiring and training more employees. This was particularly the case in 2000.

    We intend to continue increasing our off-floor market-making activities. However, we do not anticipate maintaining our historic rate of revenue growth because:

  •
  the rate of growth in the volume of equity options may not be sustainable in the future;

  •
  we expect to realize decreasing marginal benefit from the development and use of more proprietary software;

  •
  we expect to realize decreasing marginal benefit from the hiring of more employees; and

  •
  we expect to realize decreasing marginal benefit from the deployment of more capital.

  Operating Expenses

    Our operating expenses consist primarily of compensation and benefit expense and brokerage, clearing and exchange fees. The most significant portion of our operating expenses is compensation and benefit expense, which consists primarily of discretionary incentive compensation. We determine and accrue incentive compensation on a monthly basis based on our overall performance and each employee's performance. As a result, our operating expenses fluctuate based on our net gains and losses on securities transactions. To date, we have not paid our chairman or our chief executive officer and president a base salary or incentive compensation. In addition, since July 1999, we have not paid our chief risk officer a base salary or incentive compensation. Instead, these individuals, who are members of the general partner of PEAK6 Investments, L.P., have periodically received loans and distributions with respect to their interest in the general partner's capital account with PEAK6 Investments, L.P. for the payment of income taxes resulting from its earnings as a limited partnership and for living expenses. Following the completion of this offering, we expect to pay each of these individuals an annual base salary of $200,000 as well as incentive compensation based on the firm's overall performance as determined by the compensation committee of our board of directors. The compensation committee will determine this future incentive compensation based on the overall performance of the company and each individual's contributions to such performance. Our unaudited pro forma consolidated financial statements reflect these base salaries but do not reflect any incentive compensation to these individuals which, in the opinion of management, would have aggregated $4.5 million in 2000 and $537,000 for the first six months of 2001.

    Brokerage, clearing and exchange fees consist primarily of fees paid to execute transactions in exchange-listed equity options and equity securities, fees paid to the clearing brokers to process and clear these transactions and fees paid to the exchanges on which these securities are listed. These fees are primarily based on our transaction volume.

    Other operating expenses include fees for services that provide us securities pricing data and other market information, fees for rental of the seats from which we conduct our market-making activities on the floor of the CBOE and other operating and administrative expenses.

  Income Taxes

    As a limited partnership, we did not incur any U.S. Federal or state income taxes. Our taxable income or loss was included in the respective income taxes of our general partner and limited partners. Upon completion of this offering, we will reorganize into, and become taxable as, a "C" corporation. For the pro forma impact of our reorganization into a "C" corporation on our results of operations for the year ended December 31, 2000 and the six months ended June 30, 2001, see our unaudited pro forma consolidated financial statements included in this prospectus.

Results of Operations

    The following table presents for the periods indicated our selected statement of income data as a percentage of our net revenues. We derived these percentages from our audited consolidated financial statements for the years ended December 31, 1998, 1999 and 2000 and from our unaudited interim consolidated financial statements for the six months ended June 30, 2001.

	Percentage of Net Revenues
	Year Ended December 31,			Six Months Ended June 30,
	1998	1999	2000	2001
Revenues:
Net gains and losses on securities transactions	87.7%	99.9%	95.5%	87.8%
Interest and dividend income	34.3	22.3	19.6	28.6
Other income	0.1	0.3	0.3	1.0

Total revenues	122.1	122.5	115.4	117.4
Interest and dividend expense	22.1	22.5	15.4	17.4

Net revenues	100.0	100.0	100.0	100.0

Expenses:
Compensation and benefits	14.7	21.7	24.6	22.6
Brokerage, clearing and exchange fees	12.4	10.7	8.1	20.5
Other operating expenses	5.1	6.7	3.0	4.2

Total expenses	32.2	39.1	35.7	47.3

Income before income taxes	67.8%	60.9%	64.3%	52.7%

Comparison of Six Months Ended June 30, 2001 and 2000

    Net Revenues.  Net revenues decreased 6.0%, or $2.0 million, to $31.7 million in the six months ended June  30, 2001 from $33.7 million in the six months ended June 30, 2000. This decrease was primarily due to two factors. The first is that we began positioning our inventory of equity options in April and early May 2001 toward more capital intensive positions in anticipation of completing an IPO later in the second quarter of 2001. In mid-May 2001, we decided to postpone our IPO. As a result, our capital position was significantly below anticipated levels. The second factor is that the overall level of many market indices, as well as the general volatility of many equity securities, was significantly reduced in the first six months of 2001 versus the comparable period in 2000. As a result, the average revenue realized per option contract in the first six months of 2001 was significantly below that of the comparable period in 2000. These two factors led us to decide in mid-May that our inventory needed to be realigned to be more consistent with our then capital position. Over the course of seven consecutive trading days in mid to late May, we proactively liquidated several of our more capital intensive positions to reduce the risk in our portfolio relative to the capital we had deployed, and we incurred trading losses on securities transactions of $6.3 million. We believe that had we completed an IPO in the second quarter of 2001 and increased our capital base, many of these actions would have been unnecessary and we would have been in a position to achieve net revenues for the first six months of 2001 in excess of the first six months of 2000.

    Compensation and Benefits.  Compensation and benefits expenses decreased 27%, or $2.7 million, to $7.2 million in the first six months of 2001 from $9.8 million in the comparable period of 2000. This decrease was due to a reduction in accrued compensation associated with incentive compensation due to our performance in the first six months of 2001 relative to the comparable period in 2000, which was partially offset by higher base salary compensation expense due to our increase in number of employees. As a percentage of net revenues, employee compensation and benefits expense decreased to 22.6% for the six months ended June 30, 2001 from 29.2% for the six months ended June 30, 2000. The number of our employees increased to 75 employees as of June 30, 2001 from 39 employees as of June 30, 2000.

    Brokerage, Clearing and Exchange Fees.  Brokerage, clearing and exchange fees increased 204%, or $4.4 million, to $6.5 million in the six months ended June 30, 2001 from $2.1 million in the six months ended June 30, 2000. This increase was due to the significant increase in volume of our securities transactions in the first six months of 2001 versus the first six months of 2000, as well as our use of an increased number of outside brokers in order to execute trades and further develop our relationships for order flow. Our transaction volume in equity option contracts increased 161% to approximately 2.9 million contracts in the first six months of 2001 from approximately 1.1 million contracts in the first six months of 2000. Our transaction volume in shares of equity securities increased 177% to approximately 199.0 million shares in the first six months of 2001 from approximately 71.9 million shares in the first six months of 2000. This increase in trading volume resulted from our development and use of proprietary software over the last year that expanded our ability to collect and analyze market information and to manage a larger inventory of equity options and equity securities than at June 30, 2000. We anticipate incurring increased brokerage, clearing and exchange fees as we continue to increase our market-making activities.

    Other Operating Expenses.  Other operating expenses increased $312,000 to $1.3 million in the six months ended June 30, 2001 from $1.0 million in the six months ended June 30, 2000. This increase was due to higher quotation, seat lease, professional and administrative expenses related to the growth of our business. We anticipate incurring increased administrative costs in connection with being a public company and to support the continued growth of our business.

Comparison of Years Ended December 31, 2000 and 1999

    Net Revenues.  Net revenues increased 453%, or $65.9 million, to $80.4 million in 2000 from $14.5 million in 1999. This increase was primarily due to the increase in our off-floor market-making activities, which principally resulted from:

  •
  Increased Market Volume and Market Liquidity in the Securities Markets. The trading volume in the market for U.S. exchange-listed equity options increased to 672.9 million contracts in 2000 from 444.8 million contracts in 1999.

  •
  Increased Development and Use of Our Proprietary Software. By year-end 2000, we had developed and were using proprietary software with greater capabilities that expanded our ability to collect and analyze market information and to manage a larger inventory of equity options and equity securities than at year-end 1999.

  •
  Increased Number of Employees. By year-end 2000, we had 55 employees, compared to 22 at year-end 1999.

To a lesser extent, the increase in net revenues was also due to increased activities as a DPM on the floor of the CBOE. We began our activities as a DPM in mid-1999. Therefore, our net revenues for 1999 do not reflect a full year of DPM activities. Our DPM activities on the floor of the CBOE have provided us with an additional opportunity to develop our inventory of equity options.

    Compensation and Benefits.  Compensation and benefits expenses increased 525%, or $16.5 million, to $19.7 million in 2000 from $3.2 million in 1999. This increase was due to the increase in incentive compensation we paid to our employees as a result of the increase in our net gains and losses on securities transactions.

    Brokerage, Clearing and Exchange Fees.  Brokerage, clearing and exchange fees increased 318%, or $4.9 million, to $6.5 million in 2000 from $1.6 million in 1999. This increase was due to the increased volume of our securities transactions in 2000 versus 1999. Our transaction volume in equity option contracts increased from approximately 776,000 contracts in 1999 to approximately 2.7 million contracts in 2000. Our transaction volume in shares of equity securities increased from approximately 54.8 million shares in 1999 to approximately 187.6 million shares in 2000.

    Other Operating Expenses.  Other operating expenses increased 142%, or $1.4 million, to $2.4 million in 2000 from $1.0 million in 1999. This increase was due to higher quotation, seat lease, professional and administrative expenses related to the growth of our business and the first full year of our DPM activities.

Comparison of Years Ended December 31, 1999 and 1998

    Net Revenues.  Net revenues increased 78%, or $6.4 million, to $14.5 million in 1999 from $8.1 million in 1998. This increase was primarily due to the increase in our off-floor market-making activities. The increase in our off-floor market-making activities was primarily due to:

  •
  Increased Market Volume and Market Liquidity in the Securities Markets. The trading volume in the market for U.S. exchange-listed equity options increased to 444.8 million contracts in 1999 from 329.6 million contracts in 1998.

  •
  Increased Development and Use of Our Proprietary Software. By year-end 1999, we had developed and were using proprietary software with greater capabilities that expanded our ability to collect and analyze market information and to manage a larger inventory of equity options and equity securities than at year-end 1998.

  •
  Increased Number of Employees. By year-end 1999, we had 22 employees, compared to 11 employees at year-end 1998.

To a lesser extent, the increase in net revenues was also due to the establishment of DPM activities in mid-1999.

    Compensation and Benefits.  Compensation and benefits expenses increased 163%, or $2.0 million, to $3.2 million in 1999 from $1.2 million in 1998. This increase was due to the increase in incentive compensation we paid to our employees as a result of the increase in net gains and losses on securities transactions and the increase in the number of our employees.

    Brokerage, Clearing and Exchange Fees.  Brokerage, clearing and exchange fees increased 54%, or $600,000, to $1.6 million in 1999 from $1.0 million in 1998. This increase was due to the increased volume of our securities transactions in 1999 versus 1998. Our transaction volume in equity option contracts increased from approximately 655,000 contracts in 1998 to approximately

776,000 contracts in 1999. Our transaction volume in shares of equity securities increased from approximately 34.7 million shares in 1998 to approximately 54.8 million shares in 1999.

    Other Operating Expenses.  Other operating expenses increased 137%, or $566,000, to $980,000 in 1999 from $414,000 in 1998. This increase was due to higher quotation, seat lease, professional and administrative expenses related to the growth of the business and the commencement of our DPM activities in mid-1999.

Quarterly Results of Operations

    The following table presents our unaudited quarterly results of operations for the periods indicated. We derived these data from our unaudited interim consolidated financial statements, which, in the opinion of our management, include all adjustments necessary to present fairly the financial information for the periods presented. You should read this information along with our consolidated financial statements and their related notes in this prospectus. Our operating results in any given quarter or series of quarters are not necessarily indicative of our results that may be expected for any future period.

	Quarter Ended
	Mar. 31, 1999	Jun. 30, 1999	Sept. 30, 1999	Dec. 31, 1999	Mar. 31, 2000	Jun. 30, 2000	Sept. 30, 2000	Dec. 31, 2000	Mar. 31, 2001	June 30, 2001
	(in thousands)
Revenues:
Net gains and losses on securities transactions	$2,672	$2,705	$2,986	$6,160	$16,705	$17,333	$13,439	$29,282	$22,504	$5,325
Interest and dividend income	511	601	726	1,400	2,255	2,930	4,879	5,653	4,288	4,794
Other income	4	8	11	15	24	49	79	103	91	227

Total revenues	3,187	3,314	3,723	7,575	18,984	20,312	18,397	35,038	26,883	10,346
Interest and dividend expense	425	592	783	1,465	2,455	3,091	3,741	3,063	2,401	3,109

Net revenues	2,762	2,722	2,940	6,110	16,529	17,221	14,656	31,975	24,482	7,237
Expenses:
Compensation and benefits	475	522	599	1,562	5,283	4,561	3,131	6,757	6,159	1,005
Brokerage, clearing and exchange fees	199	335	370	648	836	1,305	1,822	2,521	3,142	3,371
Other operating expenses	121	209	284	366	423	600	575	775	618	717

Total expenses	795	1,066	1,253	2,576	6,542	6,466	5,528	10,053	9,919	5,093

Income before income taxes(1)	$1,967	$1,656	$1,687	$3,534	$9,987	$10,755	$9,128	$21,922	$14,563	$2,144

(1)
Because we have operated historically as a limited partnership, we have had no income tax liability to date.

    We have experienced, and expect to continue to experience, significant fluctuations in quarterly operating results as a result of a variety of factors, including:

  •
  general market conditions, including market volume and market liquidity;

  •
  the volume of our market-making activities;

  •
  the value of our positions;

  •
  our ability to manage market risks;

  •
  the development of proprietary software; and

  •
  the addition or loss of employees, or their ability to perform.

    In addition, we have experienced, and may experience in the future, significant variations in our operating results from season to season. We typically experience slower revenue growth or a decrease in revenues in the third quarter of each year, which we believe is due to lower transaction volumes in the securities market during the summer of each year. We also typically experience an increase in revenues in the fourth quarter of each year, which we believe is due to higher trading volumes in the securities market at year-end. We earned 20.2% of our net revenues for the year in the third quarter of 1999, compared to 42.0% in the fourth quarter, and 18.2% of our net revenues for the year in the third quarter of 2000, compared to 39.8% in the fourth quarter. We believe that these seasonal trends will continue for the foreseeable future and that our business, financial condition and operating results may be affected by these trends. Because of these fluctuations, period-to-period comparisons of our revenues and operating results are not necessarily meaningful and are not reliable indicators of our future performance.

Liquidity and Capital Resources

    Since inception, we have financed our business primarily through cash generated by our operations, through short-term secured financing provided by two well-capitalized clearing brokers and through initial capital provided by our general partner and our limited partners. We maintain a highly liquid balance sheet that may fluctuate significantly. Our balance sheet is primarily based on the level of our long and short securities positions, which we mark to market daily. As of June 30, 2001, we had $635.9 million in assets, of which approximately 95% consisted of cash, securities owned and receivable from clearing broker, compared to $718.1 million in assets, of which approximately 99% consisted of securities owned and receivable from clearing broker as of December 31, 2000. This decrease in assets was due in large part to our decision to reduce our inventory of securities in May 2001.

    We clear all of our transactions in exchange-listed securities primarily through two clearing brokers. In addition to clearing and transactions processing functions, our clearing brokers provide us securities and margin financing from time to time. First Options Chicago, Inc. provides clearing and financing for our transactions in U.S. exchange-listed securities and Spear Leeds & Kellogg provides clearing and financing for our transactions in European exchange-listed securities. Both First Options and Spear Leeds are wholly-owned by Goldman, Sachs & Co. Our clearing brokers are not obligated to provide us financing. If needed, our clearing brokers determine how much financing to provide to us based on our available capital, our margin requirements and the overall risk level of our inventory. We pledge the securities in our inventory to our clearing brokers to secure this financing. By using the proceeds of short sales and margin financing to purchase securities, we are able to maintain positions in equity securities that are substantially greater than the capital we invested to obtain them. The amount of financing we receive from our clearing brokers significantly fluctuates on a daily basis depending on the relative level of long and short positions in our inventory. We incur interest expense on the level of our assessed balance, which is calculated on a daily basis as the difference between our cash balance on deposit and the value of our securities sold, not yet purchased. The rate of interest charged by First Options on balances due is determined daily and is a competitive rate based upon the broker call rate. The rate of interest charged by Spear Leeds on balances due to it is a competitive rate based upon the Daily London Deposit Rate. We currently have no long-term debt.

    Our capital expenditures were $725,000 in the six months ended June 30, 2001, $499,000 in 2000, $280,000 in 1999 and $41,000 in 1998, representing 2.3%, 0.62%, 1.93% and 0.50%, respectively, of our net revenues in those periods. Our capital expenditures increased significantly in 2000 and the first six months of 2001 because we made our first significant investments in leasehold improvements and computer hardware for trading platforms and network infrastructure. Our rapid growth made it necessary to lease and improve new office facilities, build proprietary software platforms and expand and reinforce our network and internet capability. The substantial majority of our expenses relating to the development of our proprietary software consisted of the incentive compensation we paid our software developers and is reflected in our compensation and benefit expense because the technology tools developed generally have a useful life of less than one year. We funded our capital expenditures without external financing.

    We expect capital expenditures for 2001 will be between $1.5 million and $2.0 million as we continue to develop the infrastructure to support our growth. We may attempt to expand our market-making activities and gain access to new technologies through acquisitions. We do not, however, have any agreements, commitments or understandings with respect to any acquisition. Accordingly, we have not included any expenses related to acquisitions in the above description of expected capital expenditures. We believe our cash from operations, financing from our clearing brokers and the net proceeds from this offering will be sufficient to meet our liquidity and capital needs for at least the next 12 months. However, during and after this period, if these funds are insufficient to satisfy our liquidity requirements and fund our increased market-making activities, we may need to raise additional capital in the private and/or public equity market or through strategic arrangements.

    As a registered broker-dealer, PEAK6 Capital Management LLC must meet regulatory requirements intended to ensure the general financial soundness and liquidity of a broker-dealer. These requirements require the maintenance of minimum levels of net capital, as defined in SEC Rule 15c3-1. These regulations also may prohibit a broker-dealer from repaying subordinated borrowings, paying cash dividends, making loans to its parent, affiliates or employees or otherwise entering into transactions which would result in a reduction of its net capital to less than 120% of its required minimum capital. At June 30, 2001, we had net capital of $11,516,048, which was $11,020,825 in excess of our required net capital.

    PEAK6 Europe Limited is also subject to certain capital adequacy requirements and is regulated by the Securities and Futures Authority Limited in the United Kingdom. As of June 30, 2001, PEAK6 Europe was in compliance with its local capital adequacy requirements.

Quantitative and Qualitative Disclosures About Market Risk

  Market Risk

    Market risk is the potential change in an instrument's value caused by fluctuations in interest rates, equity prices, credit spreads or other risks. Exposure to market risk is influenced by a number of factors, including the relationships between financial instruments and the volatility and liquidity in the markets in which the financial instruments are traded. We are exposed to market risk, and specifically equity price risk, as a consequence of our market-making activities in equity options and equity securities. Equity price risk results from changes in the level or volatility of equity prices, which affect the value of equity securities or instruments that derive their value from a particular stock, a basket of stocks or a stock index.

    We have developed a disciplined risk management process that is intended to balance our ability to profit from our market-making activities with our exposure to potential losses. In addition, we have established extensive risk limits relating to our market-making activities. For a full description of our risk management procedures and risk limits, see "Risk Factors" and "Business."

    In the normal course of our market-making activities, we maintain inventories of exchange-listed equity options and equity securities. The market values of these securities at June 30, 2001, December 31, 2000 and December 31, 1999 were $391.2 million, $343.9 million and $260.0 million, respectively, in long positions and $551.6 million, $635.8 million and $234.0 million, respectively, in short positions. The potential change in market value, using a hypothetical 10% decline in prices, is estimated to be a $1.9 million gain as of June 30, 2001, due to the nature of our hedging activities. This estimated change reflects only one specific point in time. At times, an actual or hypothetical decline in prices may result in significant losses.

    Although we have adopted risk management policies, we cannot be sure that these policies have been formulated properly to identify or limit our risks. Even if these policies are formulated properly, we cannot be sure that we will successfully implement these policies. As a result, we may not be able to manage our risks successfully or avoid losses in our market-making activities.

Recent Accounting Developments

    Statement of Financial Accounting Standards, or FAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended by FAS 137, Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133, and FAS 138, Accounting for Derivative Instruments and Certain Hedging Activities, was adopted by us on January 1, 1999. FAS 133 (as amended) requires that all derivatives be recognized as assets or liabilities in the statement of financial condition and that such instruments be measured at fair value through adjustments to either current earnings or member's equity or both, depending on the purpose for which the derivative is held. Also, FAS 133 reduces certain previously required quantitative disclosures relating to derivative financial instruments held or issued for trading purposes. The adoption of FAS 133 did not have a significant impact on our consolidated financial statements.

    In September 2000, the Financial Accounting Standards Board, or FASB, issued FAS 140, Accounting for Transfers and Servicing Financial Assets and Extinguishments of Liabilities—a replacement of FASB Statement 125. FAS 140 revises FAS 125 by requiring separate presentation in the consolidated statement of financial condition of assets pledged as collateral. FAS 140 further revises and clarifies rules regarding recognition and measurement for security transactions. Furthermore, FAS 140 requires additional disclosures regarding the recognition and measurement of assets pledged as collateral as well as disclosures regarding securities transactions. The rules for recognition and measurement of securities transactions are effective April 1, 2001. In contrast, separate presentation of assets pledged as collateral in the consolidated statement of financial condition and additional disclosures are effective for fiscal years ending after December 15, 2000. We believe that full adoption of FAS 140 will not have a material affect on our consolidated financial statements.

BUSINESS

    The following discussion of our business contains forward-looking statements that are subject to risks, uncertainties and assumptions, including those discussed under "Risk Factors." Our actual results, performance and achievements in 2001 and beyond may differ materially from those expressed in, or implied by, these forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements."

Overview

    We make markets in exchange-listed equity options. As a market maker, we provide prices to both sides of the market at which we are prepared to buy and sell a wide variety of equity options. In contrast to traditional equity options market makers, which operate primarily on the floors of option exchanges, we derive the majority of our revenues from market-making transactions initiated from our offices and we execute these transactions primarily for institutions. This approach, which we refer to as off-floor market making, allows us to generate a more expansive and diversified inventory of equity options and equity securities in a greater number of companies with significantly fewer trading personnel than a traditional floor-based market maker. Our proprietary software enables us to effectively manage this inventory with a consistent and disciplined approach to risk and to identify new market-making opportunities on a real-time basis.

    Since our inception in 1997, we have been able to increasingly leverage our proprietary technology to trade a greater volume of equity option contracts. During 2000, we traded approximately 2.8 million equity option contracts, which represented a 258% increase over the approximately 775,000 equity option contracts we traded in 1999. As a result, our market share of U.S. exchange-listed equity option contracts, based on total U.S. volume information reported by the Options Clearing Corporation, increased from 0.17% in 1999 to 0.41% in 2000. During the first eight months of 2001, our market share continued to increase to 0.74% of U.S. exchange-listed equity option contracts for the period. Our net revenues and pre-tax income have also grown steadily from $8.1 million and $5.5 million, respectively, in 1998, our first full year of operations, to $80.4 million and $51.8 million in 2000. In addition, we believe our proprietary technology has helped us to realize a strong historical consistency in our trading profitability. In 49 out of the 51 months from our inception until September 2001, we have achieved a net gain on securities transactions.

    In addition to utilizing technology in our market-making transactions, we believe our disciplined approach to risk management has also contributed to the consistency of our historical profitability. For the substantial majority of our equity option positions, we manage market risk by entering into an offsetting position in the underlying equity security, a related option contract or a combination of other related securities. This risk management process enables us to isolate price movements in equity options based on changes in the volatility of the underlying equity securities as opposed to taking a point of view as to the price direction of any particular equity security. Using our proprietary systems within the framework of our disciplined approach to risk management, we are able to assess the relative magnitude of volatilities in the market place and to use such information to make markets in equity options in a timely and profitable manner.

    We engage in off-floor market-making activities primarily from our office in Chicago, Illinois, and to a lesser extent, from the floor of the Chicago Board Options Exchange, Inc., or CBOE, which we refer to as on-floor market-making activities. We create liquidity in the equity option market through our off-floor market-making activities by identifying the demand for specific equity options and proactively demonstrating our willingness to purchase or sell equity options to satisfy that particular demand. Our inventory included options for equity securities of approximately 1,900 companies across various industries in 2000 and approximately 1,850 companies across various industries during the first six months of 2001. To a lesser extent, we create liquidity in the equity option market through our on-floor market-making activities by acting as a specialist, also known as a designated primary market maker, or DPM, for options for equity securities of 19 companies. We also engage as an on-floor market maker in equity options of various other companies. To date, we have primarily engaged in transactions involving U.S. exchange-listed equity options. Since June 2000, we have been engaging in limited market-making activities in European exchange-listed equity options from our office in London, England. During the first six months of 2001, we derived approximately 85.5%, 13.4% and 1.1% of our total net revenues from our off-floor, on-floor and European market-making operations, respectively.

Company Background

    We were formed in June 1997 as PEAK6 Investments, L.P., a Delaware limited partnership. The partners in our partnership consist of our general partner, PEAK6 LLC, a Delaware limited liability company, and a number of limited partners. In August 1997, we formed PEAK6 Capital Management LLC, a Delaware limited liability company and wholly-owned subsidiary of PEAK6 Investments. PEAK6 Capital Management is the entity through which we conduct all our market-making activities in the United States. In March 2000, we formed PEAK6 Europe Limited, a United Kingdom company and wholly-owned subsidiary of PEAK6 Investments. PEAK6 Europe is the entity through which we conduct all our market-making activities in Europe. Immediately before the consummation of this offering, we will reorganize into a newly formed Delaware corporation named PEAK6 Corporation, with PEAK6 Capital Management, PEAK6 Europe and PEAK6 Cayman Islands as our wholly-owned subsidiaries.

    From July 1997, when we commenced our market-making activities, through the end of 1998, our first full year of operations, we had relatively minimal levels of deployed capital, proprietary software and employees. Since then, we have aggressively grown our business by deploying more capital, developing more proprietary software and hiring and training more employees. Our net revenues increased from $8.1 million in 1998, our first full year of operations, to $80.4 million in 2000. Our total expenses increased from $2.6 million in 1998 to $28.6 million in 2000. Our 2000 pretax income was $51.8 million, and our 2000 pro forma net income, after giving effect to our conversion from a limited partnership to a corporation and pro forma compensation expense, was $30.7 million. Our first six months 2001 pretax net income was $16.7 million and our six months 2001 pro forma net income, after giving effect to our conversion from a limited partnership to a corporation and pro forma compensation expense, was $9.8 million. The tables below list our monthly market share of, and trading volume for, U.S. exchange-listed equity option contracts since January 2000.

PEAK6 Market Share of U.S. Exchange-listed Equity Options(1)

(1)
Based on total U.S. volume information for equity options reported by the Options Clearing Corporation.

 PEAK6 Market Share of U.S. Exchange-listed Equity Options

	FY 2000			FY 2001
								Total Market Year/Year % Growth in Contracts
	PEAK6 U.S. Options Traded	OCC(1) Total Market U.S. Equity Options	PEAK6 % Market Share	PEAK6 U.S. Options Traded	OCC(1) Total Market U.S. Equity Options	PEAK6 % Market Share	PEAK6 Year/Year % Growth in Contracts
January	127,962	56,190,292	0.23%	427,051	73,284,884	0.58%	234%	30%
February	171,010	49,803,089	0.34%	374,718	57,024,495	0.66%	119%	14%
March	177,534	66,172,654	0.27%	517,191	69,254,423	0.75%	191%	5%

Quarter	476,506	172,166,035	0.28%	1,318,960	199,563,802	0.66%	177%	16%
April	181,255	55,549,490	0.33%	584,001	70,510,617	0.83%	222%	27%
May	236,215	51,028,369	0.46%	535,079	64,459,491	0.83%	127%	26%
June	206,328	50,867,008	0.41%	375,140	55,611,449	0.67%	82%	9%

Quarter	623,798	157,444,867	0.40%	1,494,220	190,581,557	0.78%	140%	21%
July	192,281	50,540,499	0.38%	393,007	55,954,942	0.70%	104%	11%
August	214,483	51,502,593	0.42%	501,493	53,876,659	0.93%	134%	5%
September	214,459	53,325,734	0.40%	452,010	47,087,042	0.96%	111%	(12)%

Quarter	621,223	155,368,826	0.40%	1,346,510	156,918,643	0.86%	117%	1%
October	297,397	70,079,672	0.42%	—	—
November	388,309	58,690,754	0.66%	—	—
December	349,198	59,121,603	0.59%	—	—

Quarter	1,034,904	187,892,029	0.55%	—	—

Year(2)	2,756,431	672,871,757	0.41%	4,159,690	547,064,002

(1)
Source: Options Clearing Corporation

(2)
The numbers for the year ending December 31, 2001 are through September 30, 2001.

Industry Background

  The Equity Option Industry

    Equity options are bought and sold through equity options exchanges and in over-the-counter transactions.

    Exchange-listed Equity Options.  Equity options in the U.S. are currently listed and traded on the following five exchanges: the CBOE, the American Stock Exchange, the Pacific Exchange, the Philadelphia Stock Exchange and the International Securities Exchange. These exchanges are self-regulated and are supervised by the Securities and Exchange Commission. All options contracts listed on U.S. exchanges are issued, guaranteed and cleared by the Options Clearing Corporation, or OCC. The OCC acts as the buyer for every seller and the seller for every buyer, precluding counterparties from trading directly with one another. Thus, the OCC bears the credit risk for all exchange-listed equity options rather than the buyer or the seller. Equity options are also listed and traded, along with other equity derivatives, on over 30 foreign exchanges.

    Over-the-counter Equity Options.  The U.S. over-the-counter equity options market is larger in volume than the exchange-listed market and is dominated by U.S. investment banks and other large financial institutions. Over-the-counter equity options differ from exchange-listed options in that they are not listed on the exchanges and counterparties in over-the-counter equity options transactions trade directly with one another without a central clearing organization. In addition, over-the-counter equity options are tailored to meet the needs of large financial institutions, corporations and high net worth individuals.

    Industry Participants.  Participants in the equity option market include brokerage firms and other securities market professionals, their customers and the OCC. Customers of brokerage firms and other securities market professionals include financial institutions, corporations, high net worth individuals and retail investors.

    Brokerage firms, other securities market professionals and their customers typically buy and sell equity options to:

  •
  protect equity holdings from a decline in market price;

  •
  increase income from current equity holdings;

  •
  benefit from an increase in an equity price without incurring the full cost of buying the underlying security;

  •
  prepare to buy equity securities at a lower price or sell at a higher price;

  •
  improve cash management;

  •
  monetize equity holdings without selling underlying equity positions; and

  •
  postpone taxable events.

    Brokerage firms and other securities market professionals that are dealers in equity options may provide liquidity in equity options by offering to buy equity options from, or sell equity options to, potential counterparties. These brokerage firms and other securities market professionals typically enter into offsetting transactions or hedge their positions by establishing positions in highly correlated instruments.

  Growth in U.S. Equity Securities Market

    The U.S. market for equity securities has increased dramatically in recent years, with equity capitalization of the New York Stock Exchange and the Nasdaq National Market increasing from $3.1 trillion at the end of 1990 to approximately $16 trillion at the end of 2000. At the same time, the number of publicly held companies in the United States has grown rapidly. From 1990 to 2000, there were over 5,400 initial public offerings on either the NYSE or Nasdaq. Likewise, the trading volumes in U.S. equity markets have increased dramatically. The average daily trading volume of equity securities traded on the NYSE increased from 156.8 million shares in 1990 to 1.0 billion shares in 2000, representing a compound annual growth rate of 20.4%. The average daily trading volume of equity securities on Nasdaq increased from 131.9 million shares in 1990 to 1.7 billion shares in 2000, representing a compound annual growth rate of 29.1%.

    The growth in the U.S. equity market is the result of a number of factors, including the following:

  •
  Increased Equity Ownership. Equity holdings in the United States represented 42.4% of liquid household assets at the end of 1999, a sharp increase from 26.5% in 1990.

  •
  Growth of Equity Mutual Funds. At year-end 1999, equity mutual fund assets totaled nearly $4.0 trillion, a 16-fold increase over the $245.6 billion in equity mutual fund assets at the end of 1990.

  •
  Lower Transaction Costs. Competitive pressures, the application of technology and regulatory changes have helped reduce equity transaction costs, resulting in greater market participation and increased trading volumes.

  •
  Adoption of Online Trading. Technological innovation has increased the accessibility of brokerage services and improved the flow of market information, further stimulating trading activity.

  •
  Growing International Participation in U.S. Equity Market. Foreign gross activity in the U.S. equity securities market increased from $361.4 billion in 1990 to more than $7.0 trillion in 1999.

  Growth in U.S. Equity Option Market

    As investment activity in the U.S. equity market has grown, customers have increasingly taken advantage of the benefits and utility of equity options to manage their investment positions. As a result, the U.S. equity option market has also grown rapidly. As illustrated by the graph below, the trading volume in exchange-listed equity options in the United States has increased dramatically from 111.4 million contracts in 1990 to 672.9 million contracts in 2000, representing a compound annual growth rate of 19.7% over the last ten years. Over the last five years, growth in the trading volume in U.S. exchange-listed equity options has accelerated, with a compound annual growth rate of 31.0%.

GROWTH IN U.S. EXCHANGE-LISTED EQUITY OPTION VOLUME

    Source: The Options Clearing Corporation

    The growth in the U.S. equity option market has been driven by a number of factors, including:

  •
  growth in the volume and liquidity of underlying equity securities;

  •
  increased focus by many brokerage firms on promoting and educating their customers about the prudent use of equity options;

  •
  the growing use of portfolio protection strategies using equity options, particularly in highly volatile market environments;

  •
  increased use of computer-based trading and hedging strategies by individuals and institutions;

  •
  the growing use of equity options by institutional money managers seeking to enhance portfolio returns; and

  •
  increased use of equity options by corporations, including in conjunction with share repurchase programs and investment portfolio strategies.

  Relationship Between Equity Option Inventory and Market Liquidity

    To be a successful market maker in the equity options market, a firm must respond quickly to counterparty demand for liquidity in a wide array of equity options, including options for equity securities that have historically not been heavily traded. Responding to those demands involves creating and managing a broad equity options inventory, which requires significant capital, sophisticated technology, disciplined risk management and well-trained employees. Many large brokerage firms and other dealers offer an extensive array of investment services and products to their customers in order to serve as one-stop financial service destinations and do not focus on making markets in equity options. They typically do not invest the time and resources necessary to develop and manage an extensive equity option inventory. Many market makers are focused primarily on capturing the spread between the bid and the ask price on order flow routed to exchanges and do not typically have the technology, capital and personnel to develop and manage a broad equity option inventory. As a result, they are often unable to provide liquidity for large orders or for equity options that are not heavily traded. To satisfy customer demand, brokerage firms and other dealers have increasingly elected to utilize market makers like us that provide liquidity by creating and managing a broad inventory of equity options.

  Our Opportunity

    We believe that the factors described above have contributed to a growing opportunity for firms that create and support markets in equity options if those market makers:

  •
  create and manage a broad inventory of equity options and equity securities positions that provide liquidity and risk diversification;

  •
  utilize technology to develop sophisticated systems for the collection and analysis of information;

  •
  have effective risk management systems;

  •
  foster a work environment that is challenging, enjoyable and financially rewarding; and

  •
  have a substantial and stable capital base.

The PEAK6 Advantage

    To increase our efficiency and effectiveness as a market maker, we effectively create and manage an inventory of equity options based on the following strengths:

  •
  Ability to Provide Enhanced Liquidity. Unlike other market makers that only trade a limited universe of equity options on the floor of an exchange, we have developed software that allows us to manage a broader inventory of equity options that meets the needs of customers of our counterparties. Our software also allows us to provide liquidity for a wide array of equity options, including options for equity securities that historically have not been heavily traded. By providing liquidity for equity options that other market makers historically have not provided, we have increased our order flow and strengthened our reputation as a market maker.

  •
  Proprietary Technology. We have a highly-skilled team of software developers who work with our other employees to develop and implement proprietary software to facilitate our market-making activities. We have developed software that allows us to continually monitor and analyze market activity, price movements, individual trades, our trading positions and our aggregate gains and losses throughout each trading day. We also maintain a database of historical information about the transactions we have engaged in with our counterparties that we utilize to determine where we can create new opportunities to increase liquidity for companies whose securities we wish to transact. To better service market demand, our software and database enable us to monitor on a real-time basis substantially all U.S. exchange-listed equity options, which we estimate are approximately 500,000 in number. From this pool, we identify opportunities and execute transactions, while managing our overall risk.

  •
  Disciplined Risk Management System. We have a risk management system consisting of policies, procedures and proprietary software. Although this system cannot eliminate risk, it helps us monitor, evaluate and manage the risk inherent in our business, balancing our ability to profit from our market-making activities against our exposure to potential losses. We take a disciplined approach to risk management in that we seek to limit the risks associated with equity option transactions in which we engage by evaluating the different ways we can lose money and the absolute dollars we have at stake in the marketplace.

  •
  Seasoned Management. Each of our three most senior executives, Mr. Matthew Hulsizer, Ms. Jennifer Makowiec and Mr. Michael Rothkopf, have spent their entire careers building successful options businesses. Prior to PEAK6, all three were employed by O'Connor & Associates, a firm that is widely regarded as one of the early pioneers in the equity derivatives industry and that was subsequently purchased by Swiss Bank Corporation in December 1993. At Swiss Bank, our executives were integral parts of a large options floor trading business, as well as key participants in the development of, Swiss Bank's over-the-counter equity options business, which was recognized as being one of the leading service providers of equity derivatives by many corporations and publications.

  •
  Employee Training and Culture. Our success depends on our ability to manage our inventory to effectively satisfy the needs of our counterparties' customers. We provide our employees with ongoing training through our in-house education programs. We employ a talented group of individuals who understand that attention to detail, creativity and teamwork are necessary for us to successfully respond and adapt to the rapidly evolving equity option market. This fosters a cooperative environment where employees at all levels work together. We reinforce our employees' commitment to teamwork by compensating them based primarily upon firm-wide performance.

Our Growth Strategy

    Our objective is to be a leading market maker in equity options. Key elements of our strategy to accomplish this objective include the following:

  •
  Increase the Size and Volume of Our Transactions in U.S. Exchange-listed Equity Options. As we increase our capital, including through the net proceeds raised by this offering, we intend to allow employees that engage in securities transactions to take larger positions in U.S. exchange-listed equity options without changing our disciplined approach to risk management. As we further develop our proprietary software to allow even faster access to higher quality information, we expect that these employees will be able to make quicker decisions and, accordingly, monitor more companies and effect more transactions per day. We also expect that these employees will be able to effect more transactions per day as securities exchanges in the United States further develop their electronic trading mechanisms and expand their hours of operation. By increasing the size and volume of our transactions in U.S. exchange-listed equity options, we intend to enhance our ability to satisfy market demand for equity options and to continue to increase our market share.

  •
  Aggressively Capture Order Flow. To date, our reputation in the marketplace as an efficient provider of liquidity has led brokerage firms and other securities market professionals to approach us with potential equity options transactions. We plan to build on this positive reputation by developing a marketing team that educates securities market professionals about our market-making activities, including the inventory we manage. We believe that our increased marketing activities will increase order flow and create additional and recurring revenue opportunities.

  •
  Continue Development of Our Proprietary Software. We believe that our future growth and profitability depend largely on the continued development of our proprietary software. As we continue to enhance the proprietary software we have already deployed, and develop new proprietary software, we believe we can increase operational efficiencies, manage a broader inventory and create more opportunities to educate potential counterparties about the liquidity we provide.

  •
  Expand Our Market-making Activities. To date, our primary focus has been on transactions in exchange-listed equity options. To fuel our growth, we plan to utilize our current system, including our proprietary software and information databases, to also engage in transactions in over-the-counter equity options. Because these transactions take place directly between counterparties, each counterparty requires the other to demonstrate its creditworthiness. As our capital base grows, we anticipate that we will be able to demonstrate the creditworthiness required to engage in over-the-counter equity option transactions. In addition, we intend to expand our use of equity index options and warrants and engage in futures and convertible securities transactions.

Our Business

    We make markets in exchange-listed equity options. As a market maker, we provide prices to both sides of the market at which we are prepared to buy and sell a wide variety of equity options. This expansive inventory of equity options and equity securities, which we manage from our offices in Chicago, Illinois and London, England and from the floor of the CBOE, allows us to create liquidity for our counterparties' customers.

    The growth and success of our market-making activities depend upon our disciplined risk management system, our highly-trained employees, our sophisticated proprietary software and other technology and the amount of capital we deploy.

  Off-floor Market-making

    We derive our revenues primarily through our off-floor market-making activities. To better respond to counterparty demands for liquidity in the equity options market, we have developed an expertise in managing off-floor an inventory of equity options and equity securities. These off-floor activities consist of us buying and selling long and short positions in U.S. exchange-listed equity options and equity securities from our office in Chicago, Illinois. Our inventory included options on equity securities of approximately 1,900 companies across various industries in 2000 and approximately 1,850 companies across various industries during the first six months of 2001. Our market-making system utilizes proprietary software to collect and analyze price, volatility and other relevant market information on a historical and real-time basis. This system also collects and analyzes historical information about the transactions we have engaged in with counterparties. Our employees use this information to set parameters within which our proprietary software evaluates potential transactions in equity options, generating a multitude of transaction ideas per day. This enables us to identify the demand for specific equity options and proactively demonstrate our willingness to purchase and sell equity options to satisfy that particular demand by presenting to potential counterparties opportunities to engage in transactions in those equity options. Our market-making activities also allow us to identify and take advantage of other opportunities to profit from liquidity in the equity option market. Third parties execute transactions for us on the U.S. exchanges on which the equity options or equity securities are listed and traded. For the first six months of 2001, our off-floor market-making activities represented approximately 85.5% of our total revenues.

  On-floor Market-making

    We also derive revenues from our market-making activities on the floor of the CBOE, the world's largest options exchange. We utilize these on-floor market-making activities as an avenue to satisfy counterparty demand by managing an inventory of equity options. We apply the system that we have developed for our off-floor activities, including our risk management system and proprietary software, to our on-floor activities. We are a DPM for options on equity securities of the following companies:

•	Adept Technology	•	Merrill Lynch Internet Holdings
•	Advanced Fibre Communications	•	Next Level Communications
•	Argosy Gaming Company	•	NVIDIA Corporation
•	DQF, Inc.	•	Public Service Co. of New Mexico
•	EMCORE Corporation	•	SICOR, Inc.
•	Insight Communications Company	•	Sonic Automotive
•	Juniper Networks	•	TXU Corp.
•	L-3 Communications Holdings	•	United Microelectronics
•	Matrix One	•	Whole Foods Market
		•	Wind River Systems

As a DPM, we are assigned stewardship over the options for equity securities of these companies and function as a market maker that provides liquidity while also operating the public limit order book. Approximately 94.0% of the revenues generated by our DPM operations on the CBOE and approximately 12.6% of our total revenues in the first six months of 2001, resulted from our market-making activity in equity options for Juniper Networks. We also engage as an on-floor market-maker in equity options of various other companies for which we do not act as DPM. During the first six months of 2001, our on-floor market-making activities represented approximately 13.4% of our total revenues.

  International Market-making

    In addition to our market-making activities in the United States, we also make markets in equity options in England, Germany, France and Switzerland on the London International Financial Futures and Options Exchange, or LIFFE, and Eurex and in equity options in Canada on the Toronto Stock Exchange. To date, we have engaged only to a limited extent in transactions on those foreign exchanges and have no current plans to significantly expand this portion of our market-making activities in the near future. Nonetheless, as the European markets mature, we may further develop our European operations, including our proprietary software, risk management system and in-house training programs, to more fully participate in these European markets. During the first six months of 2001, our international market-making activities represented approximately 1.1% of our total revenues.

  Risk Management System

    Our risk management system is an integral part of our market-making activities. Our main areas of risk are price movements in the equity securities underlying the options in our inventory and changes in the level of movement in the prices of those equity securities over time, otherwise known as volatility. We have a disciplined approach to risk management in that we seek to limit the potential losses associated with equity option transactions in which we engage by evaluating the different ways we can lose money and the absolute dollars we have at stake. Utilizing the proprietary software we have developed to assist us, we evaluate our exposure with respect to each equity option transaction in light of pre-determined risk limits and seek to hedge, or offset, our positions. Our risk management system does not guarantee that losses will be avoided, but we believe it does help ensure that risk management is efficient and systematic by:

  •
  establishing a specific set of risk limits for the firm and for each employee who engages in securities transactions;

  •
  utilizing our proprietary software that allows both our chief risk officer and other employees to monitor risk and those risk limits; and

  •
  setting forth a clear method of enforcing those risk limits.

    A significant part of managing our market-making activities consists of entering into, adjusting and closing out offsetting transactions. These types of transactions may include, for example, the following: a long call option position and short equity position, a short call option position and a long equity position, a long put option and a long equity position or a short put option and a short equity position. As the market price or volatility of the equity security fluctuates, we may be required to effect numerous transactions in the equity security or associated options in order to adjust and maintain our offsetting positions. Our ability to effect these adjustments will depend on the liquidity of the equity security or equity options, our risk measures and other factors. Any failure or inability to effect such adjustments could result in unanticipated losses.

    Establishing Risk Limits.  We have risk limits at both the firm-wide level, based on the amount of capital we are willing to put at risk, and the employee level, based on the level of experience of the employee who engages in securities transactions. Our executive committee, comprised of our chairman, our chief executive officer and president and our chief risk officer, reviews and establishes these limits at least once every three months based on a dollar loss analysis as well as risk measure analysis.

    Monitoring Risk and Risk Limits.  We have developed proprietary software that incorporates inventory information to assist us in monitoring our positions relative to predetermined risk limits. This proprietary software allows us to:

  •
  analyze risk according to individual employees, equity industry groups, contract expiration dates and other factors;

  •
  evaluate the effect of various possible percentage movements in the market on our overall inventory as well as on each position in our inventory; and

  •
  hedge equity price exposure in an efficient and timely fashion.

Our proprietary software also allows us to run risk limit reports that indicate whether any employee who engages in securities transactions holds a position that is within 20% of his or her risk limit and whether any such employee is in violation of his or her risk limit. We use these reports to ensure that all of these employees are within their risk limit parameters.

    In addition to assessing our exposure to potential losses under normal market conditions, we assess our exposure to potential losses in the event of extreme price movements. If we hold positions that would expose us to significant losses in the event of extreme price movements, we research with extra scrutiny the securities underlying those positions. In general, we research the factors within the given industries that affect the prices of the securities underlying those positions and compare the valuations of those securities with comparable securities. In addition, for positions that would expose us to significant losses in the event of a large increase in the price of the underlying security, we analyze the likelihood of specific events that could cause a large increase in the price of the underlying security, including the likelihood and price at which the company might be acquired by another company. For positions that would expose us to significant losses in the event of a large decrease in the price of the underlying security, we attempt to determine and prepare for the worst-case scenario for us and a stock price that reflects this scenario. Despite our research, it is not possible for us, or any other market professional, to predict accurately where a security price will move. Therefore, our activities in researching securities should be understood as only one component of the range of techniques we use to help understand and manage our risks.

    Enforcing Risk Limits.  Employees who violate their assigned risk limits are subject to suspension or, for extreme or repeated violations, immediate dismissal. Our chief risk officer is responsible for monitoring and enforcing all risk limits. An assistant risk manager is in place to assume the duties in the chief risk officer's absence. This person has the same authority as the chief risk officer except that he or she may not grant any extension of limits above his or her own specific risk limit level. In order to go above this level in the absence of the chief risk officer, approval is required from at least one member of the executive committee.

  Employee Training and Culture

    Our success is contingent upon the training of our employees and our cooperative culture.

    Employee Training.  We work closely with our employees to develop and enhance their professional and technical skills. Through our in-house education programs, each of our entry-level employees who is seeking to engage in securities transactions receives initial training in option theory, transaction strategies and use of our information technology. In addition, the entry-level employees gain valuable hands-on experience by engaging in simulated market-making activities and assisting market makers on the floor of the CBOE. Once these employees begin engaging in market-making activities, they are provided with ongoing training to further their development. All employees are given performance feedback on a routine basis and are typically assigned mentors when they are hired. Mentors are expected to teach and advise their protégés on theoretical, practical, business and career issues on a daily basis. We also offer financial assistance to employees seeking to further their training and education outside the firm. This focus on employee training and development:

  •
  facilitates communication throughout all departments and levels of the firm;

  •
  allows for an open exchange of practical, on-the-job knowledge coupled with classroom theory; and

  •
  provides reciprocal benefits, as both student and teacher are required to stay current on the latest industry trends.

    Culture.  We employ a talented group of individuals who understand that attention to detail, creativity and teamwork are necessary for us to successfully respond and adapt to the rapidly evolving equity option market. We foster an environment where employees at all levels work together. We reinforce this culture with a compensation package that rewards teamwork by focusing primarily on firm-wide performance and, to a lesser extent, on individual performance. In addition, on the date of this prospectus, we will give our employees a stake in the success of our business by granting them options to purchase shares of our common stock at the public offering price.

    As of August 31, 2001, we had 82 employees. We have not entered into employment agreements with any of our employees or any of our executive officers other than our chief financial officer. We have also not entered into non-competition agreements with our employees or executive officers because we believe these agreements do not fit in with the cooperative culture we foster and could cause unsatisified employees to remain with us. We have, however, entered into a confidentiality and a non-solicitation agreement with each of our employees. We also require each new employee or consultant to execute an agreement which establishes that our company is the owner of any intellectual property developed by any of our employees or agents. None of our employees is party to a collective bargaining agreement.

  Technology

    Our success is largely attributable to our ability to continuously identify and develop proprietary software and other technology to enhance and support our market-making activities. Our proprietary software and other technology are a combination of our proprietary source code and products we license from third parties.

    In addition to the proprietary software we have developed to enhance our market-making activities, including our risk management system, we have developed the following technologies to allow us to efficiently and accurately engage in transactions:

  •
  Back-office Technology. Our back-office technology collects and monitors information regarding our inventory, including positions, transactions and transaction costs. This system compares the information collected from internal data with information collected from data provided by the exchanges and by our clearing firms. At the end of each trading day, the system analyzes all positions, transactions, closing prices, dividends and other fees for discrepancies between internal data and external data. The following morning, the system produces a report detailing any discrepancies, which enables us to quickly resolve them. In addition, the system produces daily reports which track all aspects of our inventory and our transaction fees for each employee who engages in securities transactions.

  •
  Dedicated Communications Network. Our employees initiate transactions in equity options and equity securities through a dedicated communications network that provides immediate access to the third parties who execute transactions for us on the exchange floors. The network is designed with multiple redundancies to provide access to these third parties even in the event of system failure.

    We regularly test the capacity of the computer systems on which we run our proprietary software by checking the level of traffic at the router between us and our clearing firms and by monitoring routine tasks on our network. We currently have 50% more capacity on each of our primary and backup systems than is utilized by our systems during times of heavy transaction and data monitoring volume. In addition, we have added a second data router and additional backup data lines which automatically take over for our primary data router or primary data lines in the event of failure. We are also in the process of adding a third high-bandwidth connection between us and our primary clearing firm.

    In the event of an unforeseen disaster, such as a power outage or loss of service from a specific vendor, we have backup plans in place for market-making and risk management activities. For example, secondary sources of data, pricing tools and risk management tools are in place in the event any of our primary sources are unavailable. In addition, we have an informal arrangement to use a secondary site to manage inventory and risk in the event our primary office is unavailable. This secondary site, however, will not accomodate enough employees to allow us to conduct our business to the same extent as we conduct our business from our primary office, and we are uncertain as to the level of functionality that such secondary site would allow us to achieve or the extent to which any limited functionality would affect our business. We are also in the process of establishing alternative back-up facilities to protect our operations in the event that this secondary back-up is unavailable.

    We have not sought patents for our proprietary software or other technology. We rely primarily on non-disclosure and other contractual arrangements and copyright and trade secret laws to protect our proprietary rights and the rights of third parties from whom we license intellectual property. We also have recently begun to copyright our proprietary software. The source code for our proprietary software is protected as a trade secret. We enter into confidentiality agreements with our software developers and control access to, and distribution of, our software and other proprietary information.

The Effects of The Catastrophic Events of September 11, 2001

    Although the destruction of the World Trade Center on September 11, 2001 caused market closures and generated problems at third parties that caused operating difficulties for us, this catastrophe did not have a material adverse financial effect upon our company. The immediate effect of the catastrophe was the closure of U.S. securities exchanges for a four-day period beginning on September 11. As a result of the suspension of trading, we suffered the loss of potential revenue that we might have realized for these four business days. We nonetheless believe that due to the volatility that existed when the markets re-opened we realized revenues during the week of September 17 that compensated for the revenues lost as a result of the market closure.

    In addition to these direct financial effects, during the four-day period beginning on September 11, we had difficulty communicating with some brokerage firms whose systems were directly affected by these events. During that period, we could not confirm transactions executed immediately prior to the catastrophe or settle transactions that otherwise were scheduled to take place. Although we experienced the difficulties described below, we believe that we reconciled all transactions and settled all material transactions on a delayed basis, but otherwise according to the terms of each transaction.

    When trading on U.S. securities markets resumed on September 17, 2001, although we experienced a number of operational difficulties, we were able to conduct our business without any further material adverse effect. These difficulties related to communication in general, execution of transactions, settlement of transactions and pricing of transactions.

    As of the resumption of securities trading, a number of the third parties that we rely upon for data feeds had only limited bandwidth access to necessary parties in New York City. This limited communication directly affected the volume of information that our third party data feeds were capable of transmitting and affected the timeliness of the execution of some transactions. In addition, a number of brokerage firms and electronic communications networks had difficulty handling the volume of transactions for the overall market on September 17 and some of our transactions were not handled in as timely a manner as we would expect in the ordinary course of business. To the extent that any computer systems presented delays or difficulty, we used telephonic communication as an alternative method of transmitting necessary execution or exercise instructions.

    In addition, our clearing firms had difficulty confirming and delivering securities. Our primary clearing firm also experienced some delays in sending wire transmission of funds. As a result, we experienced some delays in settlement and difficulty in reconciling a limited number of transactions. We have not, however, experienced any material adverse financial effects from such difficulties because there have been no material disputes or failures to perform transactions.

    One additional source of difficulty has been the unavailability and unreliability of information from third party sources that we use for our business. Due to the events of September 11, our primary clearing firm lost approximately one-half of its connectivity to New York. As a result, our primary clearing firm decided to shut down a service that provides price quotations that we use for some of our proprietary software tools. We also experienced problems of missing data from another third party that we use for pricing data. Although such missing data made it difficult at times to use our proprietary software tools to identify potential transactions, we were nonetheless able to operate our risk management systems and overall business in a manner that enabled us to earn substantial revenues during this period of operational difficulty.

Competition

    The equity options industry is rapidly evolving and intensely competitive. We expect competition to continue and intensify in the future. We face competition from many firms varying in size and strategy. In the United States, numerous small to mid-size market makers compete with us on the exchange floors. These firms typically have $1 million to $50 million in capital. Off the floor, we compete with independent market makers and other trading firms. Worldwide, large financial institutions represent a significant group of our competitors. Recently, leading financial institutions have shown interest in penetrating the equity options market, including by acquiring some dealers that, among other things, make markets in equity options. Our current and potential competitors have also established or may establish other cooperative relationships or may consolidate to enhance their services and products. New competitors or alliances among competitors may emerge and acquire significant market share. As more competitors emerge, margins on transactions in equity options may decrease, which may adversely affect our net gains on securities transactions.

    In our market-making activities, we compete based on:

  •
  the quality of market data;

  •
  price;

  •
  the speed of our systems;

  •
  the number of contracts we are willing to execute; and

  •
  the ability to provide liquidity across a broad range of companies.

Clearing Arrangements

    First Options Chicago, Inc. clears our U.S. securities transactions. Our clearing contract with First Options will remain in effect until terminated by either party. We clear our European securities transactions through Spear Leeds & Kellogg, L.P. Our clearing contract with Spear Leeds & Kellogg will also remain in effect until terminated by either party. Each of First Options and Spear, Leeds & Kellogg, L.P. is an indirect subsidiary of The Goldman Sachs Group, Inc.

    In our clearing arrangements, we earn interest income on balances due from our clearing brokers and incur interest expense on the level of assessed balance, which is calculated on a daily basis as the difference between our cash balance on deposit and the value of our short positions. The rate of interest charged by First Options on balances due to it is determined daily and is a competitive rate based upon the broker call rate. The rate of interest charged by Spear Leeds on balances due to it is a competitive rate based upon the Daily London Deposit Rate. Through stock borrowing agreements and credit facilities, we also borrow funds from our clearing brokers and secure these borrowings with pledges of stock. Under these credit facilities, our clearing brokers generally may terminate our financing at any time.

Government Regulation

    Extensive regulation in the United States and elsewhere generally governs our business and our industry. In addition to the SEC, self-regulatory organizations, or SROs, including the various securities exchanges, and other regulatory bodies worldwide require compliance with their rules and regulations. As a matter of public policy, regulatory bodies in the United States and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interest of customers participating in those markets, not with protecting the interests of creditors or stockholders of market makers.

    In the United States, the SEC is the federal agency responsible for the administration of the federal securities laws. PEAK6 Capital Management LLC, our wholly-owned subsidiary, is registered as a broker-dealer with the SEC and is a member of the CBOE, which serves as its designated examining authority. State securities regulatory authorities also have oversight authority over us. Similarly, our business is also subject to regulation by non-U.S. governmental and regulatory bodies and SROs in other countries where we do business.

  Regulation of Broker-dealers

    Broker-dealers are subject to laws, rules and regulations that cover all aspects of the securities business, including:

  •
  sales methods;

  •
  trade practices;

  •
  capital structure and net capital levels;

  •
  record-keeping and reporting;

  •
  financing of purchases and short sales of securities; and

  •
  conduct of directors, officers and employees.

    Failure to comply with any of these laws, rules or regulations could lead to adverse consequences including censure, fine, the issuance of cease-and-desist orders or the suspension or disqualification of its directors, officers or employees. Any of these adverse consequences could affect our business. We and our officers and other employees may be subject to future claims arising from the violation of these laws, rules and regulations. An adverse ruling against us or our employees, including censure or suspension, could cause us or our officers and other employees to pay a substantial fine or settlement and could result in their suspension or expulsion. Any of these events could have a material adverse effect on our business.

  Regulation of DPMs on the CBOE

    We have been appointed as a DPM on the CBOE. Under CBOE rules, we must, in addition to other obligations:

  •
  assure that market quotations are accurate;

  •
  assure that these market quotations are firm up to the minimum number of contracts designated by CBOE;

  •
  comply with certain bid/ask differential requirements;

  •
  determine formulas for generating automatically updated market quotations;

  •
  be present at the trading post on every business day and effect trades which have a high degree of correlation with the overall pattern of trading;

  •
  not initiate a transaction for our own account that would result in a stop or stop limit order;

  •
  participate at all times in any automated execution system which may be open in its appointed options classes; and

  •
  resolve trading disputes upon the request of any party to the dispute.

    In addition, CBOE rules provide that a DPM may participate pro rata with the trading crowd in trades that occur at the DPM's previously established principal bid or offer.

  Net Capital Requirements

    As a registered broker-dealer and member of the CBOE, we are subject to the SEC's net capital rules. The net capital rules, which specify minimum net capital requirements for registered broker-dealers, are designed to measure the general financial integrity and liquidity of a broker-dealer. The net capital rules require that at least a minimum part of a registered broker-dealer's assets be kept in relatively liquid form. In general, net capital is defined as net worth, meaning assets minus liabilities, plus qualifying subordinated borrowings and discretionary liabilities, and less mandatory deductions that result from excluding assets that are not readily convertible into cash and from valuing conservatively other assets. Among these deductions are adjustments, which are commonly called haircuts, which reflect the possibility of a decline in the market value of an asset prior to disposition.

    If a firm fails to maintain the required net capital, the SEC and the SROs or other regulatory bodies may suspend the firm or revoke its registration and ultimately could require the firm's liquidation. The net capital rules prohibit the payment of dividends, the redemption of stock, the prepayment of subordinated indebtedness and the making of any unsecured advance or loan to a stockholder, employee or affiliate, if the payment would reduce the firm's net capital below required levels.

    The net capital rules also provide that the SEC may restrict for up to 20 business days any withdrawal of equity capital, or unsecured loans or advances to stockholders, employees or affiliates, commonly called capital withdrawal, if the capital withdrawal, together with all other net capital withdrawals during a 30-day period, exceeds 30% of excess net capital and the SEC concludes that the capital withdrawal may be detrimental to the financial integrity of the broker-dealer. In addition, the net capital rules provide that the total outstanding principal amount of a broker-dealer's indebtedness under subordination agreements, the proceeds of which are included in its net capital, may not exceed 70% of the sum of the outstanding principal amount of all subordinated indebtedness included in net capital, par or stated value of capital stock, paid in capital in excess of par, retained earnings and other capital accounts for a period in excess of 90 days. At June 30, 2001, we had net capital of $11,516,048, which was $11,020,825 in excess of our required net capital.

    A change in the net capital rule, the imposition of new rules or any unusually large charges against net capital could limit those of our operations that require the intensive use of capital and also could restrict our ability to withdraw capital. This in turn could limit our ability to pay dividends, repay debt and repurchase shares of our outstanding stock. A significant operating loss or any unusually large charge against net capital could adversely affect our ability to expand or even maintain our present levels of business, which could have a material adverse effect on our business.

  Regulation of International Operations

    To date, we have engaged in limited market-making activities in international equity option markets. PEAK6 Europe Limited, our wholly-owned subsidiary that participates in these markets, is subject to comprehensive regulation, including capital adequacy rules and other counterparty protection rules. At present, our London operations are regulated by the Securities and Futures Authority. In addition, PEAK6 Europe Limited is a member of the LIFFE and is subject to the rules and regulations of that exchange.

    Foreign government agencies regulate some of our subsidiaries and also have capital standards and other requirements comparable to the rules of the SEC. Compliance with regulatory capital requirements of these and other regulators could limit those operations of our subsidiaries that require the intensive use of capital. Compliance with these requirements, also could restrict our ability to withdraw capital from our regulated subsidiaries, which in turn could limit our ability to repay debt or pay dividends on the common stock.

Properties

    Our headquarters are located in Chicago, Illinois, where we lease approximately 10,912 square feet of office space under leases that expire on November 30, 2004. We are currently negotiating a lease for additional office space in the same building. We also sublease 705 square feet of space in London for our European operations from Spear Leeds & Kellogg, our clearing agent for our transactions in European exchange-listed equity options. We do not own any real estate. We believe that we currently have adequate space for the operation of our business as presently conducted and as intended to be conducted through at least the end of 2001.

Legal Proceedings

    From time to time, we may be involved in litigation incidental to the conduct of our business. However, we are not currently a party to any material legal proceeding.

MANAGEMENT

Executive Officers and Directors

    The following table contains information with respect to our executive officers and directors. There are no family relationships between any of our executive officers or directors.

Name	Age	Position
Matthew Hulsizer	31	Co-Chairman of the Board of Directors, Co-Chief Executive Officer
Jennifer Makowiec, CFA	33	Co-Chairman of the Board of Directors, Co-Chief Executive Officer and President
Michael Rothkopf	31	Chief Risk Officer
Steven Jones	38	Chief Financial Officer
Jeffrey Lillien	44	General Counsel
Thomas Carter(1)	33	Director
William Floersch(1)	56	Director
Clay Struve(1)	42	Director

(1)
Member of the audit committee and the compensation committee

    Matthew Hulsizer, a co-founder of PEAK6, is our co-chairman of the board of directors and co-chief executive officer. From our inception to date, Mr. Hulsizer served as one of the two managing members of PEAK6 LLC, which is the general partner of PEAK6 Investments, L.P. From May 1994 until he co-founded PEAK6, he was a director and risk manager for Swiss Bank Corporation, a global financial services corporation which merged with Union Bank of Switzerland in June 1998 to become UBS AG, a global investment firm. From July 1991 to December 1993, Mr. Hulsizer worked as a senior trader with O'Connor & Associates, a proprietary derivatives trading firm which was acquired by Swiss Bank in December 1993 and subsequently integrated into Swiss Bank Capital Markets. He is a graduate of Amherst College. Mr. Hulsizer also serves as a director of OPT4 Derivatives, Inc., an on-line derivatives structuring and trading company and as a director of Promero, Inc., a company that provides communications routing products.

    Jennifer Makowiec, a co-founder of PEAK6, is our co-chairman of the board of directors, co-chief executive officer and president. From our inception to date, Ms. Makowiec served as one of the two managing members of PEAK6 LLC, which is the general partner of PEAK6 Investments, L.P. From August 1990 to October 1992, she worked in the trading department of O'Connor & Associates and on the floor of the CBOE. From October 1992 to June 1997, Ms. Makowiec worked for Swiss Bank, the successor to O'Connor & Associates, as a market risk analyst in global risk control and a senior equity derivatives marketer. Ms. Makowiec has received her Chartered Financial Analyst designation and is a graduate of the University of Michigan.

    Michael Rothkopf has been our chief risk officer since joining us in August 1997. From May 1996 to July 1997, Mr. Rothkopf was a senior trader for the equity derivative customer group at Swiss Bank Corporation, where he served as a director. Mr. Rothkopf worked as an equity derivatives risk manager, convertible bond trader and a CBOE market maker with O'Connor & Associates and its successor, Swiss Bank, from July 1990 until May 1996. Mr. Rothkopf is a graduate of the University of Illinois, Urbana-Champaign.

    Steven Jones has served as our chief financial officer since July 2001. From April 1999 to January 2001, Mr. Jones was executive vice president, chief financial officer and director of corporate development for the Fiera Group, Inc., an international logistics and commerce services provider, as well as a member of its board of directors. From February 1998 to April 1999, Mr. Jones was executive vice president, chief financial officer and director of corporate development for CTC Communications Group, Inc., a competitive telecommunications carrier. Prior to that, Mr. Jones worked as an investment banker with Merrill Lynch & Company as a vice president in their Global Communications Group from September 1994 to February 1998 and with Bankers Trust Co. from August 1991 to September 1994. Mr. Jones is a graduate of the University of Michigan and holds an MBA from the Wharton School of the University of Pennsylvania.

    Jeffrey Lillien has been our general counsel since May 2001. From December 1982 to May 2001, Mr. Lillien was in-house counsel to Bank One Corporation (and its predecessor, First Chicago Corporation), where he provided legal counsel to trading and capital markets businesses, dealing with both exchange-traded and over-the-counter financial instruments. During the period from December 1982 to February 1991, Mr. Lillien also worked as issuer's counsel to First Chicago Corporation and as underwriter's counsel for municipal finance transactions. From June 1981 until December 1982, Mr. Lillien was an associate at the law firm of Mayer, Brown & Platt in Chicago. Mr. Lillien received his bachelor's degree in economics from the Massachusetts Institute of Technology and his law degree from New York University.

    Thomas Carter has been one of our directors since March 2001. Mr. Carter co-founded Trilogy Software Corp., an e-business software company. Mr. Carter has been employed by Trilogy Software Corp. since June 1990 and currently serves as Vice President of Technology. Mr. Carter is a graduate of Stanford University.

    William Floersch has been one of our directors since March 2001. Mr. Floersch has been president and chief executive officer of O'Connor & Company LLC, a brokerage and clearing firm, since April 1997. Mr. Floersch serves as chairman of the board of the Board of Trade Clearing Corporation, as a member of the board of the OCC and as chairman of the board of ATIS International, a back-office accounting systems provider. From January 1991 to December 1996, Mr. Floersch served as vice-chairman of the board and chairman of the executive committee of the board of the CBOE. Mr. Floersch is a graduate of the University of Arkansas.

    Clay Struve has been one of our directors since March 2001. Since September 1998, Mr. Struve has been a partner at CSS LLC, a proprietary trading firm. From October 1997 until joining CSS LLC, Mr. Struve pursued personal investment activities. From January 1991 to October 1997, Mr. Struve was a managing director of Swiss Bank Corporation, holding various positions, including co-head of equities and co-head of global risk control. From 1981 to 1991, Mr. Struve was a partner at O'Connor & Associates and held the positions of head of equities, head of risk and head of new products. He also directed development of risk modeling and systems. Mr. Struve is also a member of the board of directors of O'Connor Partnerships, a private investment firm. He serves on the boards of Target Discovery Inc., a biotechnology firm, and Prediction Cos. LLC, a quantitative trading advisory firm. Mr. Struve is a graduate of Massachusetts Institute of Technology.

Board of Directors

    Our certificate of incorporation authorizes a board of directors consisting of at least three, but not more than nine, members. The current board of directors consists of five members. Our certificate of incorporation provides that the terms of office of the members of our board of directors will be divided into three classes, each of the members of which will serve for a staggered three-year term. The class I director is Matthew Hulsizer, the class II directors are Thomas Carter and Clay Struve and the class III directors are William Floersch and Jennifer Makowiec. The initial term of office of the Class I, Class II and Class III directors will expire at our annual meeting of stockholders in 2002, 2003 and 2004, respectively. At each annual meeting of stockholders, the successors to directors whose term will then expire will be elected to serve three-year terms. Our bylaws provide that the authorized number of directors may be changed only by resolution of our board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of PEAK6.

Committees of the Board of Directors

    Our board of directors has established an audit committee and a compensation committee. Our board may establish other committees from time to time to facilitate management of PEAK6.

    Our audit committee recommends to our entire board the independent auditors to be engaged by us, reviews the plan, scope and results of our annual audit, and reviews our internal controls and financial management policies with our independent auditors. The current members of our audit committee are Thomas Carter, William Floersch and Clay Struve, all of whom are non-employee directors. Mr. Floersch serves as the chairman of this committee.

    Our compensation committee establishes guidelines and standards relating to the determination of executive compensation, reviews executive compensation policies and recommends to our entire board compensation for our executive officers and key employees. Our compensation committee also administers our equity compensation plan and determines the number of shares covered by, and terms of, grants to executive officers and key employees. Our compensation committee currently consists of Thomas Carter, William Floersch and Clay Struve, all of whom are non-employee directors. Mr. Struve serves as the chairman of this committee.

Director Compensation

    We will pay each of our directors who is not one of our employees an annual retainer of $10,000 and we will reimburse all directors for reasonable expenses they incur while attending board and committee meetings. In addition, under our equity compensation plan, we intend to grant each director who is not an employee an option to purchase 20,000 shares of our common stock upon joining our board.

Compensation Committee Interlocks and Insider Participation

    No member of the compensation committee has been an officer or employee of us at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee. Prior to the formation of the compensation committee in March 2001, Matthew Hulsizer, our chairman, and Jennifer Makowiec, our chief executive officer and president, made decisions relating to compensation of our key employees.

    In 1998 and 1999 we made payments to O'Connor & Company LLC in the aggregate amount of $725,100 and $973,178, respectively, of which $693,554 and $938,937, respectively, was for clearing and other execution services provided to us by O'Connor and $31,546 and $34,241, respectively, of which was for office space leased by us from O'Connor. William Floersch, one of our directors, is the president and chief executive officer of O'Connor.

    See "Certain Relationships and Related Transactions" for a discussion of our transactions with Matthew Hulsizer and Jennifer Makowiec.

Executive Compensation

    We did not pay any of our executive officers a base salary or bonus in 2000. We have historically operated as PEAK6 Investments, L.P., a limited partnership. Matthew Hulsizer, our chairman, Jennifer Makowiec, our chief executive officer and president, and Michael Rothkopf, our chief risk officer, are members of PEAK6 LLC, the general partner of PEAK6 Investments. To date, pursuant to rights granted to them in the partnership agreement for PEAK6 Investments, these individuals have periodically received loans and distributions with respect to their interest in the general partner's capital account with PEAK6 Investments for the payment of income taxes resulting from its earnings as a limited partnership and for living expenses. Each of these individuals will be taking an additional distribution prior to the consummation of this offering to make required federal and state income tax payments resulting from our earnings as a limited partnership in the third and fourth quarters of 2001 until the date of our reorganization. Following the completion of this offering, we expect to pay each of Mr. Hulsizer, Ms. Makowiec and Mr. Rothkopf an annual base salary of $200,000. Steven Jones, our chief financial officer, did not receive any compensation from us in 2000 because he began his employment with us in July 2001. In 2001, we expect to pay Mr. Jones based on an annual base salary of $200,000. Jeffrey Lillien, our general counsel, did not receive any compensation from us in 2000 because he began his employment with us in May 2001. In 2001, we expect to pay Mr. Lillien based on an annual base salary of $150,000. In addition to base salary, each of our executive officers will be eligible to receive incentive compensation, as determined by the compensation committee of our board of directors, based on the overall performance of the company and their individual contributions to such performance.

Option Grants in 2000

    We did not grant any options or stock appreciation rights to our executive officers in 2000.

Option Exercises and Option Values in 2000

    None of our executive officers held options as of the end of, or exercised options during, 2000.

PEAK6 Corporation 2001 Omnibus Equity Compensation Plan

    We have adopted our 2001 omnibus equity compensation plan. Our officers, employees, consultants and directors who are not employees are eligible to participate in this plan. The purpose of this plan is to promote our long-term growth and profitability by (1) providing key people with incentives to improve stockholder value and to contribute to our growth and financial success and (2) enabling us to attract, retain and reward the best available persons for positions of substantial responsibility. Under this plan, we have reserved 4,000,000 shares of our common stock for awards to participants. Our compensation committee administers the equity compensation plan and has broad discretion to select the officers, employees and consultants to whom awards may be granted, as well as the type, size and terms and conditions of each award. The equity compensation plan permits grants of the following types of awards:

  •
  non-qualified and incentive stock options;

  •
  restricted or unrestricted stock; or

  •
  any combination of the foregoing.

Options granted will provide for the purchase of common stock at prices determined by our compensation committee.

    We intend to grant an option to purchase 20,000 shares of common stock to each non-employee director at the time he or she joins our board. Options granted to non-employee directors will have an exercise price equal to the fair market value of our common stock on the date of grant. On the date of this prospectus, we will grant options to purchase 20,000 shares of common stock to Messrs. Carter, Struve and Floersch, each of whom joined our board in March 2001, with exercise prices equal to the per share initial public offering price of our common stock. Stock options granted to non-employee directors upon joining the board will become exercisable in four equal installments: on the date of grant and each of the first three anniversaries after that date, as long as the director continues to serve on the board. Stock options granted to non-employee directors will expire ten years after their date of grant.

    In addition to the option grants for non-employee directors described above, on the date of this prospectus, we will grant options to purchase 2,940,000 shares of common stock under our equity compensation plan to employees with an exercise price equal to the initial public offering price.

Limitation of Liability and Indemnification Matters

    Our certificate of incorporation contains provisions that eliminate the personal liability of our directors to us or our stockholders for monetary damages for breach of their fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law, except for liability:

  •
  for any breach of their duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  for unlawful payments of dividends or unlawful stock repurchases or redemptions; and

  •
  for any transaction from which the director derived an improper personal benefit.

These provisions do not affect a director's responsibilities under any other laws, including the federal securities laws or state or federal environmental laws.

    Our bylaws also contain provisions that require us to indemnify our directors, and permit us to indemnify our officers and employees, to the fullest extent permitted by Delaware law. However, we are not obligated to indemnify any such person:

  •
  with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense; or

  •
  for any amounts paid in settlement, without our prior written consent, of an action in respect of which we would otherwise indemnify such person.

We intend to enter into indemnity agreements with each of our directors and executive officers providing for the indemnification described above. We believe that these limitations on liability are essential to attracting and retaining qualified persons as directors and executive officers. We have obtained directors' and officers' liability insurance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Immediately before the consummation of this offering, we will reorganize into a newly formed Delaware corporation called PEAK6 Corporation. As of August 31, 2001, assuming that our reorganization had been completed and our initial public offering had been consummated at a price of $19.00 per share, Matthew Hulsizer, Jennifer Makowiec and Michael Rothkopf would have received an aggregate of 14,816,290 shares of our common stock in exchange for their interests in our general partner, PEAK6 LLC. Based on this amount, after the reorganization, but before the consummation of this offering, Mr. Hulsizer, Ms. Makowiec and Mr. Rothkopf will own 41.2%, 38.8%, and 12.6%, respectively, of our outstanding common stock. The number of shares of common stock to be received by each of Mr. Hulsizer, Ms. Makowiec and Mr. Rothkopf will be determined based upon the pro rata participating percentage interest owned by him or her in the partnership plus a portion of the anticipated increase in our value as a result of this offering.

    We have historically operated as PEAK6 Investments, L.P., a limited partnership. To date, Mr. Hulsizer, Ms. Makowiec and Mr. Rothkopf, as members of PEAK6 LLC, the general partner of PEAK6 Investments, have received loans in the aggregate amount of $15,507,392, $14,163,142 and $3,608,233, respectively, with respect to their interests in the general partner's capital account with PEAK6 Investments to enable them to make required federal and state income tax payments resulting from its earnings as a limited partnership and to pay living expenses. In addition, to date, Mr. Hulsizer, Ms. Makowiec and Mr. Rothkopf have received distributions in the aggregate amount of $3,747,227, $5,041,335 and $904,467, respectively, to enable them to retire a portion of the principal amount of these loans and to pay living expenses.

    Mr. Hulsizer has received the following loans and distributions:

  •
  five loans, ranging from $10,000 to $65,000 in principal amount, in the aggregate principal amount of $165,000 and four distributions, ranging from $65,000 to $295,863, in the aggregate amount of $662,863 in 1998;

  •
  eight loans, ranging from $18,100 to $137,000 in principal amount, in the aggregate principal amount of $1,696,895 and six distributions, ranging from $10,000 to $838,860, in the aggregate amount of $1,242,600 in 1999;

  •
  fourteen loans, ranging from $15,000 to $575,216 in principal amount, in the aggregate principal amount of $1,925,297 and ten distributions, ranging from $458 to $541,256, in the aggregate amount of $687,805 in 2000; and

  •
  ten loans, ranging from $12,742 to $6,172,962 in principal amount, in the aggregate principal amount of $11,720,200 and six distributions, ranging from $10,000 to $898,451, in the aggregate amount of $1,153,959 to date in 2001.

    Ms. Makowiec has received the following loans and distributions:

  •
  five loans, ranging from $10,000 to $100,000 in principal amount, in the aggregate principal amount of $265,000 and six distributions, ranging from $21,000 to $223,010, in the aggregate amount of $588,010 in 1998;

  •
  seven loans, ranging from $12,170 to $614,000 in principal amount, in the aggregate principal amount of $1,112,060 and six distributions, ranging from $10,000 to $615,364, in the aggregate amount of $965,289 in 1999;

  •
  nineteen loans, ranging from $22,638 to $734,675 in principal amount, in the aggregate principal amount of $3,933,423 and seven distributions, ranging from $10,500 to $786,571, in the aggregate amount of $1,913,728 in 2000; and

  •
  seven loans, ranging from $12,741 to $7,585,000 in principal amount, in the aggregate principal amount of $8,852,659 and six distributions, ranging from $10,500 to $1,021,559, in the aggregate amount of $1,574,308 to date in 2001.

    Mr. Rothkopf has received the following loans and distributions:

  •
  ten loans, ranging from $11,210 to $332,140 in principal amount, in the aggregate principal amount of $923,044 and three distributions, ranging from $10,500 to $332,140, in the aggregate amount of $417,640 in 2000; and

  •
  five loans, ranging from $47,890 to $1,722,951 in principal amount, in the aggregate principal amount of $2,685,189 and six distributions, ranging from $5,243 to $399,698, in the aggregate amount of $486,827 to date in 2001.

At September 17, 2001, the outstanding principal amount of Mr. Hulsizer's, Ms. Makowiec's and Mr. Rothkopf's loans was $12,596,699, $11,509,108 and $3,134,870, respectively. These loans bear interest at the Applicable Federal Rate, or AFR. Interest is calculated on a 360-day basis with the interest rate being reset semi-annually or upon any increase in the AFR. During the first six months of 2001, the effective interest rate on these loans was 5.82%. We expect to provide additional distributions to these individuals prior to the consummation of this offering to enable them to make estimated federal and state income tax payments resulting from our earnings as a limited partnership in the third and fourth quarters of 2001 up until the date of our reorganization.

    Through September 17, 2001, Mr. Hulsizer and Ms. Makowiec have made one-time contributions in the amount of $200,000 and $50,000, respectively, to their capital accounts with the general partner of PEAK6 Investments.

PRINCIPAL STOCKHOLDERS

    The following table contains information regarding the beneficial ownership of our common stock, after giving effect to our conversion from a limited partnership to a corporation prior to consummation of this offering, as of August 31, 2001 and as adjusted to reflect the sale of our common stock in this offering, by:

  •
  each person or group of affiliated persons known by us to beneficially own more than 5% of the outstanding shares of our common stock;

  •
  each director; and

  •
  all of our directors and executive officers as a group.

    The number of shares of common stock to be received by each of Mr. Hulsizer, Ms. Makowiec and Mr. Rothkopf will be determined based upon the pro rata participating percentage interest owned by him or her in the partnership plus a portion of the anticipated increase in our value as a result of this offering. Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated below, the persons in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

    The address of each person who beneficially owns 5% or more of our common stock is c/o PEAK6 Corporation, 209 North LaSalle Street, Suite 200, Chicago, Illinois 60604.

		Percent of Outstanding Shares Beneficially Owned
	Number of Shares of Common Stock Beneficially Owned
Holders		Before the Offering	After the Offering
Matthew Hulsizer(1)	6,596,884	41.2%	33.0%
Jennifer Makowiec(2)	6,207,357	38.8	31.0
Michael Rothkopf(3)	2,012,049	12.6	10.1
William Floersch(4)	217,932	1.4	1.1
Clay Struve	171,276	1.1	*
Thomas Carter	—	—	—
All directors and executive officers as a group (8 persons)	15,205,498	95.0	76.0

*
Less than 1%

(1)
Includes 444,771 shares of common stock held in trust for the benefit of Mr. Hulsizer and his child. The power to dispose of and to vote these shares is vested in Mr. Hulsizer's mother.

(2)
Includes 445,890 shares of common stock held in trust for the benefit of Ms. Makowiec and her child. The power to dispose of and to vote these shares is vested in Ms. Makowiec's brother.

(3)
Includes 189,631 shares of common stock held in trust for the benefit of Mr. Rothkopf, his wife and any future children. The power to dispose of and to vote these shares is vested in Mr. Rothkopf's cousin.

(4)
Includes 217,932 shares of common stock held by O'Connor & Company LLC, of which Mr. Floersch is the chairman and chief executive officer. In this capacity, Mr. Floersch has the power to dispose of and to vote these shares.

DESCRIPTION OF CAPITAL STOCK

General

    The following summary describes the material terms of our capital stock and is subject to, and qualified by, applicable law and the provisions of our certificate of incorporation and bylaws. We have filed these organizational documents as exhibits to the registration statement of which this prospectus is a part.

    Our certificate of incorporation authorizes us to issue 120,000,000 shares of capital stock, of which 100,000,000 shares are designated common stock and 20,000,000 shares are designated preferred stock. Upon our conversion from a limited partnership to a corporation, we will have outstanding 16,000,000 shares of common stock and no shares of preferred stock. After giving effect to this offering, there will be 20,000,000 outstanding shares of common stock. We also have reserved 4,000,000 shares of common stock for issuance under our equity compensation plan.

Common Stock

  Voting Rights

    Holders of our common stock are entitled to one vote per share. Subject to any voting rights granted to holders of any preferred stock, a majority of the votes entitled to be cast by all holders of our common stock will generally be required to approve matters voted on by our stockholders. Amendments to our certificate of incorporation that would change and adversely affect the powers, preferences or rights of our common stock must also be approved by a majority of the votes entitled to be cast by the holders of the adversely affected shares, voting as a separate class.

  Dividends

    Subject to the rights of holders of any outstanding preferred stock, the holders of outstanding shares of our common stock will share ratably on a per share basis in any dividends declared from time to time by our board.

  Other Rights

    Subject to the rights of holders of any outstanding preferred stock, upon our liquidation, dissolution or winding up, we will distribute any assets legally available for distribution to our stockholders, ratably among the holders of our common stock outstanding at that time. All shares of our common stock outstanding upon our conversion from a limited partnership to a corporation, and all shares of our common stock offered by us in this offering, when duly issued and paid for, will be fully paid, nonassessable and not subject to redemption.

Preferred Stock

    Our board of directors, without stockholder approval, may from time to time issue preferred stock in one or more series and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series, to the extent that those are not fixed in our certificate of incorporation. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board may authorize the issuance of preferred stock which ranks senior to our common stock with respect to the payment of dividends and the distribution of assets on liquidation. In addition, our board can fix the limitations and restrictions, if any, upon the payment of dividends on common stock to be effective while any shares of preferred stock are outstanding.

    The ability to authorize the issuance of our undesignated preferred stock allows the board the option to render more difficult or to discourage an attempt to obtain control of PEAK6 by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of this preferred stock pursuant to the board's authority may adversely affect the rights of the holders of our common stock. For example, preferred stock issued by us may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of our common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock. We have no present intention to issue shares of preferred stock.

Delaware Anti-takeover Law

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this section prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless:

  •
  prior to the date at which the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction in which the person became an interested stockholder;

  •
  the stockholder acquires more than 85% of the outstanding voting stock of the corporation, excluding shares held by directors who are officers or held in certain employee stock plans, upon consummation of the transaction in which the stockholder becomes an interested stockholder; or

  •
  the business combination is approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation, excluding shares held by the interested stockholder, at a meeting of the stockholders, and not by written consent, held on or subsequent to the date of the business combination.

An "interested stockholder" is a person who, together with affiliates and associates, owns, or at any time within the prior three years did own, 15% or more of the corporation's voting stock. A "business combination" includes, without limitation, mergers, consolidations, stock sales and asset-based transactions and other transactions resulting in a financial benefit to the interested stockholder.

Anti-takeover Effects of Charter and Bylaw Provisions

    Our certificate of incorporation and bylaws contain a number of provisions relating to corporate governance and to the rights of our stockholders. These provisions may be deemed to have a potential "anti-takeover" effect in that they may delay, defer or prevent a change in control of PEAK6. These provisions include:

  •
  notice requirements relating to nominations to our board and to the raising of business matters at stockholder meetings;

  •
  a requirement that special meetings of stockholders can only be called by our president, chief executive officer, chairman or a majority of our board of directors; and

  •
  the classification of our board of directors into three classes, with directors serving for staggered three-year terms.

Transfer Agent and Registrar

    The transfer agent and registrar for our common stock is LaSalle Bank, National Association.

SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, assuming an initial public offering price of $19.00 per share, there will be 20,000,000 shares of our common stock outstanding. All of the 4,000,000 shares being sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless held by an "affiliate" as that term is defined in Rule 144 under the Securities Act. The remaining 16,000,000 outstanding shares of our common stock will continue to be "restricted securities" as that term is defined in Rule 144 under the Securities Act. These shares have not been registered under the Securities Act and, therefore, may not be sold unless registered under the Securities Act or sold pursuant to an exemption from registration, including the exemptions provided by Rule 144.

    Taking into account the status of shares of our common stock under Rule 144, and subject to the volume and manner of sale limitations of Rule 144 discussed below, all of the shares that are "restricted securities" under Rule 144, or restricted shares, will be eligible for sale one year following our reorganization.

Lock-up Agreements

    Our directors, officers, stockholders and optionholders have agreed with the underwriters, for a period ending 180 days from the date of this prospectus, subject to limited exceptions, not to offer, sell or otherwise dispose of any shares of our common stock, options or warrants to acquire shares of our common stock or securities convertible into shares of our common stock owned by them, except with the prior written consent of J.P. Morgan Securities Inc. J.P. Morgan Securities Inc. has advised us that it has no present intention to, and has not been advised of any circumstances that would lead it to, grant an early release of this restriction. J.P. Morgan Securities Inc. may, however, at any time without notice, release all or any portion of the shares subject to these lock-up agreements. Any early waiver of the lock-up agreements which, if granted, could permit sales of a substantial number of shares and could adversely affect the trading price of our shares, may not be accompanied by an advance public announcement by us.

Rule 144

    In general, under Rule 144, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned shares which are "restricted securities" for at least one year, including a person who may be deemed our "affiliate," would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  one percent of the number of shares of our common stock then outstanding, which will equal approximately 200,000 shares after this offering; or

  •
  the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. We are unable to estimate accurately the number of restricted shares that will be sold under Rule 144 because this will depend in part on the market price of our common stock, the personal circumstances of our stockholders and other factors.

Rule 144(k)

    Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned for at least two years the shares proposed to be sold, would be entitled to sell those shares under Rule 144(k) without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Registration Statement(s) on Form S-8

    As soon as practicable after the completion of this offering, we intend to file under the Securities Act one or more registration statements on Form S-8 to register all shares of our common stock reserved for issuance under our equity compensation plan. We expect these registration statements to become effective upon filing with the SEC. Shares covered by these registration statements will be freely tradeable, subject to vesting provisions, terms of the lock-up agreements and, in the case of affiliates only, the restrictions of Rule 144 other than the holding period requirement.

U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

    The following is a general discussion of the principal U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a Non-U.S. Holder. As used in this prospectus, the term "Non-U.S. Holder" is a person that is not:

  •
  a citizen or individual resident of the United States for U.S. federal income tax purposes;

  •
  a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or of any political subdivision of the United States;

  •
  an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust, in general, if it is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons.

    An individual may, subject to certain exceptions, be treated as a resident of the United States for U.S. federal income tax purposes, instead of a nonresident, by, among other things, being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year—counting for these purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are subject to U.S. federal taxes as if they were U.S. citizens.

    This discussion does not consider:

  •
  U.S. state and local or non-U.S. tax consequences;

  •
  specific facts and circumstances that may be relevant to a particular Non-U.S. Holder's tax position, including, if the Non-U.S. Holder is a partnership, that the U.S. tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner level;

  •
  the tax consequences for the stockholders, partners or beneficiaries of a Non-U.S. Holder;

  •
  special tax rules that may apply to certain Non-U.S. Holders, including without limitation, banks, insurance companies, dealers in securities and traders in securities; or

  •
  special tax rules that may apply to a Non-U.S. Holder that holds our common stock as part of a "straddle," "hedge" or "conversion transaction."

    The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, applicable Treasury regulations, and administrative and judicial interpretations, all as of the date of this prospectus, and all of which may change, retroactively or prospectively. The following summary is for general information. Accordingly, each Non-U.S. Holder should consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Dividends

    We do not anticipate paying cash dividends on our common stock in the foreseeable future. In the event, however, that dividends are paid on shares of common stock, dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, or a lower rate as may be provided by an applicable income tax treaty. Canadian holders of the common stock, for example, will generally be subject to a reduced rate of 15% under the Canada-U.S. Income Tax Treaty. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

    Dividends that are effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States or, if an income tax treaty applies, attributable to a permanent establishment, or in the case of an individual, a "fixed base," in the United States, as provided in that treaty, "U.S. trade or business income," are generally subject to U.S. federal income tax on a net income basis at regular graduated rates, but are not generally subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate U.S. Internal Revenue Service form with the payor. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or a lower rate as specified by an applicable income tax treaty.

    In order to obtain a reduced rate of withholding under an applicable income tax treaty:

  •
  a Non-U.S. Holder of common stock will be required to satisfy applicable certification and other requirements;

  •
  in the case of common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide certain information, including a U.S. taxpayer identification number; and

  •
  look-through rules will apply for tiered partnerships.

    A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Gain on Disposition of Common Stock

    A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of common stock unless:

  •
  the gain is U.S. trade or business income, in which case, the branch profits tax described above may also apply to a corporate Non-U.S. Holder;

  •
  the Non-U.S. Holder is an individual who holds the common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, is present in the United States for more than 182 days in the taxable year of the disposition and meets other requirements;

  •
  the Non-U.S. Holder is subject to tax pursuant to the provisions of the U.S. tax law applicable to some U.S. expatriates; or

  •
  we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our common stock.

    We believe that we have not been, are not currently, and do not anticipate becoming, a "U.S. real property holding corporation," and thus we believe that the effects which could arise if we were ever a "U.S. real property holding corporation" will not apply.

Federal Estate Tax

    Common stock owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding Tax

    Information returns will be filed with the Internal Revenue Service in connection with payments of dividends and the proceeds from a sale or other disposition of shares. You may have to comply with certification procedures to establish that you are not a United States person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid backup withholding tax as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.

UNDERWRITING

    Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, J.P. Morgan Securities Inc., Robertson Stephens, Inc. and Raymond James & Associates, Inc., have severally agreed to purchase from PEAK6 Corporation the following respective number of shares of common stock.

Name	Number of Shares
J.P. Morgan Securities Inc.
Robertson Stephens, Inc.
Raymond James & Associates, Inc.

Total	4,000,000

    The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our independent auditors. The underwriters are committed to purchase all of the shares of common stock offered by us if they purchase any shares.

    The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. The underwriting discounts and commissions will be determined by negotiations between us and the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

Underwriting Discounts and Commissions

	With Over-Allotment Exercise	Without Over-Allotment Exercise
Per Share	$	$
Total	$	$

    We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $       .

    The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $      per share. The underwriters may allow and such dealers may reallow a concession not in excess of $      per share to certain other dealers. After the initial public offering of the shares, the underwriters may change the offering price and other selling terms. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the shares of common stock offered by this prospectus.

    We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to 600,000 additional shares of common stock at the initial public offering price, less the underwriting discount set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of these additional shares which the number of shares of common stock to be purchased by it shown in the above table bears to the total number of shares of common stock offered by this prospectus. We will be obligated, pursuant to the option, to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of shares of common stock offered by us.

    The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of these liabilities.

    Our officers, directors, stockholders and optionholders have agreed that they will not, without the prior written consent of J.P. Morgan Securities Inc., offer, sell or otherwise dispose of any shares of capital stock, options or warrants to acquire shares of capital stock or securities exchangeable for or convertible into shares of capital stock owned by them for a period of 180 days following the date of this prospectus. We have agreed that we will not, without the prior written consent of J.P. Morgan Securities Inc., offer, sell or otherwise dispose of any shares of capital stock, options or warrants to acquire shares of capital stock or securities exchangeable for or convertible into shares of capital stock for a period of 180 days following the date of this prospectus, except that we may issue shares upon the exercise of options granted prior to the date of this prospectus of which the underwriters have been advised in writing and may grant additional options under our stock plans. Without the prior written consent of J.P. Morgan Securities Inc., any additional options granted shall not be exercisable during this 180-day period.

    We have been advised by the representatives that, pursuant to Regulation M under the Securities Act, some persons participating in the offering may engage in transactions, including syndicate covering transactions, stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the of the common stock at a level above that which might otherwise prevail in the open market.

    A "syndicate covering transaction" is a bid for or the purchase of common stock on behalf of the underwriters to reduce a syndicate short position incurred by the underwriters in connection with the offering. The underwriters may create a syndicate short position by making short sales of our common stock and may purchase our common stock on the open market to cover syndicate short positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in the offering. Short sales can be either "covered" or "naked." "Covered" short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares from us in the offering. "Naked" short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. If the underwriters create a syndicate short position, they may choose to reduce or "cover" this position by either exercising all or part of the over-allotment option to purchase additional shares from us or by engaging in "syndicate covering transactions". The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. The underwriters must close out any naked short position by purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

    A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of our common stock. A "penalty bid" is an arrangement that permits the representatives to reclaim the selling concession from an underwriter or a syndicate member when shares sold by the underwriter or syndicate member are purchased by the representatives in a syndicate covering transaction and therefore have not been effectively placed by the underwriter or syndicate member.

    We have been advised by the representatives that these transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time. Similar to other purchase activities, these activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

    In order to meet the requirements of listing on the New York Stock Exchange, the underwriters have undertaken to meet minimum distribution, issuance and aggregate market value requirements.

    At our request, the underwriters have reserved up to 200,000 shares of common stock for sale at the initial public offering price to our directors, officers, employees, friends and family members. The number of shares of common stock available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

    Prior to this offering, there has been no public market for the common stock. Consequently, the offering price for the common stock will be determined by negotiations between us and the underwriters and will not necessarily be related to our asset value, net worth or other established criteria of value. The factors to be considered in these negotiations, in addition to prevailing market conditions, will include the history and prospects for the industry in which we compete, an assessment of our management, our prospects, our capital structure, our results of operations in recent periods and several other factors as may be deemed relevant.

    One or more members of the underwriting selling group may make copies of the preliminary prospectus available over the Internet to customers or though its or their Web sites.

    In the ordinary course of their respective businesses, some of the underwriters and their affiliates have in the past transacted, and may in the future transact, their own and their customers' orders for equity options with us. As part of our market-making activities, we may compensate our counterparties, including the underwriters and their affiliates, for order flow. In addition, from time to time in the ordinary course of their respective businesses, some of the underwriters and their affiliates have engaged in, and may in the future engage in, commercial banking and/or investment banking transactions with us and our affiliates.

LEGAL MATTERS

    Katten Muchin Zavis, Chicago, Illinois will pass upon the validity of this offering of our common stock for us. Davis Polk & Wardwell will pass upon certain legal matters relating to this offering for the underwriters.

EXPERTS

    Our consolidated financial statements appearing in this prospectus and registration statement at and for the year ended December 31, 2000 have been audited by Ernst & Young LLP, independent auditors, and at December 31, 1999 and for each of the two years in the period ended December 31, 1999 have been audited by Altschuler, Melvoin and Glasser LLP, independent auditors, as set forth in their respective reports thereon appearing elsewhere in this prospectus, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

    We changed accounting firms from Altschuler, Melvoin and Glasser LLP to Ernst & Young LLP, effective December 2000, primarily in contemplation of an initial public offering. PEAK6 LLC, as the general partner of PEAK6 Investments, L.P., approved this decision. Altschuler, Melvoin and Glasser LLP did not issue any adverse opinion, make any disclaimer of its opinion, or qualify or modify its opinion as to uncertainty, audit scope or accounting principles in its reports for the years ended December 31, 1998 and 1999. We had no disagreements with Altschuler, Melvoin and Glasser LLP during 1999 or 2000 about accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Altschuler, Melvoin and Glasser LLP, would have caused it to make reference to the subject matter in connection with its report for the year ended December 31, 1998 or 1999.

WHERE YOU CAN FIND MORE INFORMATION

    This prospectus is part of a registration statement on Form S-1 we filed with the SEC. This prospectus does not contain all of the information contained in the registration statement and all of its exhibits and schedules. For further information about us, please see the complete registration statement. Summaries of agreements or other documents in this prospectus are not necessarily complete. Please refer to the exhibits to the registration statement for complete copies of these documents.

    You may read and copy our registration statement and all of its exhibits and schedules at the following SEC public reference rooms:

450 Fifth Street, N.W. Judiciary Plaza Room 1024 Washington, DC 20549	Citicorp Center 500 West Madison Street Suite 1400 Chicago, IL 60661

    You may obtain information on the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The registration statement is also available from the SEC's Web site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding companies that file electronically.

F–1

REPORT OF INDEPENDENT AUDITORS

To the Partners of
PEAK6 Investments, L.P.

    We have audited the accompanying consolidated statement of financial condition of PEAK6 Investments, L.P. as of December 31, 2000, and the related consolidated statements of income, changes in partners' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PEAK6 Investments, L.P. at December 31, 2000, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

                      ERNST & YOUNG LLP

Chicago, Illinois
February 14, 2001

F–2

REPORT OF INDEPENDENT AUDITORS

To the Partners of
PEAK6 Investments, L.P.

    We have audited the accompanying consolidated statement of financial condition of PEAK6 Investments, L.P. as of December 31, 1999, and the related consolidated statements of income, changes in partners' equity, and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PEAK6 Investments, L.P. at December 31, 1999, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

                      ALTSCHULER, MELVOIN AND GLASSER LLP

Chicago, Illinois
February 11, 2000

F–3

PEAK6 INVESTMENTS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands)

	Years Ended December 31,
	1998	1999	2000
Revenues:
Net gains and losses on securities transactions	$7,141	$14,523	$76,759
Interest and dividend income	2,796	3,238	15,717
Other income	11	38	255

Total revenues	9,948	17,799	92,731
Interest and dividend expense	1,802	3,265	12,350

Net revenues	8,146	14,534	80,381
Operating Expenses:
Compensation and benefits	1,201	3,158	19,732
Brokerage, clearing and exchange fees	1,008	1,552	6,484
Quotations	92	162	417
Seat rental	154	346	402
Other	168	472	1,554

Total expenses	2,623	5,690	28,589

Net income	$5,523	$8,844	$51,792

Net income allocated to:
General partner	$3,577	$6,811	$46,565

Limited partners	$1,946	$2,033	$5,227

See accompanying notes.

F–4

PEAK6 INVESTMENTS, L.P.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands)

	As of December 31,
	1999	2000
Assets:
Cash	$11	$—
Securities owned	259,997	343,865
Receivable from clearing broker	442	366,148
Interest and dividends receivable	506	1,678
Loans receivable from Partners	984	5,012
Furniture, equipment, and leasehold improvements, net	331	715
Other assets	78	658

Total assets	$262,349	$718,076

Liabilities and Partners' Equity:
Securities sold, not yet purchased	$234,011	$635,841
Payable to clearing broker	10,790	1,945
Interest and dividends payable	623	771
Accrued compensation	1,918	16,694
Account payable and other accrued liabilities	247	1,569

Total liabilities	247,589	656,820
Partners' equity:
General partner	8,207	51,754
Limited partners	6,553	9,504
Currency translation adjustment	—	(2)

Total partners' equity	14,760	61,256

Total liabilities and partners' equity	$262,349	$718,076

See accompanying notes.

F–5

PEAK6 INVESTMENTS, L.P.

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY

(In thousands)

	General Partner	Limited Partners	Currency Translation Adjustment	Total
Partners' equity, December 31, 1997	$1,128	$3,369	—	$4,497
Capital contributions	—	250	—	250
Capital withdrawals	(1,316)	(1,045)	—	(2,361)
Net income	3,577	1,946	—	5,523

Partners' equity, December 31, 1998	3,389	4,520	—	7,909
Capital contributions	150	—	—	150
Capital withdrawals	(2,143)	—	—	(2,143)
Net income	6,811	2,033	—	8,844

Partners' equity, December 31, 1999	8,207	6,553	—	14,760
Capital contributions	—	—	—	—
Capital withdrawals	(3,018)	(2,276)	—	(5,294)
Comprehensive Income:
Net income	46,565	5,227	—	51,792
Currency translation adjustment	—	—	(2)	(2)

Total comprehensive income	46,565	5,227	(2)	51,790

Partners' equity, December 31, 2000	$51,754	$9,504	$(2)	$61,256

See accompanying notes.

F–6

PEAK6 INVESTMENTS, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	1998	1999	2000
Cash Flows from Operating Activities:
Net income	$5,523	$8,844	$51,792
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14	20	114
Changes in assets and liabilities:
Increase in securities owned	(47,343)	(176,032)	(83,868)
Increase (decrease) in receivable from clearing broker	(64,244)	66,344	(365,706)
(Increase) decrease in interest and dividends receivable	109	(486)	(1,172)
Increase in other assets	(2)	(47)	(580)
Increase in securities sold, not yet purchased	107,865	91,680	401,830
Increase (decrease) in payable to clearing broker	—	10,790	(8,845)
Increase (decrease) in interest and dividends payable	(99)	602	148
Increase in accrued compensation	775	1,142	14,776
Increase (decrease) in accounts payable and other accrued liabilities	(244)	193	1,322

Net cash provided by operating activities	2,354	3,050	9,811
Cash Flows from Investing Activities:
Purchases of furniture, equipment, and leasehold improvements	(41)	(280)	(499)
Sales of furniture, equipment and leasehold improvements	—	—	1
Increase in loans receivable from Partners	(438)	(2,843)	(6,982)
Decrease in loans receivable from Partners	230	2,067	2,954

Net cash used in investing activities	(249)	(1,056)	(4,526)
Cash Flows from Financing Activities:
Partner contributions	—	150	—
Partner withdrawals	(2,361)	(2,143)	(5,294)

Net cash used in financing activities	(2,361)	(1,993)	(5,294)
Effect of exchange rate on changes in cash	—	—	(2)

Net increase (decrease) in cash	(256)	1	(11)
Cash at beginning of year	266	10	11

Cash at end of year	$10	$11	$—

Supplemental Disclosure of Cash Flow Information:
Interest paid	$1,702	$2,412	$10,805

See accompanying notes.

F–7

PEAK6 Investments, L.P.

Notes to Consolidated Financial Statements

1. Organization, Nature of Business, and Basis of Presentation

    PEAK6 Investments, L.P. (a Delaware Limited Partnership) serves as a holding company for its wholly owned subsidiaries, PEAK6 Capital Management LLC (Capital Management) and PEAK6 Europe Limited (Europe). Europe commenced operations in June 2000. The consolidated financial statements include the accounts of PEAK6 Investments, L.P., Capital Management, and Europe (collectively, the Company). The Company operates as a market maker in equity options, providing liquidity to participants in the equity derivatives markets. The Company buys and sells, acting as principal, equity securities and equity derivative financial instruments. The Company clears all transactions through clearing brokers. Capital Management is registered as a broker-dealer under the Securities Exchange Act of 1934 and is a member of the Chicago Board Options Exchange. Europe is regulated by the Securities and Futures Authority and is a member of the London International Financial Futures Exchange. The partnership agreement provides, among other things, that the Company shall dissolve no later than December 31, 2007. PEAK6, LLC (a Delaware Limited Liability company) is the general partner of PEAK6 Investments, L.P.

    The consolidated financial statements are presented in U.S. dollars. All significant intercompany balances have been eliminated in consolidation. Certain prior years amounts were reclassified to conform to the 2000 presentation.

2. Significant Accounting Policies

Use of Estimates

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Securities Owned and Securities Sold, Not Yet Purchased

    Securities transactions are recorded on a trade-date basis. Securities owned and securities sold, not yet purchased are carried at market value based on quoted market prices. The resulting unrealized gains and losses are reflected in net gains and losses on securities transactions in the consolidated statements of income. Securities sold, not yet purchased, represent obligations to deliver specified securities at predetermined prices. The Company is obligated to purchase the securities at a future date at then-prevailing prices that may differ from the market values reflected in the consolidated statements of financial condition.

Receivable from and Payable to Clearing Brokers

    Receivables and payables relating to trades pending settlement are netted in receivable from and payable to clearing brokers in the consolidated statements of financial condition. The Company's principal source of short-term financing is provided by the clearing brokers from whom it can borrow against its inventory positions, subject to collateral maintenance requirements.

F–8

Fair Value of Financial Instruments

    Substantially all of the Company's assets and liabilities are considered financial instruments, and are either already reflected at fair value or are short-term or replaceable on demand. Therefore, their carrying amounts approximate fair values.

Foreign Currency Translation

    Assets and liabilities denominated in non-U.S. currencies are translated to U.S. dollars at end of period exchange rates, and income and loss is translated at average exchange rates during the period. Gains or losses on translation of the financial statements of Europe, where the functional currency is other than the U.S. dollar, are reflected as a separate component of partners' equity. Gains and losses on foreign currency transactions are included in the consolidated statements of income and are not significant.

Furniture, Equipment, and Leasehold Improvements

    Furniture, equipment, and leasehold improvements are recorded at cost. Furniture and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets, generally three to five years. Leasehold improvements are amortized on a straight-line basis over the lesser of the lease term or the estimated useful lives of the assets.

    Qualifying costs of developing or obtaining internal-use software incurred during the application development stage are capitalized and amortized over the useful life of the developed software, generally one to three years. Costs incurred during the planning stage and operating or maintenance stage are expensed as incurred.

Income Taxes

    PEAK6 Investments, L.P. is taxed as a partnership under the provisions of the Internal Revenue Code and, accordingly, is not subject to federal income taxes. Instead, the partners are liable for federal income taxes on the taxable income.

Recently Issued Accounting Pronouncements

    Statement of Financial Accounting Standards (FAS) 133, Accounting for Derivative Instruments and Hedging Activities, as amended by FAS 137, Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133, and FAS 138, Accounting for Derivative Instruments and Certain Hedging Activities, was adopted by the Company on January 1, 1999. FAS 133 (as amended) requires that all derivatives be recognized as assets or liabilities in the statement of financial condition and that such instruments be measured at fair value through adjustments to either current earnings or member's equity or both, depending on the purpose for which the derivative is held. Also, FAS 133 reduces certain previously required quantitative disclosures relating to derivative financial instruments held or issued for trading purposes. The adoption of FAS 133 did not have a significant impact on the Company's consolidated financial statements.

F–9

3. Securities Owned and Securities Sold, Not Yet Purchased

    Securities owned and securities sold, not yet purchased consisted of:

	As of December 31,
	1999	2000
	(In thousands)
Owned:
Equity securities	$138,931	$183,848
Equity options	121,066	160,017

	$259,997	$343,865

Sold, Not Yet Purchased:
Equity securities	$126,261	$368,285
Equity options	107,750	267,556

	$234,011	$635,841

    All securities owned are pledged to the clearing brokers on terms that permit the clearing brokers to sell or re-pledge the securities, subject to certain limitations.

4. Related Party Transactions

    The Company has extended loans to members of the general partner. The loans bear interest at rates that reset every six months. The effective interest rates at December 31, 1999 and 2000 were 5.0% and 6.5%, respectively.

5. Furniture, Equipment and Leasehold Improvements

    Furniture, equipment and leasehold improvements consisted of:

	As of December 31,
	1999	2000
	(In thousands)
Furniture	$82	$180
Computer equipment and software	87	282
Other office equipment	33	59
Leasehold improvements	158	335

	360	856
Less: Accumulated depreciation and amortization	(29)	(141)

	$331	$715

6. Employee Benefit Plan

    The Company sponsors a 401(k) profit-sharing plan (the Plan) covering all eligible employees of the Company. The Company may elect to match employees' contributions and make further discretionary contributions to the Plan, subject to certain limitations as set forth in the Plan

F–10

agreement. The Company's expense under the Plan for the years ended December 31, 1999 and 2000, was approximately $62,000, and $154,000, respectively. The Company did not incur any expense under the Plan for the year ended December 31, 1998.

7. Commitments

    The Company leases office space under noncancelable operating leases that expire on November 30, 2004. These leases contain escalation clauses providing for increased rentals based upon maintenance and tax increases. At December 31, 2000, the minimum annual rental commitments under these leases, exclusive of adjustments for operating expenses and taxes, are as follows:

Amount
Year ending December 31,
2001	$137,495
2002	141,417
2003	145,456
2004	149,612

$573,980

    Rent expense for the years ended December 31, 1998, 1999 and 2000, was approximately $32,000, $35,000, and $251,000, respectively.

    The Company maintains a security deposit in the form of a letter of credit in the amount of $44,076. A U.S. Treasury bill owned by the Company collateralizes the letter of credit.

8. Derivative Financial Instruments

    Derivative contracts are financial instruments whose value is based upon an underlying asset, index, or reference rate or a combination of these factors. The Company enters into transactions in exchange-traded options. Options held provide the Company with the opportunity to deliver or take delivery of specified financial instruments or the cash value of a securities index at a contracted price. Options written (sold) obligate the Company to deliver or take delivery of specified financial instruments or the cash value of a securities index at a contracted price in the event the holder exercises the option. These derivative financial instruments may have market risk in excess of the amounts recorded in the consolidated statements of financial condition.

Market Risk

    Market risk is the potential change in an instrument's value caused by fluctuations in interest rates, equity prices, credit spreads, or other risks. Exposure to market risk is influenced by a number of factors, including the relationships between financial instruments and the volatility and liquidity in the markets in which the financial instruments are traded. In many cases, the use of derivative financial instruments serves to modify or offset market risk associated with other transactions and, accordingly, serves to decrease the Company's overall exposure to market risk.

F–11

The Company utilizes various analytical monitoring techniques to control its exposure to market risk.

Credit Risk

    Credit risk arises from the possible inability of counterparties to meet the terms of their contracts. The Company's exposure to credit risk associated with counterparty nonperformance is limited to the current cost to replace all contracts in which the Company has a gain. For U.S. exchange-traded contracts, The Options Clearing Corporation acts as the counterparty of specific transactions and, therefore, bears the risk of delivery to and from counterparties to specific positions.

Concentration of Credit Risk

    The Company clears all of its trades through two clearing brokers. In the event these clearing brokers do not fulfill their obligations, the Company may be exposed to risk. The Company attempts to minimize this risk by monitoring the creditworthiness of these clearing brokers.

9. Regulatory Requirements

    Capital Management, as a registered broker-dealer with the SEC, is subject to the net capital requirements of Rule 15c3-1 (the Rule) of the Securities and Exchange Act of 1934. The Company is required to maintain net capital equal to the greater of 6 2/3% of aggregate indebtedness or $100,000, as these terms are defined. At December 31, 2000, the Company had net capital of $28,884,321, which was $27,644,691 in excess of its required net capital. At December 31, 2000, its ratio of aggregate indebtedness to net capital was .64 to 1. The Rule may effectively restrict advances to affiliates or capital withdrawals.

    Europe is also subject to certain capital adequacy requirements. As of December 31, 2000, Europe was in compliance with its local capital adequacy requirements.

10. Business Segment and Geographic Information

    The Company considers its present operations to be one reportable segment for purposes of presenting consolidated financial information and for evaluating its performance. The financial statement information presented in the accompanying consolidated financial statements is consistent with the preparation of financial information for the purpose of internal use.

    The Company's net revenues by geographic area are summarized below. Amounts are determined principally by the respective legal jurisdiction of the Company's subsidiaries.

	Years Ended December 31,
	1998	1999	2000
	(In thousands)
United States	$8,146	$14,534	$80,553
Europe	—	—	(172)

Total	$8,146	$14,534	$80,381

F–12

PEAK6 INVESTMENTS, L.P.
UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF INCOME
(In thousands)

	Six Months Ended June 30,
	2000	2001
Revenues:
Net gains and losses on securities transactions	$34,038	$27,829
Interest and dividend income	5,185	9,082
Other income	73	318

Total revenues	39,296	37,229
Interest and dividend expense	5,546	5,510

Net revenues	33,750	31,719
Operating Expenses:
Compensation and benefits	9,844	7,164
Brokerage, clearing and exchange fees	2,141	6,513
Quotations	162	203
Seat rental	137	337
Other	724	795

Total expenses	13,008	15,012

Net income	$20,742	$16,707

Net income allocated to:
General partner	$17,889	$15,723

Limited partners	$2,853	$984

See accompanying notes.

F–13

PEAK6 INVESTMENTS, L.P.
UNAUDITED INTERIM CONSOLIDATED
STATEMENT OF FINANCIAL CONDITION
(In thousands)

As of June 30, 2001
Assets:
Cash	$42
Securities owned	391,155
Receivable from clearing broker	211,972
Interest and dividends receivable	1,513
Loans receivable from Partners	27,647
Furniture, equipment, and leasehold improvements, net	1,317
Other assets	2,233

Total assets	$635,879

Liabilities and Partners' Equity:
Securities sold, not yet purchased	$551,594
Payable to clearing broker	—
Interest and dividends payable	946
Accrued compensation	5,006
Account payable and other accrued liabilities	1,838

Total liabilities	559,384

Partners' equity:
General partner	66,078
Limited partners	10,488
Currency translation adjustment	(71)

Total partners' equity	76,495

Total liabilities and partners' equity	$635,879

See accompanying notes.

F–14

PEAK6 INVESTMENTS, L.P.
UNAUDITED INTERIM CONSOLIDATED
STATEMENT OF CHANGES IN PARTNERS' EQUITY
(In thousands)

	General Partner	Limited Partners	Currency Translation Adjustment	Total
Partners' equity, December 31, 2000	$51,754	$9,504	$(2)	$61,256
Capital withdrawals	(1,399)	—	—	(1,399)
Comprehensive income:
Net income	15,723	984	—	16,707
Currency translation adjustment	—	—	(69)	(69)

Total comprehensive income	15,723	984	(69)	16,638

Partners' equity, June 30, 2001	$66,078	$10,488	$(71)	$76,495

See accompanying notes.

F–15

PEAK6 INVESTMENTS, L.P.
UNAUDITED INTERIM CONSOLIDATED
STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30
	2000	2001
Cash Flows from Operating Activities:
Net income	$20,742	$16,707
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	44	123
Changes in assets and liabilities:
(Increase) decrease in securities owned	22,989	(47,290)
(Increase) decrease in receivable from clearing broker	(78,418)	154,176
(Increase) decrease in interest and dividends receivable	(656)	165
(Increase) decrease in other assets	(2,589)	(1,575)
Increase (decrease) in securities sold, not yet purchased	46,375	(84,247)
Increase (decrease) in payable to clearing broker	(10,285)	(1,945)
Increase (decrease) in interest and dividends payable	399	175
Increase (decrease) in accrued compensation	6,701	(11,688)
Increase (decrease) in accounts payable and other accrued liabilities	788	269

Net cash provided by operating activities	6,090	24,870
Cash Flows from Investing Activities:
Purchases of furniture, equipment, and leasehold improvements	(173)	(725)
Increase in loans receivable from Partners	(3,813)	(23,557)
Decrease in loans receivable from Partners	1,444	922

Net cash used in investing activities	(2,542)	(23,360)
Cash Flows from Financing Activities:
Partner withdrawals	(3,537)	(1,399)

Net cash used in financing activities	(3,537)	(1,399)
Effect of exchange rate on changes in cash	—	(69)

Net increase in cash	11	42
Cash at beginning of period	11	—

Cash at end of period	$22	$42

Supplemental Disclosure of Cash Flow Information:
Interest paid	$4,301	$4,681

See accompanying notes.

F–16

 PEAK6 INVESTMENTS, L.P.

Notes to Unaudited Interim Consolidated Financial Statements

1.   Basis of Presentation

    The unaudited interim consolidated financial statements of PEAK6 Investments, L.P. (a Delaware Limited Partnership) included herein have been prepared in accordance with generally accepted accounting principles for interim financial information and Rule 10-01 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited interim consolidated financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation of financial position, results of operations and cash flows of the Company for the interim periods presented and are not necessarily indicative of a full year's results.

    In preparing the unaudited interim consolidated financial statements, management is required to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates.

    These financial statements should be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 2000.

F–17

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

    The following unaudited pro forma consolidated statements of income and financial condition give effect to the reorganization into a corporation and the offering contemplated hereby and the pro forma adjustments, as described in the "Notes to Unaudited Pro Forma Consolidated Financial Statements."

    The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The unaudited pro forma consolidated financial information and accompanying notes should be read in conjunction with the consolidated financial statements and notes thereto.

    The unaudited pro forma financial information does not purport to represent the results of operations or the financial position of the Company which actually would have occurred had the reorganization and offering been previously consummated or project the results of operations or the financial position of the Company for any future date or period.

F–18

PEAK6 INVESTMENTS, L.P.

UNAUDITED PRO FORMA CONSOLIDATED
STATEMENTS OF INCOME

(In thousands, except per share data)

	Year Ended December 31, 2000
	Historical	Pro Forma Adjustments			Pro Forma PEAK6 Corporation
Revenues:
Net gains and losses on securities transactions	$76,759	$			$76,759
Interest and dividend income	15,717				15,717
Other income	255				255

Total revenues	92,731				92,731
Interest and dividend expense	12,350				12,350

Net revenues	80,381				80,381
Operating Expenses:
Compensation and benefits	19,732		600	(b)	20,332
Brokerage, clearing, and exchange fees	6,484				6,484
Quotations	417				417
Seat rental	402				402
Other	1,554				1,554

Total expenses	28,589		600		29,189

Income before taxes	51,792		600		51,192
Income taxes	—		20,477	(a)	20,477

Net income	$51,792		$21,077		$30,715

Weighted average shares outstanding:
Basic and diluted					16,000,000
Net income per share:
Basic and diluted					1.92

See accompanying notes.

F–19

 PEAK6 INVESTMENTS, L.P.

UNAUDITED PRO FORMA CONSOLIDATED
STATEMENTS OF INCOME

(In thousands, except per share data)

	Six Months Ended June 30, 2001
	Historical	Pro Forma Adjustments			Pro Forma PEAK6 Corporation
Revenues:
Net gains and losses on securities transactions	$27,829	$			$27,829
Interest and dividend income	9,082				9,082
Other income	318				318

Total revenues	37,229				37,229
Interest and dividend expense	5,510				5,510

Net revenues	31,719				31,719
Operating Expenses:
Compensation and benefits	7,164		300	(b)	7,464
Brokerage, clearing, and exchange fees	6,513				6,513
Quotations	203				203
Seat rental	337				337
Other	795				795

Total expenses	15,012		300		15,312

Income before taxes	16,707		300		16,407
Income taxes	—		6,563		6,563

Net income	$16,707		$6,863		$9,844

Weighted average shares outstanding:
Basic and diluted					16,000,000
Net income per share:
Basic and diluted
					0.62

See accompanying notes.

F–20

 PEAK6 INVESTMENTS, L.P.

UNAUDITED PRO FORMA CONSOLIDATED
STATEMENTS OF FINANCIAL CONDITION

(In thousands, except share data)

	As of June 30, 2001
	Historical	Pro Forma Adjustments			Pro Forma PEAK6 Corporation
Assets:
Cash	$42	$			$42
Securities owned	391,155				391,155
Receivable from clearing broker	211,972		(1,134	)(d)	210,838
Interest and dividends receivable	1,513				1,513
Loans receivable from Partners	27,647		(27,647	)(d)	—
Furniture, equipment, and leasehold improvements, net	1,317				1,317
Other assets	2,233				2,233

Total assets	$635,879		$(28,781)		$607,098

Liabilities and Partners' Equity/Stockholders' Equity:
Liabilities:
Securities sold, not yet purchased	$551,594	$			$551,594
Payable to clearing broker	—				—
Interest and dividends payable	946				946
Accrued compensation	5,006				5,006
Accounts payable and other accrued liabilities	1,838				1,838

Total liabilities	559,384				559,384
Partners' equity, including currency translation adjustment $(71)	76,495		(47,785)		—
			(27,647	)(d)
			(1,134	)(d)
Stockholders' equity:
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 16,000,000 shares issued and outstanding			160		160
Additional paid-in capital			47,625		47,625
Retained earnings
Currency translation adjustment			(71)		(71)

Total stockholders' equity			47,714		47,714

Total liabilities and partners'/stockholders' equity	$635,879		$(28,781)		$607,098

See accompanying notes.

F–21

PEAK6 INVESTMENTS, L.P.

NOTES TO UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS

1.  Reorganization and Initial Public Offering

    Prior to the initial public offering (the Offering), PEAK6 Investments, L.P. will reorganize into a newly formed Delaware corporation named PEAK6 Corporation (PEAK6). PEAK6 is a newly formed company, incorporated in March 2001 in the state of Delaware, with no significant assets or liabilities and which has not engaged in any substantial business activities prior to the Offering. PEAK6, prior to the Offering, will have 16,000,000 shares issued and outstanding. PEAK6 intends to sell 4,000,000 shares of common stock as part of the Offering. For pro forma purposes, the common stock offering and, where applicable, the related transactions reflect an assumed initial public offering price of $19.00 per share.

2.  Pro Forma Adjustments

  (a)
  Provision for Income Taxes.  Adjustment to reflect income taxes related to the conversion from a limited partnership to a "C" corporation under Statement on Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, at an effective tax rate of 40%.

  (b)
  Compensation.  Adjusts compensation and benefits to reflect that we will pay to Matthew Hulsizer, Jennifer Makowiec and Michael Rothkopf, each of whom will serve as an executive officer of PEAK6 Corporation, an annual base salary of $200,000. The unaudited pro forma information does not reflect the payment or accrual of incentive compensation to these individuals which, in the opinion of management, would have aggregated $4.5 million in 2000 and $537,000 for the first six months of 2001. Prior to the Offering, the Company operated as a limited partnership and the members of the general partner did not receive an annual base salary or incentive compensation.

  (c)
  IPO Awards.  The stock options to purchase 3,000,000 shares of common stock awarded to employees and directors will be accounted for pursuant to Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, as permitted by paragraph 5 of SFAS No. 123, Accounting for Stock Based Compensation. Because these options will have no intrinsic value as of the date of grant, no compensation expense will be recognized pursuant to APB No. 25. The estimated weighted-average fair value of these options on the date of grant is $9.14 using a Black-Scholes option pricing model. If SFAS No. 123 had been applied, compensation expense of approximately $9.1 million and $4.6 million would have been included in the pro forma consolidated statements of income for the year ended December 31, 2000 and the six months ended June 30, 2001, respectively. If SFAS No. 123 had been applied, pro forma net income per share would have been reduced by $0.34 and $0.18 for the year ended December 31, 2000 and the six months ended

  June 30, 2001, respectively. The fair value of each option grant is estimated on the assumed date of grant using the following assumptions:

Risk-free interest rate	4.0%
Expected volatility	50.0%
Dividend yield	0.0%
Weighted-average expected life	5 years

F–22

  (d)
  Partner Distributions.  Members of the general partner have periodically received loans and distributions from PEAK6 Investments, L.P. for the payment of income taxes resulting from earnings as a limited partnership and for living expenses. Adjustments reflect distributions PEAK6 Investments, L.P. anticipates making to the members of the general partner, prior to the consummation of the Offering, intended to enable them to repay these loans and to make estimated federal and state income tax payments resulting from earnings as a limited partnership in 2000 and the first six months of 2001. As a result, there will be no loans outstanding to members of the general partner after the completion of the Offering. PEAK6 Investments, L.P. expects to make additional distributions to these individuals prior to the consummation of the Offering to enable them to pay estimated federal and state income tax payments resulting from earnings as a limited partnership in the third and fourth quarters of 2001 up to the date of the reorganization.

  (e)
  Pro Forma Common Shares.  Basic and diluted common shares outstanding of 16,000,000 shares prior to the Offering.

F–23

4,000,000 Shares

Common Stock

JPMORGAN
ROBERTSON STEPHENS
RAYMOND JAMES

       , 2001

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only on the date of this prospectus regardless of the time of delivery of this prospectus or of any sale of our common stock.

    No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

    Until             , 2001, all dealers that buy, sell or trade in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

    Set forth below is an estimate (except as indicated) of the amount of fees and expenses (other than underwriting commissions and discounts) payable by the registrant in connection with the issuance and distribution of the common stock pursuant to the prospectus contained in this registration statement. The registrant will pay all of these expenses.

Amount
SEC registration fee (actual)	$23,000
NASD filing fee (actual)	9,700
New York Stock Exchange listing fee	150,000
Accountants' fees and expenses	225,000
Legal fees and expenses	550,000
Printing and engraving expenses	175,000
Transfer agent fees	7,500
Miscellaneous expenses	59,800

Total	$1,200,000

Item 14.  Indemnification of Directors and Officers.

    The registrant's certificate of incorporation provides that the registrant shall indemnify its directors to the full extent permitted by the Delaware General Corporation Law and may indemnify its officers and employees to such extent, except that the registrant shall not be obligated to indemnify any such person (1) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (2) for any amounts paid in settlement of an action indemnified against by the registrant without the prior written consent of the registrant. The registrant has entered into indemnity agreements with each of its directors and executive officers. These agreements may require the registrant, among other things, to indemnify such directors or executive officers against certain liabilities that may arise by reason of their status or service as directors or executive officers, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' liability insurance if available on reasonable terms. The registrant has obtained directors' and officers' liability insurance.

    In addition, the registrant's certificate of incorporation provides that a director of the registrant shall not be personally liable to the registrant or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (4) for any transaction from which the director derives an improper personal benefit.

    Reference is made to Section 145 of the Delaware General Corporation Law which provides for indemnification of directors and officers in certain circumstances.

    Under the terms of the underwriting agreement, the underwriters have agreed to indemnify, under certain conditions, the registrant, its directors, certain of its officers and persons who control the registrant within the meaning of the Securities Act of 1933.

II–1

Item 15.  Recent Sales of Unregistered Securities.

    We were formed in 1997 as PEAK6 Investments, L.P., a Delaware limited partnership, with PEAK6 LLC as our general partner and a number of limited partners.

    In July 1999, PEAK6 LLC, our general partner, issued to Michael Rothkopf for $150,000 membership interests representing approximately 3% of the total membership interests on that date, which percentage has fluctuated over time.

    Immediately prior to consumation of this offering, we will reorganize into a Delaware corporation called PEAK6 Corporation. In connection with this reorganization, we will issue an aggregate of 14,816,290 shares of common stock to the members of our general partner in exchange for all the outstanding membership interests in PEAK6 LLC, which represent, in the aggregate, the right to receive 60% of the profits and losses of PEAK6 Investments. These shares of common stock represent approximately 74.1% of the shares to be outstanding following this offering. The members of our general partner are Matthew Hulsizer, the Hulsizer Annuity Trust U/A/D 4/25/01, Jennifer Makowiec, the Makowiec Annuity Trust U/A/D 4/25/01, Michael Rothkopf and the Rothkopf Annuity Trust U/A/D 5/2/01. In addition, we will issue an aggregate of 1,183,710 shares of common stock to our limited partners in exchange for all the outstanding limited partnership interests in PEAK6 Investments, which represent, in the aggregate, the right to receive 40% of the profits and losses of PEAK6 Investments. These shares of common stock represent approximately 5.9% of the shares to be outstanding following this offering. Our limited partners are Donald Caldwell, Michael Curussilo, Charlestown Investments, Ltd., Mark DeNino, Robert Keith, Trust of Ira M. Lubert and Karen L. Lubert for the benefit of Johnathan Lubert, Trust of Ira M. Lubert and Karen L. Lubert for the benefit of Kristine Lubert, O'Connor & Company, Gordon Rausser, Arthur Spector, Clay Struve and Robert Verrati. After all the interests in PEAK6 LLC and PEAK6 Investments have been exchanged for shares of our common stock, PEAK6 LLC will be dissolved and PEAK6 Investments will be merged into PEAK6 Corporation.

    No underwriters were involved, or will be involved, in any of the transactions described above. All of the securities issued, or to be issued, in the transactions described above were issued, or will be issued, by us in reliance upon the exemption from registration available under Section 4(2) of the Securities Act of 1933, including Regulation D promulgated thereunder, in that the transactions involved, or will involve, the issuance and sale of securities to financially sophisticated entities or individuals who represented, or will represent, that (1) they were "accredited investors" as defined in Regulation D, (2) they were aware of our activities and business and financial condition, (3) they understood the ramifications of their actions, (4) they took the securities for investment purposes and (5) they were acquiring the securities for their own accounts and not for distribution. All certificates representing shares of common stock issued in connection with our reorganization will have a legend imprinted on them stating that the shares have not been registered under the Securities Act and cannot be transferred until properly registered or an exemption from registration is available.

II–2

Item 16.  Exhibits and Financial Statement Schedules.

(a)  Exhibits

1*	Form of Underwriting Agreement
2.1*	Form of Exchange Agreement between the Registrant and the limited partners of PEAK6 Investments, L.P.
2.2*	Form of Exchange Agreement between the Registrant and the members of PEAK6 LLC
2.3*	Form of Agreement and Plan of Merger between the Registrant and PEAK6 Investments, L.P.
3.1*	Form of Amended and Restated Certificate of Incorporation of the Registrant
3.2*	Form of Amended and Restated By-laws of the Registrant
4*	Specimen stock certificate representing Registrant's common stock
5*	Opinion of Katten Muchin Zavis as to the legality of the securities being registered (including consent)
10.1*	Registrant's 2001 Omnibus Equity Compensation Plan
10.2*	Form of Option Agreement under Registrant's 2001 Omnibus Equity Compensation Plan
10.3*	Form of Indemnification Agreement
10.4**	Broker-Dealer/Market Maker Agreement dated September 14, 1999 between First Options of Chicago, Inc. and PEAK6 Capital Management LLC, including related Software License Agreement
10.5**	Clearing Agreement dated June 5, 2000 between SLK Global Markets Limited and PEAK6 Europe Limited
10.6*	Office Lease Agreement dated September 29, 1999 between LaSalle Bank National Association and PEAK6 Capital Management LLC, as amended on April 21, 2000 and March 6, 2001
10.7*	Employment Agreement dated , 2001 between the Registrant and Steven Jones
16*	Letter from Altschuler, Melvoin and Glasser LLP
21	Subsidiaries of Registrant
23.1	Consent of Ernst & Young LLP
23.2	Consent of Altschuler, Melvoin and Glasser LLP
23.3*	Consent of Katten Muchin Zavis (contained in its opinion to be filed as Exhibit 5 hereto)
24**	Power of Attorney (see signature page of initial filing)

*
To be filed by amendment

**
Previously filed

(b)  Financial Statement Schedule

None

II–3

Item 17.  Undertakings.

    (1)  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (2)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions referenced in Item 14 of this Registration Statement, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (3)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, (i) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II–4

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, and State of Illinois on the 3rd day of October, 2001.

PEAK6 CORPORATION
By:	/s/ JENNIFER MAKOWIEC Jennifer Makowiec Co-Chairman of the Board of Directors, Co-Chief Executive Officer and President

    Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on October 3, 2001.

Signature	Title

/s/ MATTHEW HULSIZER Matthew Hulsizer	Co-Chairman of the Board of Directors and Co-Chief Executive Officer
/s/ JENNIFER MAKOWIEC Jennifer Makowiec	Co-Chairman of the Board of Directors, Co-Chief Executive Officer and President (Principal Executive Officer)
/s/ STEVEN JONES Steven Jones	Chief Financial Officer (Principal Financial Officer and Accounting Officer)
* Thomas Carter	Director
* William Floersch	Director
* Clay Struve	Director
*By:	/s/ JENNIFER MAKOWIEC
Jennifer Makowiec As Attorney-in-fact

II–5

EXHIBIT INDEX

Exhibit Number	Description
21	Subsidiaries of Registrant
23.1	Consent of Ernst & Young LLP
23.2	Consent of Altschuler, Melvoin and Glasser LLP

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
PEAK6 Corporation
THE OFFERING
Summary Consolidated Financial and Other Data
RISK FACTORS
Risks Related to Our Business
Risks Related to Our Industry
Risks Related to this Offering and Our Common Stock
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
OUR REORGANIZATION
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
PEAK6 Market Share of U.S. Exchange-listed Equity Options(1)
PEAK6 Market Share of U.S. Exchange-listed Equity Options
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT AUDITORS
REPORT OF INDEPENDENT AUDITORS
PEAK6 INVESTMENTS, L.P. UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
PEAK6 INVESTMENTS, L.P. UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
PEAK6 INVESTMENTS, L.P. UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ EQUITY
PEAK6 INVESTMENTS, L.P. UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF CASH FLOWS
PEAK6 Investments, L.P. Notes to Consolidated Financial Statements
PEAK6 INVESTMENTS, L.P. Notes to Unaudited Interim Consolidated Financial Statements
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
PEAK6 INVESTMENTS, L.P. UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data)
PEAK6 INVESTMENTS, L.P. UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data)
PEAK6 INVESTMENTS, L.P. UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (In thousands, except share data)
PEAK6 INVESTMENTS, L.P. NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX